    As filed with the Securities and Exchange Commission on August 10, 1998


                                                      Registration No. 333-59729

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 1


                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        CAROLINA FIRST BANCSHARES, INC.
             (Exact Name of Registrant as Specified in its Charter)


        NORTH CAROLINA                        6022                          56-1655882
(State or Other Jurisdiction of   (Primary Standard Industrial    (I.R.S. Employer Identification
Incorporation or Organization)     Classification Code Number)                 No.)


                              402 EAST MAIN STREET
                        LINCOLNTON, NORTH CAROLINA 28092
                                 (704) 732-2222
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               JAMES E. BURT, III
                        CAROLINA FIRST BANCSHARES, INC.
                              402 EAST MAIN STREET
                        LINCOLNTON, NORTH CAROLINA 28092
                                 (704) 732-2222
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:

               RALPH F. MACDONALD, III                                 EDWARD C. WINSLOW III
                  ALSTON & BIRD LLP                    BROOKS, PIERCE, MCLENDON, HUMPHREY & LEONARD, L.L.P.
                 ONE ATLANTIC CENTER                                   POST OFFICE BOX 26000
             1201 WEST PEACHTREE STREET                                230 NORTH ELM STREET
             ATLANTA, GEORGIA 30309-3424                         GREENSBORO, NORTH CAROLINA 27420
                   (404) 881-7000                                         (336) 373-8850

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]


     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE TIME UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), SHALL DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         COMMUNITY BANK & TRUST COMPANY


                             112 NORTH MAIN STREET


                      RUTHERFORDTON, NORTH CAROLINA 28139



                                                                 August 14, 1998


TO THE SHAREHOLDERS OF
  COMMUNITY BANK & TRUST COMPANY:


     You are cordially invited to attend a Special Meeting of the Shareholders (together with any adjournments or postponements, the "Special Meeting") of Community Bank & Trust Company ("CB&T") to be held at CB&T's offices at 2 South Main Street, Marion, North Carolina, on September 15, 1998, at 10:00 A.M., local time, notice of which is enclosed.



     At the Special Meeting, you will be asked to consider and vote to approve an Agreement and Plan of Merger, dated as of June 4, 1998, (the "Merger Agreement") by and between Carolina First BancShares, Inc., a North Carolina corporation ("Carolina First") and CB&T, pursuant to which Carolina First Interim Bank, a North Carolina interim bank being formed by Carolina First, will merge (the "Merger") with and into CB&T with the effect that CB&T will become a wholly owned subsidiary of Carolina First. At the effective date and time (the "Effective Time") of the Merger, each share of CB&T Common Stock issued and outstanding (except for certain shares held by CB&T or Carolina First, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by CB&T shareholders, if any, who perfect their dissenters' rights) will be exchanged for shares of Carolina First Common Stock. In addition, Carolina First will assume all CB&T Options outstanding at the Effective Time. The number of shares of Carolina First Common Stock to be issued and reserved for issuance in the Merger will be determined by dividing 1,021,202 shares of Carolina First Common Stock by the sum of (i) all issued and outstanding shares of CB&T Common Stock immediately prior to the Effective Time plus (ii) the aggregate number of shares of CB&T Common Stock issuable upon the exercise of all outstanding CB&T Options (the "Option Shares") as of the Effective Time (in no event to exceed 61,429 shares of CB&T Common Stock) (the "Preliminary Exchange Ratio"). The Preliminary Exchange Ratio will be used to determine the number of shares of Carolina First Common Stock to be reserved for issuance upon exercise of the CB&T Options assumed by Carolina First at the Effective Time pursuant to the Merger Agreement. The "Final Exchange Ratio" will be determined by dividing the difference between 1,021,202 less the number of shares of Carolina First Common Stock to be reserved in respect of the Option Shares, by the total number of shares of CB&T Common Stock issued and outstanding at the Effective Time. Assuming that 1,387,578, the aggregate number of shares of CB&T Common Stock outstanding and subject to CB&T Options as of the CB&T Record Date is used in the Preliminary and Final Exchange Ratio determinations, then each share of CB&T Common Stock outstanding at the Effective Time of the Merger would be exchanged for approximately 0.74 shares of Carolina First Common Stock, with cash being paid in lieu of fractional shares. In addition, Carolina First will assume all CB&T Options outstanding at the Effective Time.


     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.


     Your Board of Directors has unanimously approved the Merger Agreement and recommends that you approve it. Your Board believes that, among other benefits, the Merger will result in a company with greater financial strength and increased opportunity and flexibility for profitable expansion and diversification. Carolina First's Common Stock also has greater liquidity and has paid a regular dividend. Consummation of the Merger is subject to certain conditions, including approval of the Merger by various regulatory agencies. One condition is that the Merger be accounted for as a pooling-of-interests. Such accounting treatment requires formal rescission of all previously authorized CB&T stock repurchase programs (the "Rescission"). Your Board of Directors unanimously recommends that you approve the Rescission.


     It is important to understand that approval of the Merger Agreement will require the affirmative vote of two-thirds of the issued and outstanding shares of CB&T Common Stock. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ENCLOSED PROXY

CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY HAVE RETURNED YOUR PROXY CARD. A FAILURE TO VOTE EITHER BY PROXY, OR IN PERSON, HAS THE EFFECT OF A VOTE AGAINST THE MERGER AND THE RESCISSION. The proposed Merger is a significant step for CB&T and your vote on this matter is of great importance.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREIN, AND THE RESCISSION AND TERMINATION OF ALL PREVIOUSLY AUTHORIZED CB&T STOCK REPURCHASE PROGRAMS BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEMS ONE AND TWO.


     We look forward to seeing you at the Special Meeting.

                                         Sincerely,

                                          Ronnie D. Blanton

                                          Ronnie D. Blanton
                                          President and Chief Executive Officer

                         COMMUNITY BANK & TRUST COMPANY
                             112 North Main Street
                      Rutherfordton, North Carolina 28139

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON SEPTEMBER 15, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (together with any adjournments or postponements, the "Special Meeting") of Community Bank & Trust Company ("CB&T") will be held at CB&T's offices at 2 South Main Street, Marion, North Carolina, on September 15, 1998, at 10:00 A.M., local time, for the following purposes:



     1. MERGER AGREEMENT. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of June 4, 1998 (the "Merger Agreement"), by and between Carolina First BancShares, Inc., a North Carolina corporation ("Carolina First"), and CB&T pursuant to which, among other matters, Carolina First Interim Bank, a North Carolina interim bank subsidiary being formed by Carolina First as a wholly owned subsidiary of Carolina First, will merge (the "Merger") with and into CB&T with the effect that CB&T will become wholly owned by Carolina First. Each share of CB&T Common Stock issued and outstanding at the effective time of the Merger will be converted into the right to receive shares of Carolina First Common Stock, all as more fully described in the accompanying Proxy Statement/Prospectus. Carolina First will also assume the obligations of CB&T under various stock plans and programs and adopt substitute plans where appropriate. A copy of the Merger Agreement is set forth as Appendix I to the accompanying Proxy Statement/Prospectus.



     2. STOCK REPURCHASE PROGRAMS. To consider and vote upon a proposal to rescind and terminate all previously authorized CB&T stock repurchase programs (the "Rescission").


     3. OTHER BUSINESS. To transact such other business, if any, as may come properly before the Special Meeting.


     Only shareholders of record at the close of business on August 5, 1998, will be entitled to receive notice of and to vote at the Special Meeting. Approval of the Merger Agreement and the transactions contemplated therein and the Rescission requires the affirmative vote of two-thirds of the issued and outstanding shares of CB&T Common Stock.


     THE BOARD OF DIRECTORS OF CB&T UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE RESCISSION.

                                         BY ORDER OF THE BOARD OF DIRECTORS

                                         /s/ Eric L. Ross
                                             Eric L. Ross
                                             Corporate Secretary

Rutherfordton, North Carolina

August 14, 1998

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE,
   AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                      REPRESENTED AT THE SPECIAL MEETING.

                             ---------------------

     EACH SHAREHOLDER HAS THE RIGHT TO DISSENT FROM THE MERGER AGREEMENT AND DEMAND PAYMENT OF THE FAIR VALUE OF HIS SHARES IF THE MERGER IS CONSUMMATED. THE RIGHT OF ANY SHAREHOLDER TO RECEIVE SUCH PAYMENT IS CONTINGENT UPON STRICT COMPLIANCE WITH THE REQUIREMENTS OF ARTICLE 13 OF CHAPTER 55 OF THE NORTH CAROLINA BUSINESS CORPORATION ACT. THE FULL TEXT OF ARTICLE 13 OF CHAPTER 55 SETTING FORTH THE RIGHT TO DISSENT IS SET FORTH IN APPENDIX IV TO THE PROXY STATEMENT/PROSPECTUS. A SUMMARY OF THE REQUIREMENTS OF ARTICLE 13 OF CHAPTER 55, WHICH IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS, IS INCLUDED IN "DESCRIPTION OF THE MERGER -- DISSENTERS' RIGHTS" IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

PROSPECTUS                                     PROXY STATEMENT
CAROLINA FIRST BANCSHARES, INC.                COMMUNITY BANK & TRUST COMPANY
COMMON STOCK, $2.50 PAR VALUE                  SPECIAL MEETING OF SHAREHOLDERS
                                               TO BE HELD ON SEPTEMBER 15, 1998


                             ---------------------


     This Prospectus of Carolina First BancShares, Inc. ("Carolina First"), a North Carolina corporation and bank holding company, relates to up to 1,021,202 shares of Carolina First's $2.50 par value common stock ("Carolina First Common Stock"), which are issuable or reserved for issuance in connection with the proposed merger (the "Merger") of Carolina First Interim Bank ("Interim Bank"), a North Carolina banking subsidiary being formed by Carolina First, with and into Community Bank & Trust Company ("CB&T"), pursuant to the terms of the Agreement and Plan of Merger, dated as of June 4, 1998 (the "Merger Agreement"), between Carolina First and CB&T.


     At the Merger's effective time (the "Effective Time"), except as described herein, each issued and outstanding share of the $2.50 par value common stock of CB&T ("CB&T Common Stock") will be converted into and exchanged for that number of shares of Carolina First Common Stock determined in accordance with the terms described herein.


     This Prospectus also serves as a Proxy Statement of CB&T, and is being furnished to the shareholders of CB&T in connection with the solicitation of proxies by CB&T's Board of Directors for use at its special meeting of shareholders to be held on September 15, 1998 (including any adjournment or postponement thereof, the "Special Meeting"), to consider and vote upon the Merger Agreement and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being mailed to shareholders of CB&T on or about August 14, 1998.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL
       DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
                                INSTRUMENTALITY.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS AUGUST 14, 1998.

                             AVAILABLE INFORMATION


     Carolina First is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Room at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The public may obtain information regarding the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site at http://www.sec.gov. that contains reports, proxy statements and other information regarding registrants such as Carolina First that file electronically with the SEC.


     CB&T is subject to the reporting requirements of the Exchange Act, and is required to file reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). Such reports, proxy statements and other information can be inspected at the offices of the FDIC at 550 17th Street, N.W., Washington D.C. 20429.

     This Proxy Statement/Prospectus constitutes part of the Registration Statement filed on Form S-4 of Carolina First (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Carolina First and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

     Certain financial and other information relating to Carolina First is contained in the documents indicated below under "Documents Incorporated by Reference."

     All information contained or incorporated by reference herein with respect to Carolina First was supplied by Carolina First, which is solely responsible therefor, and all information contained herein with respect to CB&T was supplied by CB&T, which is solely responsible therefor.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE OF THE SECURITIES BEING OFFERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CAROLINA FIRST OR CB&T OR THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF CAROLINA FIRST AND CB&T, AND OF CAROLINA FIRST FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE POTENTIAL COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE PRESENTLY ESTIMATED TO BE REALIZED FROM THE MERGER, THE EXPECTED EFFECTS OF THE MERGER ON CAROLINA FIRST'S FINANCIAL PERFORMANCE, AS WELL AS INFORMATION DEVELOPED INDEPENDENTLY BY CB&T'S FINANCIAL ADVISOR, AS TO WHICH CAROLINA FIRST AND CB&T MAKE NO REPRESENTATION OR WARRANTY.

THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (i) EXPECTED COST SAVINGS FROM THE MERGER AND OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (ii) DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER IS GREATER THAN EXPECTED; (iii) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (iv) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CAROLINA FIRST AND CB&T ARE GREATER THAN EXPECTED; (v) CHANGES IN BUSINESS CONDITIONS, INFLATION AND/OR INTEREST RATES REDUCE MARGINS; (vi) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, BECOME LESS FAVORABLE, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (vii) CHANGES IN THE REGULATORY ENVIRONMENT; (viii) CHANGES IN THE SECURITIES MARKETS; AND (ix) DISRUPTIONS OF THE OPERATION OF CAROLINA FIRST, CB&T, OR ANY OF THEIR SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING ESTIMATES INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF CAROLINA FIRST OR CB&T, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF CAROLINA FIRST ARE INCLUDED IN ITS SEC FILINGS INCORPORATED BY REFERENCE HEREIN.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed with the SEC by Carolina First pursuant to Sections 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus:

          (a) Carolina First's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (b) Carolina First's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998;


          (c) Carolina First's Proxy Statement dated March 26, 1998, except for Annex A thereto; and


          (d) Carolina First's Current Reports on Form 8-K filed on April 15, 1998, June 19, 1998 and on Form 8-K/A filed on July 14, 1998.

     All documents subsequently filed by Carolina First pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Special Meeting are deemed to be incorporated by reference in this Proxy Statement/Prospectus and are deemed to be a part hereof from the date of filing of such documents.

     Any statement contained herein, in any supplement hereto, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein, in any supplement hereto, or in any other subsequently filed document which also is incorporated herein or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON REQUEST FROM JAN H. HOLLAR, SECRETARY, CAROLINA FIRST BANCSHARES, INC., 402 EAST MAIN STREET, LINCOLNTON, NORTH CAROLINA 28092 (TELEPHONE (704) 732-2222). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 8, 1998.

                               TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Summary.....................................................       1
  The Parties...............................................       1
  Special Meeting of Shareholders; Record Date; Vote
     Required...............................................       2
  The Merger................................................       3
  Comparative Per Share Data................................       8
  Selected Financial Data...................................      10
  Selected Condensed Consolidated Pro Forma Financial
     Data...................................................      13
Special Meeting of CB&T Shareholders........................      14
  Date, Place, Time, and Purpose............................      14
  Record Date, Voting Rights, Required Votes, and
     Revocability of Proxies................................      14
Description of the Merger...................................      16
  General...................................................      16
  Effect of the Merger on CB&T Options......................      16
  Background of and Reasons for the Merger..................      17
     Background of the Merger...............................      17
     Expression of Interest by Carolina First...............      17
     Decision to Explore Market for Acquisitions............      17
     Solicitation of Proposals..............................      18
     Decision to Negotiate Exclusively with Carolina
      First.................................................      18
     Due Diligence and Definitive Agreement.................      19
     CB&T's Reasons for the Merger and Recommendation of
      Directors.............................................      19
  Opinion of CB&T's Financial Advisor.......................      20
     General................................................      20
     Comparative Analysis of Financial Condition -- Peer
      Group Analysis........................................      21
     Market Comparable Analysis.............................      23
     Discounted Future Earnings and Cash Flow...............      23
     Comparable Acquisition Analysis........................      24
  Opinion of Carolina First's Financial Advisor.............      24
     General................................................      24
     Valuation Methodologies................................      25
     Comparable Transaction Analysis........................      25
     Discounted Cash Flow Analysis..........................      26
     Compensation of Robinson-Humphrey......................      27
  Effective Time of the Merger..............................      27
  Distribution of Carolina First Stock Certificates.........      27
  Conditions to Consummation of the Merger..................      28
  Regulatory Approvals......................................      29
  Waiver, Amendment, and Termination........................      29
  Dissenters' Rights........................................      30
  Conduct of Business Pending the Merger....................      32
  Management and Operations After the Merger; Interests of
     Certain Persons in the Merger..........................      34
     Indemnification and Advancement of Expenses............      34
     Employment Agreement...................................      34
     Consulting, Severance and Shareholder's Agreements.....      35
     Officer Stock Options..................................      36
     Other Matters Relating to CB&T Employee Benefit
      Plans.................................................      37
  Federal Income Tax Consequences of the Merger.............      36
  Accounting Treatment......................................      38
  Expenses and Fees.........................................      38

                                                               PAGE
                                                               ----
  Resales of Carolina First Common Stock....................      39
Certain Differences in the Rights of Shareholders...........      40
  Authorized Capital Stock..................................      40
  Amendments to Articles and Bylaws.........................      41
  Shareholder Proposals.....................................      41
  Board of Directors and Absence of Cumulative Voting.......      41
  Special Meetings of Shareholders..........................      42
  Shareholder Action Without a Meeting......................      42
  Mergers, Consolidations, and Sales of Assets..............      42
  Exculpation of Directors..................................      43
Comparative Market Prices and Dividends.....................      44
Business of CB&T............................................      47
  General...................................................      47
  Competition...............................................      47
  Properties................................................      48
  Legal Proceedings.........................................      48
  Management................................................      48
  Director Compensation.....................................      49
  Executive Officers........................................      49
  Management Compensation...................................      49
  Employment Agreements.....................................      49
  Stock Option Plan.........................................      50
  Indebtedness of and Transactions with Management..........      51
  Beneficial Ownership of CB&T Common Stock.................      51
CB&T Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................      53
     Quarters Ended March 31, 1998 and 1997.................      53
     Years Ended December 31, 1997, 1996 and 1995...........      57
Business of Carolina First..................................      64
  General...................................................      64
Pro Forma Financial Information.............................      65
Supervision and Regulation..................................      70
  Bank Holding Company Regulation...........................      70
  Bank Regulation...........................................      71
  Community Reinvestment Act................................      72
  Payment of Dividends......................................      73
  Capital...................................................      74
  FDICIA....................................................      75
  FDIC Insurance Assessments................................      76
  Community Development Act.................................      76
  Fiscal and Monetary Policy................................      77
  Enforcement Policies and Actions..........................      77
  Depositor Preference......................................      77
  Legislative and Regulatory Changes........................      77
Other Information...........................................      78
  Proxy Solicitation Costs..................................      78
Experts.....................................................      78
Legal Matters...............................................      78
Other Matters...............................................      78
Index to CB&T Financial Statements..........................     F-1

                                                               PAGE
                                                               ----
Appendices:
  Appendix I   -- Agreement and Plan of Merger, dated as of
                   June 4, 1998, by and between
                       Carolina First BancShares, Inc. and
                   Community Bank & Trust Company...........     I-1
  Appendix II  -- Opinion of Smith Capital, Inc.............    II-1
  Appendix III -- Opinion of The Robinson-Humphrey Company,
     LLC....................................................   III-1
  Appendix IV  -- Sections of North Carolina Business
                   Corporation Act Relating to Dissenters'
                   Appraisal Rights.........................    IV-1

                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement/Prospectus and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Proxy Statement/Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the term "Carolina First" refers to that entity, and, where the context requires, to that entity and its subsidiaries.

THE PARTIES

  CB&T

     CB&T is a North Carolina state bank that commenced operations in 1987. It is headquartered in Rutherfordton, North Carolina and has seven branch offices in the Counties of Avery, Buncombe, Jackson, Marion, McDowell and Transylvania, North Carolina. As of March 31, 1998, CB&T had total assets of approximately $101 million, total deposits of approximately $89 million, and total shareholders' equity of approximately $10 million. CB&T offers a wide variety of deposit accounts, and commercial, consumer and mortgage lending. CB&T operates banking offices in the cities of Banner Elk, Black Mountain, Brevard, Forest City, Marion, Rutherfordton and Sylva. CB&T's principal executive offices are located at 2 South Main Street, Marion, North Carolina 28752, and its telephone number at such address is (828) 652-1112. See "Business of CB&T."


     On April 21, 1998, CB&T declared its third annual cash dividend, payable on May 15, 1998 to shareholders of record on May 1, 1998. This total per share dividend equaled the per share dividend paid in 1997.



     On July 27, 1998, CB&T announced its operating results for the quarter ended June 30, 1998. Net income for the quarter was $154,310 or $.11 per diluted share of CB&T Common Stock, a decrease of 9.95% from the net income of $171,361 or $.12 per diluted share for the same period in 1997. The decrease in earnings was attributable to an increase in compensation and depreciation expense which more than offset increases in net interest income and noninterest income.



     Net income for the six months ended June 30, 1998 was $254,878 or $.19 per diluted share compared to net income of $245,705 or $.18 per diluted share for the same period in 1997. The slight growth in earnings was attributable to a combination of an increase in net interest income which more than offset a slight decrease in noninterest income and an increase in noninterest expense.



     At June 30, 1998, CB&T had assets of $103.3 million, an 8.85% increase over June 30, 1997. Deposits increased 8.60% to $89.5 million and net loans increased 2.35% to $56.6 million, reflecting the continued growth in the economies of the markets served by CB&T.



     Nonperforming assets at June 30, 1998 were $311,000 or .30% of total assets compared to .07% at June 30, 1997. Nonperforming assets increased from March 31, 1998 due to CB&T's foreclosure of a single family residence ($136,000) while CB&T charged off $50,000 for a nonaccrual loan. Both transactions relate to the same borrower. The allowance for loan losses was 1.32% of outstanding loans at June 30, 1998, compared to 1.48% at June 30, 1997.


  Carolina First

     Carolina First is a bank holding company headquartered in Lincolnton, North Carolina, with 22 banking offices in North Carolina. As of March 31, 1998, Carolina First had total consolidated assets of approximately $547 million, total consolidated deposits of approximately $486 million, and total consolidated shareholders' equity of approximately $48 million. Through its banking subsidiaries, Lincoln Bank of North Carolina ("Lincoln Bank") and Cabarrus Bank of North Carolina ("Cabarrus Bank," and together with Lincoln Bank, the "Banks"), and other indirect subsidiaries, Carolina First offers a full array of deposit accounts and retail and commercial banking services, and engages in insurance agency activities and mortgage lending. Carolina First's primary service area is the greater Charlotte, North Carolina area, including Cabarrus County, southeastern Catawba County, Iredell County, Lincoln County, Mecklenburg County and parts of Rutherford County, all of which are situated in the Piedmont area of North Carolina. The Banks operate banking offices in the cities of Charlotte, Concord, Cornelius, Denver, Huntersville, Kannapolis, Lake Lure, Lincolnton, Mathews, Mooresville, Mount Pleasant, Troutman and Weddington.


     Carolina First was organized under the laws of the state of North Carolina and commenced operations in 1989 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Carolina First's principal executive offices are located at 402 East Main Street, Lincolnton, North Carolina 28092, and its telephone number at such address is (704) 732-2222. Additional information with respect to Carolina First is included herein and in documents incorporated by reference herein. See "Available Information," "Documents Incorporated by Reference," and "Business of Carolina First."



     On July 24, 1998, Carolina First announced its results for the quarter ended June 30, 1998. Consolidated net income for the quarter was $1,888,970 or $.42 diluted earnings per share ($.43 basic earnings per share) of Carolina First Common Stock, an increase of 26% over the earnings for the same period in 1997 of $1,499,216 or $.36 diluted and basic earnings per share. The growth in earnings was attributed to growth in noninterest income and continued strength in net interest income produced by increased earning assets.



     Consolidated net income for the six months ended June 30, 1998 was $3,623,806 or $.80 diluted earnings per share ($.83 basic earnings per share), compared to consolidated net income of $2,936,629 or $.71 diluted and basic earnings per share for the same period in 1997.



     At June 30, 1998, Carolina First had consolidated assets of $567.8 million, a 15.7% increase over June 30, 1997. Deposits increased 13.8% to $505.8 million and gross loans increased 11.9% to $363.3 million, reflecting the continued strong growth in the economy.



     Non-performing assets remained low at 0.19% of total assets compared to 0.39% at June 30, 1997. The allowance for loan losses was 1.48% of outstanding loans at June 30, 1998, compared to 1.50% for the same period in 1997.


SPECIAL MEETING OF SHAREHOLDERS; RECORD DATE; VOTE REQUIRED


     This Proxy Statement/Prospectus is being furnished to the holders of CB&T Common Stock in connection with the solicitation by the CB&T Board of Directors (the "CB&T Board") of proxies for use at the Special Meeting at which CB&T shareholders will be asked to vote upon (i) a proposal to approve the Merger Agreement and the transactions contemplated therein, and (ii) a proposal to rescind and terminate all previously authorized CB&T stock repurchase programs (the "Rescission"). The Special Meeting will be held at CB&T's offices at 2 South Main Street, Marion, North Carolina, on September 15, 1998, at 10:00 A.M. local time. See "Special Meeting of CB&T Shareholders -- Date, Place, Time, and Purpose."



     CB&T's Board has fixed the close of business on August 5, 1998, as the record date (the "CB&T Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only CB&T shareholders of record on the CB&T Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of CB&T Common Stock is entitled to one vote. Shareholders who execute proxies retain the right to revoke them at any time prior to them being voted at the Special Meeting. On the CB&T Record Date, there were 1,345,080 shares of CB&T Common Stock issued and outstanding, which were held of record by approximately 1,584 persons. See "Special Meeting of CB&T Shareholders -- Record Date, Voting Rights, Required Votes, and Revocability of Proxies."



     Approval of the Merger Agreement and the transactions contemplated therein requires the affirmative vote by holders of at least two-thirds (896,721 shares) of the shares of CB&T Common Stock entitled to vote at the Special Meeting. Approval of the Rescission also requires the affirmative vote by holders of at least two-thirds (896,721 shares) of the shares of CB&T Common Stock entitled to vote at the Special Meeting. As of the CB&T Record Date, CB&T's directors beneficially owned approximately 137,330 shares, or 9.97%, of the outstanding shares of CB&T Common Stock entitled to vote at the Special Meeting, and have agreed to vote such shares of CB&T Common Stock in favor of the Merger and the Rescission. In addition, executive officers of CB&T who are not CB&T directors beneficially own approximately 11,774 shares, or 0.85% of CB&T Common Stock and have agreed to vote such shares in favor of the Merger and the Rescission. As of the CB&T Record Date, Carolina First and its directors and executive officers held approximately 41,048 shares, or 2.98% of CB&T Common Stock. See "Special Meeting of CB&T Shareholders -- Record Date, Voting Rights, Required Votes, and Revocability of Proxies."


     CB&T'S SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AGREEMENT AND OBTAIN PAYMENT FOR THE FAIR VALUE OF THEIR SHARES OF CB&T COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTION 55-13-01, ET SEQ. OF THE NORTH CAROLINA BUSINESS CORPORATION ACT ("NCBCA"). SEE "THE
MERGER -- DISSENTERS' RIGHTS" AND APPENDIX IV.

THE MERGER

  General

     The Merger Agreement provides for the acquisition of CB&T by Carolina First pursuant to the Merger of Interim Bank with and into CB&T with CB&T being the surviving bank from the Merger. A copy of the Merger Agreement is set forth at Appendix I to this Proxy Statement/Prospectus.

  Consideration and Exchange Ratios


     At the Effective Time, each share of CB&T Common Stock then issued and outstanding (excluding shares held by CB&T, Carolina First, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by CB&T shareholders who perfect their dissenters' rights) will be converted into and exchanged for shares of Carolina First Common Stock. In addition, Carolina First will assume all outstanding CB&T Options. The number of shares of Carolina First Common Stock to be issued or reserved for issuance in the Merger will be determined by dividing 1,021,202 shares of Carolina First Common Stock by the sum of (i) all issued and outstanding shares of CB&T Common Stock immediately prior to the Effective Time plus (ii) the aggregate number of shares of CB&T Common Stock issuable upon the exercise of all outstanding CB&T Options (the "Option Shares") as of the Effective Time (in no event to exceed 61,429 shares of CB&T Common Stock) (the "Preliminary Exchange Ratio"). The Preliminary Exchange Ratio will be used to determine the number of shares of Carolina First Common Stock to be reserved for issuance upon exercise of the CB&T Options assumed by Carolina First pursuant to the Merger Agreement. The "Final Exchange Ratio" will be determined by dividing the difference between 1,021,202 less the number of shares of Carolina First Common Stock to be reserved in respect of the Option Shares, by the total number of shares of CB&T Common Stock issued and outstanding at the Effective Time. Assuming that the number of shares of CB&T Common Stock and CB&T Options outstanding as of the CB&T Record Date are used in the Preliminary and Final Exchange Ratio determinations, then each share of CB&T Common Stock outstanding at the Effective Time of the Merger will be exchanged for approximately 0.74 shares of Carolina First Common Stock.



     No fractional shares of Carolina First Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any CB&T shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Carolina First Common Stock multiplied by the market value of one share of Carolina First Common Stock at the Effective Time which shall be the last trading price of such Common Stock prior to the Effective Time, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. See "Description of the Merger -- General."



     The Merger Agreement also contemplates that at the Effective Time, each CB&T Option, which is outstanding at the Effective Time, whether or not exercisable, will be assumed by Carolina First, and will be converted into and become rights with respect to Carolina First Common Stock on a basis adjusted to reflect the Final Exchange Ratio.

     As of the CB&T Record Date, CB&T had 1,345,080 shares of CB&T Common Stock issued and outstanding, and 42,498 additional shares of CB&T Common Stock subject to CB&T Options. Carolina First will issue or reserve for issuance an aggregate of up to 1,021,202 shares of Carolina First Common Stock in connection with the Merger. Based on the number of CB&T shares of Common Stock and CB&T Options outstanding as of the CB&T Record Date, it is anticipated that upon consummation of the Merger, Carolina First would issue approximately 0.74 shares of Carolina First Common Stock for each share of CB&T Common Stock (989,925 shares of Carolina First Common Stock), and reserve for issuance 31,277 shares of Carolina First Common Stock for future issuance to holders of CB&T Options outstanding at the Effective Time. Accordingly, Carolina First would then have issued and outstanding approximately 5,429,521 shares of Carolina First Common Stock based on the number of shares of Carolina First Common Stock issued and outstanding on July 31, 1998.


  Reasons for the Merger, Recommendation of the Board of Directors of CB&T

     The CB&T Board believes that the Merger and the related Rescission are in the best interests of CB&T and its shareholders, has unanimously approved the Merger Agreement and unanimously recommends that the shareholders vote "FOR" approval of the Merger Agreement and the consummation of the transactions contemplated therein and the related Rescission. In deciding to approve the Merger Agreement and the consummation of the transactions contemplated therein and the related Rescission, the CB&T Board considered a number of factors, including, among other matters, the financial terms of the proposed Merger, a comparison of the terms with comparable transactions, the opinion of its financial and legal advisors, and alternatives to the Merger. See "Description of the Merger -- Background of and Reasons for the Merger."

     The CB&T Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources and capital of CB&T and Carolina First will provide an enhanced ability to compete in the changing and competitive financial services industry. See "Description of the Merger -- Background of and Reasons for the Merger."

  Opinion of Financial Advisors

     Smith Capital, Inc. ("Smith Capital") has advised CB&T in connection with the negotiation and delivery of the Merger Agreement, and has rendered an opinion to CB&T that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of CB&T. The opinion of Smith Capital is attached as Appendix II to this Proxy Statement/Prospectus. CB&T shareholders are urged to read the opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "Description of the Merger -- Opinion of CB&T's Financial Advisor."


     The Robinson-Humphrey Company, LLC ("Robinson-Humphrey") has rendered an opinion to Carolina First that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be paid in connection with the Merger is fair, from a financial point of view, to the shareholders of Carolina First. The opinion of Robinson-Humphrey is attached as Appendix III to this Proxy Statement/Prospectus. See "Description of the
Merger -- Opinion of Carolina First's Financial Advisor."


  Effective Time

     Subject to the conditions to the obligations of the parties to effect the Merger, it shall become effective on the date and at the time that the Articles of Merger become effective with the North Carolina Secretary of State (the "Effective Time"). Unless otherwise agreed upon by CB&T and Carolina First, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger and (ii) the date on which the shareholders of CB&T, and Carolina First as the sole shareholder of Interim Bank, approve the matters relating to the Merger Agreement which are required to be approved by such shareholders by applicable law; or such later date within 30 days thereof as may be specified by Carolina First. See "Description of the Merger -- Effective Time of the Merger,"
" -- Conditions to Consummation of the Merger," and " -- Waiver, Amendment, and Termination."

     NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER AND REGULATORY APPROVALS CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. CB&T AND CAROLINA FIRST ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED DURING THE THIRD QUARTER OF 1998. HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.

  Exchange of Stock Certificates

     Promptly after the Effective Time, Carolina First and CB&T will cause its transfer agent, First Citizens Bank, Raleigh, North Carolina, acting in its capacity as exchange agent for Carolina First (the "Exchange Agent"), to mail to each holder of record of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of CB&T Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of Carolina First Common Stock. Cash will be paid to the holders of CB&T Common Stock in lieu of the issuance of any fractional shares of Carolina First Common Stock. In no event will the holder of any surrendered Certificates be entitled to receive interest on any cash to be issued to such holder, and in no event will CB&T, Carolina First, Interim Bank, or the Exchange Agent be liable to any holder of CB&T Common Stock for any Carolina First Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.

  Regulatory Approvals And Other Conditions

     The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina Office of the Commissioner of Banks (the "Commissioner"). Applications have been filed with the Federal Reserve, the FDIC and the Commissioner for the requisite approvals. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF, OR THE CONDITIONS OR RESTRICTIONS IMPOSED BY, ANY SUCH APPROVAL.


     Consummation of the Merger is subject to various other conditions, including receipt of the required approval of CB&T shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, receipt of a letter from the independent accountants of Carolina First that the Merger will qualify for pooling-of-interests accounting treatment, CB&T having a minimum shareholders' equity amount at Closing and certain other conditions. See "Description of the Merger -- Conditions to Consummation of the Merger."


  Conduct of Business Pending the Merger

     Each party has agreed in the Merger Agreement, among other things, to take no action that would materially adversely affect its ability to perform its covenants and agreements under the Merger Agreement or the ability of any party to obtain the consents required for the transactions contemplated by the Merger Agreement. CB&T has agreed to operate its business only in the usual, regular and ordinary course, and in a manner designed to preserve intact its business organization and assets and maintain its rights and franchises. Carolina First has also agreed to continue to conduct its business in a manner designed in its reasonable judgment, to enhance the long-term value of the Carolina First Common Stock and the business prospects of Carolina First and its subsidiaries, and to preserve its core businesses and goodwill with their respective employees and the communities they serve. In addition, CB&T has agreed not to take certain actions relating to the operation of CB&T pending consummation of the Merger without the prior written consent of Carolina First, except as otherwise permitted by the Merger Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of $50,000, except in the ordinary course of business consistent with past practices; (ii) repurchasing, redeeming or otherwise acquiring or exchanging any shares of its capital stock, or, subject to certain exceptions, issuing any additional shares of its capital stock or giving any person the right to acquire any such shares, or encumbering any shares of capital stock of any subsidiary or any other assets; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers or employees; (v) entering into any employment contracts that cannot be terminated without liability; (vi) adopting any new employee benefit plan, or subject to certain exceptions, terminating or materially changing any existing employee benefit plan; (vii) making significant changes in any tax or accounting methods, unless required by law or regulation or generally accepted accounting principles; (viii) commencing or settling any litigation other than in accordance with past practice; (ix) modifying, amending or terminating any material contract, or (x) incurring any expenses exceeding $50,000, other than in the ordinary course of business. See "Description of the Merger -- Conduct of Business Pending the Merger."

  Waiver, Amendment, And Termination

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of CB&T and Carolina First, or by either CB&T or Carolina First under certain circumstances, including an uncured breach of a representation and/or warranty by the other party, or if the Merger is not consummated by November 30, 1998, unless the failure to consummate by such time is due to a breach of the Merger Agreement by the party seeking to terminate. Carolina First also has a unilateral right to terminate the Merger Agreement if the CB&T Board shall have resolved not to reaffirm or support the Merger (to the exclusion of any other similar transaction) or shall have recommended or authorized entering into any other transaction involving a merger, share exchange, consolidation or transfer of all or substantially all of the assets of CB&T. If for any reason the Merger is not consummated, CB&T will continue to operate as a bank under its present management. To the extent permitted by law and as set forth in the Agreement, the Agreement may be amended upon the written agreement of Carolina First and CB&T without the approval of CB&T shareholders before or after the matters relating to the Merger Agreement required to be approved by the CB&T shareholders are approved by such shareholders, provided, that, after any such approval by the CB&T shareholders, there shall be no amendment that modifies in any material respect the consideration to be received by such shareholders without the further approval of such shareholders. In addition, prior to the Effective Time, either CB&T or Carolina First may waive or extend the time for compliance or fulfillment by the other party of any and all obligations of such party under the Merger Agreement. If the Merger Agreement is terminated for certain reasons, including an uncured material breach of a representation, warranty or covenant by CB&T, and CB&T agrees to, or enters into, another business combination with a third-party within six months of the date of termination of the Merger Agreement, the third-party, or failing them, CB&T, must pay Carolina First $1.6 million in cash as a "break-up fee." See "Description of the Merger -- Waiver, Amendment, and Termination" and " -- Expenses and Fees."


  Dissenters' Rights


     Each holder of CB&T Common Stock who perfects his rights is entitled to the rights and remedies of a dissenting shareholder under Article 13 of Chapter 55 of the NCBCA, subject to compliance with the procedures set forth therein. Among other things, a dissenting shareholder who has perfected his dissenter's rights is entitled to receive an amount in cash equal to the "fair value" of such holder's shares. A copy of Article 13 of Chapter 55 of the NCBCA is set forth in Appendix IV of this Proxy Statement/Prospectus and a summary thereof is included under "Description of the Merger -- Dissenters' Rights." TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST COMPLY WITH ARTICLE 13 OF CHAPTER 55 OF THE NCBCA, WHICH REQUIRES, AMONG OTHER THINGS, THAT THE SHAREHOLDER GIVE CB&T NOTICE OF SUCH HOLDER'S INTENTION TO DISSENT FROM THE APPROVAL OF THE MERGER AGREEMENT PRIOR TO THE VOTE OF CB&T SHAREHOLDERS AT THE SPECIAL MEETING AND THAT SUCH SHAREHOLDER SHALL NOT VOTE SUCH HOLDER'S SHARES IN FAVOR OF THE MERGER AGREEMENT. ANY CB&T SHAREHOLDER WHO RETURNS A SIGNED PROXY BUT FAILS TO PROVIDE INSTRUCTIONS AS TO THE MANNER IN WHICH SUCH HOLDER'S SHARES ARE TO BE VOTED WILL BE DEEMED TO HAVE VOTED IN FAVOR OF THE MERGER AGREEMENT AND THUS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS.

  Interests of Certain Persons in the Merger

     Certain members of CB&T's management and the CB&T Board have interests in the Merger in addition to their interests as shareholders of CB&T generally. These include, among other things, provisions in the Merger Agreement relating to indemnification of directors and officers and eligibility for certain Carolina First employee benefits. The directors and officers (except for Mr. Alan W. Jackson, a Senior Vice President and the Chief Financial Officer, whose resignation will become effective at the Effective Time) of CB&T immediately prior to the Effective Time will continue to serve as directors and officers respectively, of CB&T following the Merger. Promptly after the Effective Time, three current directors of CB&T will become members of Carolina First's Board of Directors.

     Ronnie D. Blanton, the current President and Chief Executive Officer of CB&T, will continue in such roles, pursuant to a three-year employment agreement between Mr. Blanton and CB&T that will become effective at the Effective Time. Mr. Jackson has resigned effective as of the Effective Time, pursuant to the terms of a severance agreement, but he has entered into a consulting agreement with CB&T which shall become effective as of the Effective Time. The Merger Agreement provides that, after the Effective Time, Carolina First will provide generally to officers and employees of CB&T, employee benefits under employee benefit and welfare plans (other than stock options or other plans involving the potential issuance of Carolina First Common Stock), on terms and conditions that, when taken as a whole, are substantially similar to those currently provided by Carolina First and its subsidiaries to their similarly situated officers and employees. See "Description of the Merger -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."


     In addition, for a period of 12 months after the Effective Time, Carolina First shall provide generally to officers and employees of CB&T, severance benefits with the following terms: (i) for Vice Presidents and above, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than 12 months of compensation); (ii) for Assistant Vice Presidents, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than nine months of compensation); and
(iii) for all other employees, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than six months of compensation). All such payments will be paid in cash and in full, not later than 30 days after termination. Carolina First will offer such employees compensation for unused vacation days and career continuation counseling and will give each such employee priority consideration for future positions at Carolina First as they become available, consistent with said employee's ability to perform such duties. For purposes of participation, vesting and benefit accrual under such employee benefit and welfare plans (other than benefit accrual in the case of Carolina First's retirement plans), service with CB&T or its subsidiaries prior to the Effective Time will be treated as service with Carolina First or its subsidiaries. As of July 31, 1998, the directors and executive officers of CB&T did not own any shares of Carolina First Common Stock. See "Description of the Merger -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."


  Federal Income Tax Consequences of the Merger

     Consummation of the Merger is conditioned on the receipt of an opinion of Alston & Bird LLP, counsel to Carolina First, to the effect that, among other things, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by holders of CB&T Common Stock upon the exchange in the Merger of CB&T Common Stock solely for Carolina First Common Stock (except to the extent of any cash received in lieu of a fractional share interest in Carolina First Common Stock). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Merger -- Federal Income Tax Consequences of the Merger."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH SHAREHOLDER AND OTHER FACTORS, EACH CB&T SHAREHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).

  Accounting Treatment


     It is intended that the Merger will be accounted for under the pooling-of-interests method of accounting. See "Description of the Merger -- Accounting Treatment."


  Certain Differences in Shareholders' Rights

     At the Effective Time, CB&T shareholders, whose rights are governed by CB&T's Articles of Incorporation and Bylaws and by Chapter 53 of the General Statutes of North Carolina, will automatically become Carolina First shareholders, and their rights as Carolina First shareholders will be determined by Carolina First's Articles of Incorporation and Bylaws and by the NCBCA. The rights of Carolina First shareholders differ from the rights of CB&T shareholders in certain important respects, including, but not limited to: (i) certain provisions that may have an anti-takeover effect, (ii) Carolina First has a class of Preferred Stock authorized, and (iii) procedures that Carolina First has established for shareholder nominations and proposals. See "Certain Differences in the Rights of Shareholders."

  Comparative Market Prices Of Common Stock


     Carolina First Common Stock is currently quoted in the "pink sheets" under the symbol "CAFP." The high and low bid quotations for Carolina First Common Stock are reported in The Charlotte Observer. Currently, Carolina First stock trades infrequently. The following table sets forth the prices of the last trades in Carolina First Common Stock as reported by either Interstate/Johnson Lane Corporation or J.C. Bradford & Co., and the equivalent per share prices for CB&T Common Stock on June 3, 1998, the last full business day preceding the public announcement of the execution of the Merger Agreement, and on August 12, 1998, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.



                                                                                      EQUIVALENT PRICE
                                                   CAROLINA FIRST        CB&T             PER CB&T
           MARKET PRICE PER SHARE AT:               COMMON STOCK    COMMON STOCK(1)        SHARE
           --------------------------              --------------   ---------------   ----------------
June 3, 1998.....................................      $34.00           $   --             $25.16
August 12, 1998..................................


---------------


(1) The average price of the last ten known trades of CB&T Common Stock was $9.10 per share and the last known trade, effected on March 18, 1998, was for 1,920 shares at $8.50 per share.



     There is no established public trading market for CB&T Common Stock, and no reliable information available as to trades of such shares or the prices at which such shares have traded. CB&T is not aware of any trades being effected since the announcement of the Merger.


     The information regarding Carolina First and CB&T Common Stock is provided for informational purposes only, and due to the absence of an active market for either company's shares, should not be viewed as indicative of the actual or market value of Carolina First Common Stock or CB&T Common Stock. There can be no assurance as to the market price of the Carolina First Common Stock if and when the Merger is consummated or any time thereafter. See "Comparative Market Prices and Dividends."

COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to income, cash dividends, and shareholders' equity ("book value") on (i) a historical basis for Carolina First and CB&T; (ii) a pro forma combined basis per share of Carolina First Common Stock, giving effect to the Merger; and (iii) an equivalent pro forma basis per share of CB&T Common Stock, giving effect to the Merger. The CB&T and Carolina First pro forma combined information and the CB&T pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and reflects an assumed exchange ratio of 0.74. The pro forma data is presented for information purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position. See "Special Cautionary Notice Regarding Forward-Looking Statements" and "Description of the Merger -- Accounting Treatment."



     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Carolina First and CB&T, including the respective notes thereto, set forth herein and incorporated by reference herein, and the pro forma financial information set forth herein. See "Documents Incorporated by Reference," "Index to CB&T Financial Statements" "-- Selected Financial Data," "-- Selected Condensed Consolidated Pro Forma Financial Data," and "Pro Forma Financial Information."


                                              THREE MONTHS
                                             ENDED MARCH 31,         YEARS ENDED DECEMBER 31,
                                             ---------------   -------------------------------------
                                              1998     1997    1997    1996    1995    1994    1993
                                             ------   ------   -----   -----   -----   -----   -----
PER COMMON SHARE:
NET INCOME:
Carolina First
  Historical Basic(1)......................  $0.40    $0.35    $1.49   $1.14   $1.09   $0.94   $0.75
  Pro Forma Combined(2)....................   0.34     0.30     1.32    1.03    0.92    0.85    0.69
  Historical Diluted(1)....................   0.39     0.35     1.47    1.14    1.09    0.94    0.75
  Pro Forma Combined(2)....................   0.34     0.29     1.30    1.02    0.92    0.85    0.69
CB&T
  Historical Basic(1)......................   0.08     0.06     0.42    0.41    0.20    0.39    0.38
  Pro Forma Equivalent(3)..................   0.25     0.22     0.97    0.76    0.68    0.63    0.51
  Historical Diluted(1)....................   0.08     0.06     0.42    0.41    0.20    0.39    0.38
  Pro Forma Equivalent(3)..................   0.25     0.22     0.96    0.76    0.68    0.63    0.51
CASH DIVIDENDS DECLARED:
  Carolina First Historical................   0.08     0.06     0.28    0.21    0.18    0.17    0.16
  CB&T Historical..........................     --     0.12     0.12    0.08      --      --      --

                                                             AT MARCH 31, 1998   AT DECEMBER 31, 1997
                                                             -----------------   --------------------
SHAREHOLDERS' EQUITY (BOOK VALUE):
  Carolina First --
     Historical(4).........................................       $10.93                $10.63
     Pro Forma Combined(2).................................        10.78                 10.52
  CB&T --
     Historical(4).........................................         7.52                  7.43
     Pro Forma Equivalent(3)...............................         7.98                  7.79

---------------

(1) Based on the weighted average common shares and dilutive common stock equivalents outstanding during the indicated periods.

(2) The pro forma combined net income and shareholders' equity (book value) per common share data present the historical combined net income and book value per common share data of Carolina First and CB&T assuming the reorganization is accounted for as a pooling-of-interests.


(3) CB&T pro forma equivalent amounts represent pro forma combined information multiplied by assumed exchange ratio of 0.74 shares of Carolina First Common Stock for each share of CB&T Common Stock.

(4) Based on common shares outstanding at the indicated dates.

                            SELECTED FINANCIAL DATA


     The following tables present certain selected unaudited historical financial information for Carolina First and CB&T and are derived from the respective consolidated financial statements of Carolina First and CB&T, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/ Prospectus and included herein, respectively. The data for the three months ended March 31, 1998 and 1997 has been derived from Carolina First and CB&T's unaudited financial statements, but is not necessarily indicative of the results that may be expected for any future periods. This data should be read in conjunction with the historical financial statements, including the respective notes thereto, and other financial information and the respective management discussions and analyses of financial condition and results of operations concerning Carolina First and CB&T incorporated by reference or included herein. See "Available Information," "Documents Incorporated by Reference, "Special Cautionary Notice Regarding Forward-Looking Statements," "CB&T Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Index to CB&T Financial Statements."



                        CAROLINA FIRST AND SUBSIDIARIES

                       SELECTED HISTORICAL FINANCIAL DATA

                                    THREE MONTHS ENDED
                                         MARCH 31,                     YEARS ENDED DECEMBER 31,
                                ---------------------------   ------------------------------------------
                                    1998           1997           1997           1996           1995
                                ------------   ------------   ------------   ------------   ------------
INCOME STATEMENT DATA:
Total interest income.........  $ 10,463,289   $  8,709,283   $ 38,457,026   $ 32,677,346   $ 28,177,224
Total interest expense........     4,521,373      3,859,006     16,951,537     14,439,646     12,717,046
                                ------------   ------------   ------------   ------------   ------------
Net interest income...........     5,941,916      4,850,277     21,505,489     18,237,700     15,460,178
Provision for loan losses.....       209,000        285,600        997,333      1,178,925        710,200
                                ------------   ------------   ------------   ------------   ------------
Net interest income after
  provision for loan losses...     5,732,916      4,564,677     20,508,156     17,058,775     14,749,978
Total noninterest income
  excluding security gains
  (losses)....................     1,511,435      1,207,639      5,497,834      4,457,681      4,172,318
Security gains (losses).......            --            524         82,508        (10,482)         2,048
Total noninterest expense.....     4,634,365      3,579,151     16,763,518     14,139,748     12,640,560
Income tax expense............       875,150        756,276      3,165,141      2,687,927      2,154,051
                                ------------   ------------   ------------   ------------   ------------
      Net income..............  $  1,734,836   $  1,437,413   $  6,159,839   $  4,678,299   $  4,129,733
                                ============   ============   ============   ============   ============
PER SHARE DATA:
Net income -- basic...........  $       0.40   $       0.35   $       1.49   $       1.14   $       1.09
Net income -- diluted.........  $       0.39   $       0.35   $       1.47   $       1.14   $       1.09
Cash dividends................  $       0.08   $       0.06   $       0.28   $       0.21   $       0.18
Shareholders' Equity (book
  value)......................  $      10.93   $       8.78   $      10.63   $       8.53   $       7.63
OTHER INFORMATION:
Average number of shares
  outstanding -- basic........     4,366,018      4,105,670      4,134,842      4,096,335      3,793,108
Average number of shares
  outstanding -- diluted......     4,491,239      4,142,203      4,193,206      4,109,768      3,793,108
BALANCE SHEET DATA:
(PERIOD END)
Total Assets..................  $547,066,664   $443,570,565   $523,217,327   $429,711,291   $369,833,439
Securities....................  $142,645,322   $ 85,586,429   $136,923,189   $ 87,616,685   $ 84,024,410
Net Loans.....................  $347,125,232   $309,140,175   $342,880,653   $304,623,050   $253,589,374
Total Deposits................  $486,123,893   $398,886,154   $462,597,787   $385,003,286   $335,602,746
Shareholders' Equity..........  $ 47,944,024   $ 36,083,582   $ 46,324,436   $ 35,001,856   $ 31,122,979
PERFORMANCE RATIOS:
Return on average assets(1)...         1.34%          1.35%          1.30%          1.17%          1.21%
Return on average
  shareholders' equity(1).....        16.27%         16.12%         15.97%         14.43%         15.41%
Net interest margin(1)........         4.91%          4.91%          4.96%          5.01%          5.02%
Dividend payout...............        20.13%         17.15%         19.02%         18.93%         14.96%
ASSET QUALITY RATIOS:
Net charge-offs to average
  loans, net of unearned
  income(1)...................         0.08%          0.06%          0.14%          0.10%          0.12%
Non performing assets to net
  loans and other real
  estate......................         0.40%          0.33%          0.38%          0.25%          0.59%
Allowance for loan losses to
  loans outstanding at period
  end.........................         1.47%          1.51%          1.45%          1.45%          1.40%


                                 YEARS ENDED DECEMBER 31,
                                ---------------------------
                                    1994           1993
                                ------------   ------------
INCOME STATEMENT DATA:
Total interest income.........  $ 23,453,571   $ 21,772,713
Total interest expense........     9,774,369      9,641,056
                                ------------   ------------
Net interest income...........    13,679,202     12,131,657
Provision for loan losses.....       667,303        821,385
                                ------------   ------------
Net interest income after
  provision for loan losses...    13,011,899     11,310,272
Total noninterest income
  excluding security gains
  (losses)....................     3,810,718      3,348,727
Security gains (losses).......       (33,180)        18,288
Total noninterest expense.....    11,871,612     11,040,723
Income tax expense............     1,547,951      1,017,392
                                ------------   ------------
      Net income..............  $  3,369,874   $  2,619,172
                                ============   ============
PER SHARE DATA:
Net income -- basic...........  $       0.94   $       0.75
Net income -- diluted.........  $       0.94   $       0.75
Cash dividends................  $       0.17   $       0.16
Shareholders' Equity (book
  value)......................  $       6.49   $       5.88
OTHER INFORMATION:
Average number of shares
  outstanding -- basic........     3,590,150      3,504,628
Average number of shares
  outstanding -- diluted......     3,590,150      3,504,628
BALANCE SHEET DATA:
(PERIOD END)
Total Assets..................  $318,605,010   $301,258,643
Securities....................  $ 69,743,982   $ 74,845,035
Net Loans.....................  $220,840,891   $195,353,829
Total Deposits................  $292,621,276   $277,898,501
Shareholders' Equity..........  $ 23,888,838   $ 21,615,045
PERFORMANCE RATIOS:
Return on average assets(1)...         1.09%          0.92%
Return on average
  shareholders' equity(1).....        14.81%         12.88%
Net interest margin(1)........         4.94%          4.75%
Dividend payout...............        16.46%         18.48%
ASSET QUALITY RATIOS:
Net charge-offs to average
  loans, net of unearned
  income(1)...................         0.04%          0.26%
Non performing assets to net
  loans and other real
  estate......................         0.72%          1.10%
Allowance for loan losses to
  loans outstanding at period
  end.........................         1.41%          1.30%

                                    THREE MONTHS ENDED
                                         MARCH 31,                     YEARS ENDED DECEMBER 31,
                                ---------------------------   ------------------------------------------
                                    1998           1997           1997           1996           1995
                                ------------   ------------   ------------   ------------   ------------
Allowance for loan losses to
  non performing assets.......       368.84%        459.65%        384.66%        590.65%        240.03%
LIQUIDITY AND CAPITAL RATIOS:
Average shareholder equity to
  average assets..............         8.21%          8.36%          8.12%          8.10%          7.83%
Average loans to average
  deposits....................        73.25%         78.89%         74.90%         78.76%         75.08%
Tier I capital to
  risk-weighted assets at
  period end..................        12.51%         12.99%         12.43%         11.64%         12.58%
Total capital to risk-weighted
  assets at period end........        13.76%         14.24%         13.69%         12.90%         13.92%
Leverage capital to assets at
  period end..................         8.50%          9.16%          9.08%          8.67%          9.28%


                                 YEARS ENDED DECEMBER 31,
                                ---------------------------
                                    1994           1993
                                ------------   ------------
Allowance for loan losses to
  non performing assets.......       196.53%        119.22%
LIQUIDITY AND CAPITAL RATIOS:
Average shareholder equity to
  average assets..............         7.37%          7.13%
Average loans to average
  deposits....................        72.82%         69.83%
Tier I capital to
  risk-weighted assets at
  period end..................        11.27%         11.15%
Total capital to risk-weighted
  assets at period end........        12.46%         12.40%
Leverage capital to assets at
  period end..................         7.77%          7.38%

---------------

(1) Ratios for the three months ended March 31, 1998 and 1997 are based on annualized amounts, where applicable.

                                      CB&T
                       SELECTED HISTORICAL FINANCIAL DATA

                                         THREE MONTHS ENDED
                                              MARCH 31,                              YEARS ENDED DECEMBER 31,
                                      -------------------------  ----------------------------------------------------------------
                                          1998         1997         1997          1996         1995         1994         1993
                                      ------------  -----------  -----------   -----------  -----------  -----------  -----------
INCOME STATEMENT DATA:
Total interest income...............  $  1,730,963  $ 1,630,890  $ 6,779,967   $ 6,450,937  $ 4,642,863  $ 3,528,626  $ 3,465,231
Total interest expense..............       702,880      626,331    2,621,209     2,570,133    1,805,302    1,218,199    1,190,621
                                      ------------  -----------  -----------   -----------  -----------  -----------  -----------
Net interest income.................     1,028,083    1,004,559    4,158,758     3,880,804    2,837,561    2,310,427    2,274,610
Provision for loan losses...........            --           --           --            --           --           --           --
                                      ------------  -----------  -----------   -----------  -----------  -----------  -----------
Net interest income after provision
 for loan losses....................     1,028,083    1,004,559    4,158,758     3,880,804    2,837,561    2,310,427    2,274,610
Total noninterest income excluding
 security gains (losses)............       294,564      318,172    1,182,444     1,185,748      907,542      707,053      713,787
Security gains (losses).............            --           --           --            --           --           --           --
Total noninterest expense...........     1,171,079    1,212,387    4,455,256     4,243,477    3,345,273    2,474,206    2,451,055
Income tax expense..................        51,000       36,000      325,000       280,600      136,000           --           --
                                      ------------  -----------  -----------   -----------  -----------  -----------  -----------
Net income..........................  $    100,568  $    74,344  $   560,946   $   542,475  $   263,830  $   543,274  $   537,342
                                      ============  ===========  ===========   ===========  ===========  ===========  ===========
PER SHARE DATA:
Net income -- basic.................  $       0.08  $      0.06  $      0.42   $      0.41  $      0.20  $      0.39  $      0.38
Net income -- diluted...............  $       0.08  $      0.06  $      0.42   $      0.41  $      0.20  $      0.39  $      0.38
Cash dividends(2)...................            --  $      0.12  $      0.12   $      0.08           --           --           --
Shareholders' Equity (book value)...  $       7.52  $      7.02  $      7.43   $      7.11  $      6.85  $      6.12  $      6.26
OTHER INFORMATION:
Average number of shares
 outstanding -- basic...............     1,331,223    1,331,223    1,331,223     1,331,223    1,331,223    1,375,531    1,402,126
Average number of shares
 outstanding -- diluted.............     1,348,534    1,331,456    1,336,823     1,331,456    1,331,223    1,375,531    1,402,126
BALANCE SHEET DATA:
(PERIOD END)
Total Assets........................  $100,582,350  $90,100,651  $94,859,419   $90,516,442  $89,324,274  $49,881,671  $50,385,486
Securities..........................  $ 22,352,422  $ 8,291,542  $22,464,389   $22,633,484  $29,239,831  $21,622,352  $17,654,457
Net Loans...........................  $ 54,864,994  $52,103,023  $55,307,199   $51,951,995  $41,227,579  $20,388,931  $23,348,556
Total Deposits......................  $ 88,514,901  $79,333,226  $82,452,613   $78,968,633  $78,008,938  $40,878,847  $40,691,454
Shareholders' Equity................  $ 10,005,683  $ 9,339,390  $ 9,886,364   $ 9,462,211  $ 9,114,620  $ 8,392,163  $ 8,785,937
PERFORMANCE RATIOS:
Return on average assets(1).........         0.41%        0.33%        0.61%         0.61%        0.41%        1.07%        1.13%
Return on average shareholders
 equity(1)..........................         4.08%        3.17%        5.91%         5.93%        3.03%        6.37%        6.33%
Net interest margin(1)..............         4.94%        5.13%        5.24%         5.04%        5.06%        5.18%        5.47%
Dividend payout(2)..................            --      214.87%       28.48%        19.63%           --           --           --
ASSET QUALITY RATIOS:
Net charge-offs (recoveries) to
 average loans, net of unearned
 income(1)..........................       (0.02)%      (0.01)%        0.05%       (0.01)%      (0.25)%      (0.05)%        0.32%
Non performing assets to net loans
 and other real estate..............         0.41%        0.22%        0.13%         0.22%        0.06%        0.61%        0.63%
Allowance for loan losses to loans
 outstanding at period end..........         1.45%        1.57%        1.42%         1.56%        1.95%        2.41%        2.06%
Allowance for loan losses to non
 performing assets..................       356.33%      709.96%    1,067.24%       705.88%    3,353.34%      398.38%      328.03%
LIQUIDITY AND CAPITAL RATIOS:
Average shareholders' equity to
 average assets.....................        10.11%       10.35%       10.25%        10.20%       13.43%       16.76%       17.88%
Average loans to average deposits...        65.32%       66.69%       66.11%        58.29%       49.09%       53.48%       63.22%
Tier I capital to risk-weighted
 assets at period end...............        13.84%       12.08%       13.46%        12.14%       12.45%       36.71%       30.83%
Total capital to risk-weighted
 assets at period end...............        15.10%       13.34%       14.81%        13.39%       13.71%       37.97%       32.09%
Leverage capital to assets at period
 end................................         7.56%        7.40%        7.78%         7.22%        9.00%       17.86%       18.51%

---------------

(1) Ratios for the three months ended March 31, 1998 and 1997 are based on annualized amounts, where applicable.
(2) Annual dividends were declared in April 1998 and February 1997.

            SELECTED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL DATA


     The following selected unaudited pro forma financial data give effect to the Merger as of the dates and for the periods indicated and pursuant to the accounting basis described below. The selected unaudited pro forma financial data are presented for informational purposes only and are not necessarily indicative of the combined financial position or results of operations which actually would have occurred if the transactions had been consummated at the date and for the periods indicated or which may be obtained in the future. The information should be read in conjunction with the unaudited pro forma financial information appearing elsewhere in this Proxy Statement/Prospectus. See
"-- Comparative Per Share Data" and "Pro Forma Financial Information."


          SELECTED PRO FORMA COMBINED DATA FOR CAROLINA FIRST AND CB&T


     The following unaudited pro forma combined data give effect to the acquisition of CB&T as of the date or at the beginning of the periods indicated, assuming such acquisition is treated as a pooling-of-interests transaction.


                                                              AS OF MARCH 31, 1998
                                                              --------------------
BALANCE SHEET DATA:
  Total assets..............................................      $674,462,000
  Securities................................................       164,998,000
  Loans, net of unearned income.............................       407,975,000
  Total deposits............................................       574,639,000
  Other borrowed money......................................         1,397,000
  Shareholders' equity......................................        57,773,000
  Shareholders' equity (book value) per common share........           $ 10.78

                                THREE MONTHS ENDED MARCH 31,           YEARS ENDED DECEMBER 31,
                                -----------------------------   ---------------------------------------
                                    1998            1997           1997          1996          1995
                                -------------   -------------   -----------   -----------   -----------
INCOME STATEMENT DATA:
Total interest income.........   $12,194,000     $10,340,000    $45,237,000   $39,128,000   $32,820,000
Total interest expense........     5,224,000       4,485,000     19,573,000    17,009,000    14,522,000
                                 -----------     -----------    -----------   -----------   -----------
Net interest income...........     6,970,000       5,855,000     25,664,000    22,119,000    18,298,000
Provision for loan losses.....       209,000         286,000        997,000     1,179,000       710,000
                                 -----------     -----------    -----------   -----------   -----------
Net interest income after loan
  loss provision..............     6,761,000       5,569,000     24,667,000    20,940,000    17,588,000
Total noninterest income......     1,805,000       1,527,000      6,763,000     5,633,000     5,082,000
Total noninterest expense.....     5,805,000       4,792,000     21,219,000    18,383,000    15,986,000
Income tax expense............       926,000         792,000      3,490,000     2,969,000     2,290,000
                                 -----------     -----------    -----------   -----------   -----------
Net income....................   $ 1,835,000     $ 1,512,000    $ 6,721,000   $ 5,221,000   $ 4,394,000
                                 ===========     ===========    ===========   ===========   ===========
Earnings per common share --
  basic.......................   $      0.34     $      0.30    $      1.32   $      1.03   $      0.92
                                 -----------     -----------    -----------   -----------   -----------
Earnings per common share --
  diluted.....................   $      0.34     $      0.29    $      1.30   $      1.02   $      0.92
                                 -----------     -----------    -----------   -----------   -----------
  Weighted average common
     shares
     outstanding -- basic.....     5,337,256       5,090,775      5,108,522     5,081,440     4,778,213
                                 -----------     -----------    -----------   -----------   -----------
  Weighted average common
     shares
     outstanding -- diluted...     5,475,287       5,127,480      5,171,030     5,095,045     4,778,213
                                 ===========     ===========    ===========   ===========   ===========

                      SPECIAL MEETING OF CB&T SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE


     This Proxy Statement/Prospectus is being furnished to the holders of CB&T Common Stock in connection with the solicitation of proxies by the CB&T Board for use at the Special Meeting at which CB&T shareholders will be asked to vote upon a proposal to approve the Merger Agreement and the transactions contemplated therein. The Special Meeting will be held at CB&T's offices at 2 South Main Street, Marion, North Carolina, on September 15, 1998, at 10:00 A.M. local time. See "Description of the Merger."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTES, AND REVOCABILITY OF PROXIES


     The close of business on August 5, 1998 has been fixed as the CB&T Record Date for determining holders of outstanding shares of CB&T Common Stock entitled to notice of, and to vote at, the Special Meeting. Only CB&T shareholders of record on the books of CB&T at the close of business on the CB&T Record Date are entitled to notice of and to vote at the Special Meeting. As of the CB&T Record Date, there were 1,345,080 shares of CB&T Common Stock issued and outstanding and held by 1,584 holders of record.



     Each holder of record of shares of CB&T Common Stock is entitled to one vote on each matter considered and voted upon at the Special Meeting for each share held as of the CB&T Record Date. A quorum, which is a majority of the shares of CB&T Common Stock issued and outstanding and entitled to vote, must be present in person or represented by proxy at the Special Meeting. In determining whether a quorum exists at the Special Meeting for purposes of all matters to be voted on, all votes "for" or "against," as well as all abstentions, with respect to the proposal will be counted. The vote required for the approval of the Merger Agreement is two-thirds (66 2/3%) of the shares of CB&T Common Stock entitled to be cast at the Special Meeting by holders of the issued and outstanding shares of CB&T Common Stock, or 896,721 shares of CB&T Common Stock. Consequently, with respect to the proposal to approve the Merger Agreement, abstentions, broker non-votes and other shares not voted, will be counted as part of the base number of votes to be used in determining if the proposal has received the requisite number of base votes for approval. Thus, an abstention, a broker non-vote and other failures to vote, will have the same effect as a vote "against" such proposal.



     The Rescission also requires the affirmative vote of two-thirds (66 2/3%) of the shares of CB&T Common Stock entitled to be cast at the Special Meeting. An abstention, broker non-vote and other failures to vote, will have the same effect as a vote "against" the Rescission which could adversely affect the Merger.


     Shares of CB&T Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT AND THE RESCISSION, AND OTHERWISE IN THE DISCRETION OF THE PROXY HOLDER, AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING, AND THE HOLDERS WHO RETURNED SUCH PROXIES WITHOUT VOTING INSTRUCTIONS WILL NOT BE ENTITLED TO ASSERT DISSENTERS' RIGHTS. IF NECESSARY, THE PROXY HOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. SEE "DESCRIPTION OF THE MERGER -- DISSENTERS' RIGHTS."

     Failure to return the proxy card or to vote in person at the Special Meeting will have the effect of a vote cast against approval of the Merger Agreement and the Rescission.

     A CB&T shareholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to the Secretary of CB&T, (ii) properly submitting to CB&T a duly executed proxy bearing a later date, or (iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Community Bank & Trust Company, 2 South Main Street, Marion, North Carolina 28752; Attention: Eric L. Ross.

     The directors of CB&T beneficially owned, as of the CB&T Record Date, approximately 137,330 shares, or 9.97% of the issued and outstanding shares, of CB&T Common Stock. Each member of the CB&T Board has agreed to vote those CB&T shares beneficially owned by such member and over which such member has sole voting authority in favor of the Merger Agreement and the Rescission. In addition, executive officers of CB&T who are not CB&T directors beneficially own approximately 11,774 shares, or 0.85% of CB&T Common Stock and have agreed to vote such shares in favor of the Merger Agreement and the Rescission. As of the CB&T Record Date, Carolina First and its directors and executive officers held approximately 41,048 shares, or 2.98% of the issued and outstanding shares of CB&T Common Stock, and intend to vote all such shares in favor of the Merger Agreement and the Rescission.

                           DESCRIPTION OF THE MERGER

     The following information describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Merger Agreement, which is attached as Appendix I to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL


     The Merger Agreement provides for the acquisition of CB&T by Carolina First pursuant to the Merger of Interim Bank, a North Carolina bank being formed as a wholly owned subsidiary of Carolina First, with and into CB&T. At the Effective Time, each share of CB&T Common Stock then issued and outstanding (excluding shares held by CB&T, Carolina First, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted, and excluding shares held by CB&T shareholders, if any, who perfect their dissenters' rights) will be converted into shares of Carolina First Common Stock. The Preliminary Exchange Ratio will be determined by dividing 1,021,202 shares of Carolina First Common Stock by the sum of (i) all issued and outstanding shares of CB&T Common Stock immediately prior to the Effective Time plus (ii) the aggregate number of Option Shares as of the Effective Time (in no event to exceed 61,429 shares of CB&T Common Stock). The Preliminary Exchange Ratio will be used to determine the number of shares of Carolina First Common Stock reserved for issuance upon exercise of the former CB&T Options. The Final Exchange Ratio will be determined by dividing the difference between 1,021,202 less the number of shares of Carolina First Common Stock to be reserved in respect of the Option Shares, by the total number of shares of CB&T Common Stock issued and outstanding at the Effective Time. Assuming that the number of shares of CB&T Common Stock issued and outstanding and subject to CB&T Options as of the CB&T Record Date are used in the Preliminary and Final Exchange Ratio determinations, then each share of CB&T Common Stock outstanding at the Effective Time of the Merger will be exchanged for approximately 0.74 shares of Carolina First Common Stock. In addition, Carolina First will assume all outstanding CB&T Options.


     No fractional shares of Carolina First Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any CB&T shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of Carolina First Common Stock multiplied by the market value of one share of Carolina First Common Stock at the Effective Time, which shall be the last trading price of the Carolina First Common Stock prior to the Effective Time, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be.

     The Merger Agreement also contemplates that at the Effective Time, each CB&T Option which is outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Carolina First Common Stock on a basis adjusted to reflect the Final Exchange Ratio.


     As of the CB&T Record Date, CB&T had 1,345,080 shares of CB&T Common Stock issued and outstanding, and 42,498 additional shares of CB&T Common Stock subject to CB&T Options. Carolina First will issue or reserve for issuance an aggregate of up to 1,021,202 shares of Carolina First Common Stock in the Merger. Based on the number of CB&T shares of Common Stock and CB&T Options outstanding on the CB&T Record Date, it is anticipated that upon consummation of the Merger, Carolina First would issue approximately 989,925 shares of Carolina First Common Stock to holders of CB&T Common Stock, and reserve approximately 31,277 shares of Carolina First Common Stock for future issuance to holders of CB&T Options. Accordingly, on a pro forma basis, Carolina First would have issued and outstanding approximately 5,429,521 shares of Carolina First Common Stock following consummation of the Merger.


EFFECT OF THE MERGER ON CB&T OPTIONS

     The Merger Agreement contemplates that at the Effective Time, each CB&T Option which is outstanding at the Effective Time, whether or not exercisable, will be converted into and become rights with respect to Carolina First Common Stock, and Carolina First will assume each CB&T Option, in accordance with the terms of the CB&T Option Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Carolina First and its Compensation Committee will be substituted for CB&T and the Committee of CB&T's Board of Directors (including, if applicable, the entire Board of Directors of CB&T) administering such CB&T Option Plan, (ii) each CB&T Option assumed by Carolina First may be exercised solely for shares of Carolina First Common Stock, (iii) the number of shares of Carolina First Common Stock subject to such CB&T Option will be equal to the number of shares of CB&T Common Stock subject to such CB&T Option immediately prior to the Effective Time multiplied by the Final Exchange Ratio, and (iv) the per share exercise price under each such CB&T Option will be adjusted by dividing the per share exercise price under each such CB&T Option by the Final Exchange Ratio and rounding up to the nearest cent. Carolina First will not be obligated to issue any fraction of a share of Carolina First Common Stock upon exercise of CB&T Options and any fraction of a share of Carolina First Common Stock that otherwise would be subject to a converted CB&T Option will represent the right to receive a cash payment upon exercise of such converted CB&T Option equal to the product of such fraction and the difference between the market value of one share of Carolina First Common Stock at the time of exercise of such CB&T Option and the per share exercise price of such CB&T Option. The market value of one share of Carolina First Common Stock will be the last trading price of the Carolina First Common Stock, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. In addition, notwithstanding the provisions of clauses
(iii) and (iv) above, each CB&T Option which is an "incentive stock option" will be adjusted as required by Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder, so as not to constitute a modification, extension, or renewal of the CB&T Option, within the meaning of Section 424(h) of the Code.


BACKGROUND OF AND REASONS FOR THE MERGER

  Background of the Merger


     Since CB&T was founded it has consistently pursued a long-term strategy of operating as an independent community bank, and creating shareholder value through a long-term process of steady growth. It remains a relatively small competitor in each of the counties where it has branch offices.


  Expression of Interest by Carolina First

     CB&T was first contacted by Carolina First in late October 1997 regarding Carolina First's possible interest in acquiring CB&T. At that time, CB&T was not seeking to be acquired and was instead pursuing a strategy of building shareholder value as an independent entity. After learning of Carolina First's possible interest, the CB&T Board decided that, while its preference was to remain independent, it should assess carefully the possibility of being acquired in order to determine what would best serve the interests of CB&T and its shareholders.

     CB&T sought advice about its alternatives. First, the CB&T Board met with CB&T's special legal counsel. After meeting with counsel, the CB&T Board decided to retain an independent business and financial advisor. In January 1998, CB&T considered several possible advisors, then interviewed and later engaged Smith Capital. In mid-January 1998, Carolina First renewed its expressions of interest in acquiring CB&T. Smith Capital was retained on January 7, 1998 to prepare a comprehensive assessment of CB&T and existing and possible strategies for creating shareholder value, including both assessments of the possibility that CB&T would remain independent and also the possibility that it may be acquired by another company, either in the immediate future or at a later date.

     Over a period of weeks, Smith Capital then conducted interviews with CB&T management and reviewed data with respect to CB&T's business, operations and financial condition.

  Decision to Explore Market for Acquisitions

     On March 7, 1998, the CB&T Board met with Smith Capital and received its report. Smith Capital advised the CB&T Board regarding ranges of shareholder values based on the possible alternative strategies that CB&T might pursue, both as an independent company and by combining with other companies. Smith Capital concluded that CB&T may be able to create somewhat higher values by remaining independent, but in order to create those values CB&T would have to adopt more aggressive and riskier business strategies than it has pursued in the past, without assurance of success. Smith Capital also forecast a range of values that CB&T might reasonably expect to receive if it solicited offers from companies interested in acquiring CB&T.

     At the same meeting, the CB&T Board was informed that Carolina First was willing to propose an acquisition based on exchanging shares of Carolina First Common Stock for CB&T Common Stock, subject to a due diligence examination of CB&T's books and records, among other things. Smith Capital advised the CB&T Board that the value of the Carolina First proposal to CB&T shareholders depended on an assessment of the current value of Carolina First Common Stock. Because Carolina First's Common Stock is not traded often or in large amounts, Smith Capital advised that the currently reported trading price of the Carolina First Common Stock was not necessarily a reliable indicator of its value in an exchange.

     In light of its report and the Carolina First proposal, Smith Capital advised the CB&T Board that it should have Smith Capital evaluate Carolina First's proposal and the current value of Carolina First's Common Stock and at the same time solicit offers from a selected group of other banks. This would give the CB&T Board both a basis for deciding whether to continue to follow a strategy of long-term independence and also provide a market test of the merits of Carolina First's offer. The CB&T Board decided to accept the advisor's recommendation.

  Solicitation of Proposals

     In response to the CB&T Board's directions, Smith Capital then undertook a detailed evaluation of the Carolina First proposal and the value of Carolina First Common Stock and also began a process of submitting information to, and soliciting offers from, companies that Smith Capital concluded were most likely to be interested in and able to acquire CB&T on terms favorable to CB&T's shareholders. Five banking companies in addition to Carolina First were contacted and asked to submit proposals.

     The CB&T Board met on April 3, 1998, in order to consider the results. At that meeting, the CB&T Board learned that three of the companies that had been contacted had declined to make a proposal, but three additional companies had expressed interest in acquiring CB&T. The CB&T Board was informed that Carolina First had submitted a written proposal in the form of a letter and term sheet. Among other terms, Carolina First proposed to acquire all outstanding shares of CB&T Common Stock and Options in exchange for 1,030,500 shares of Carolina First Common Stock, conditioned on CB&T negotiating exclusively with Carolina First, and subject to due diligence examination of CB&T's books and records and further negotiations. Before responding to Carolina First's proposal, CB&T conducted brief discussions with each of the three new companies that had expressed interest in acquiring CB&T. Based on discussions with the five companies originally contacted and the three companies contacted later, the CB&T Board determined that Carolina First's offer was higher than any other offer that CB&T had received and the CB&T Board concluded that there was little likelihood that the other companies would increase their offers to match the Carolina First offer.

  Decision to Negotiate Exclusively with Carolina First


     At successive meetings in April 1998, Smith Capital presented a detailed financial analysis of the Carolina First proposal. Smith Capital advised CB&T that, after considering the advantages and disadvantages of the Carolina First proposal, based on information known at the time, values to CB&T's shareholders resulting from CB&T being acquired by Carolina First appeared to be fair to shareholders, appeared to be at the high end of the range of values received when compared to comparable transactions, and exceeded values that CB&T might reasonably expect to create by continuing to operate as an independent company. After receiving advice from Smith Capital and from CB&T's special legal counsel, the CB&T Board directed management and the advisors to cease discussions with other companies and to negotiate exclusively with Carolina First.

     In discussions with Carolina First, it became apparent that Carolina First was concerned about the size of the change in control payments under the terms of CB&T's contracts with its two senior officers, President Ronnie Blanton and Chief Financial Officer Alan Jackson, that would be triggered by the Merger. The parties negotiated a compromise whereby the change in control payments and the exchange ratio would be reduced. Following further negotiations a final, non-binding letter of intent was agreed which provided for Carolina First to acquire all outstanding CB&T Common Stock and to assume all CB&T Options in exchange for 1,021,202 shares of Carolina First Common Stock (including shares to be issued upon exercise of assumed CB&T Options), and the employment arrangements were renegotiated as part of a new Employment Agreement with Mr. Blanton and Severance and Consulting Agreements with Mr. Jackson that at the Effective Time will supersede their former contracts. The parties executed and delivered the letter of intent on April 15, 1998 and a public announcement was promptly made. See " -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."

  Due Diligence and Definitive Agreement


     Following execution of the letter of intent, the parties negotiated the definitive Merger Agreement and each party conducted due diligence investigations of the other. CB&T directed its management, business advisor and legal advisors to go to Carolina First's office, examine its books and records, interview its management and report the results to CB&T's Board. At a meeting of CB&T's Board held on May 28, 1998, the CB&T Board received reports on the results of the due diligence examinations, received a final report and fairness opinion from Smith Capital, and reviewed a proposed definitive Merger Agreement. The CB&T Board concluded that the findings of these investigations were satisfactory; Smith Capital's report and fairness opinion concluded that the Carolina First proposal was fair to shareholders from a financial point of view, and the Board determined that the definitive Merger Agreement fairly reflected the parties' agreement and was in the best interests of CB&T and its shareholders. The Merger Agreement was executed on June 4, 1998.


  CB&T's Reasons for the Merger and Recommendation of Directors

     The CB&T Board, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the Merger. The terms of the Merger, including the purchase price, are a result of arm's-length negotiations between representatives of CB&T and Carolina First. In reaching its conclusion that the Merger Agreement is in the best interest of CB&T and its shareholders, the CB&T Board carefully considered, without assigning any relative or specific values, the following material factors:

          (i) the financial terms of the proposed Merger, including the absence of recognition of any gain or loss for federal income tax purposes upon receipt of Carolina First Common Stock in the Merger;

          (ii) a comparison of the terms of the proposed Merger with comparable transactions in North Carolina;

          (iii) information concerning the business, financial condition, results of operations and prospects of CB&T and Carolina First;

          (iv) competitive factors and trends toward consolidation in the banking industry;

          (v) the review by the CB&T Board with its legal and financial advisors of the provisions of the Merger Agreement;

          (vi) the opinion rendered by Smith Capital to the CB&T Board that the consideration to be received in the Merger is fair from a financial point of view to the holders of the CB&T Common Stock;

          (vii) alternatives to the Merger, including proceeding on a stand-alone basis, in light of the economic conditions and prospects of North Carolina banking markets and the competitive environment and the economy generally, and the banking sector specifically; and

          (viii) the value received by holders of CB&T Common Stock pursuant to the Merger in relation to the historical trading prices and book value and earnings per share of CB&T Common Stock.

     The CB&T Board believes that, by becoming a part of a larger organization with greater resources, CB&T will be able in the future to serve its customers and communities better and to provide services that will be competitive in the market place. Similarly, a larger organization will provide greater career opportunities for CB&T's employees.

     The CB&T Board also considered the separate agreements and benefits proposed for employees, management and members of the CB&T Board. The Board concluded that those terms are fair and reasonable. See " -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."

     While each member of the CB&T Board individually considered the foregoing and other factors, the Board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The CB&T Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of the CB&T shareholders.


     THE CB&T BOARD UNANIMOUSLY RECOMMENDS THAT THE MERGER AGREEMENT BE ADOPTED AND APPROVED BY ALL SHAREHOLDERS OF CB&T.


OPINION OF CB&T'S FINANCIAL ADVISOR

  General

     Smith Capital was hired by CB&T based upon its principal's knowledge and experience with respect to community banks, especially in the North Carolina markets served by CB&T and Carolina First, and her knowledge of Carolina First. As a result, Smith Capital has acted as CB&T's financial advisor in connection with the Merger. Smith Capital has rendered opinions (collectively, the "Opinion") that, based upon and subject to the various considerations set forth therein, as of May 28, 1998 and the date of this Proxy Statement/Prospectus, the expected Final Exchange Ratio was and is fair, from a financial point of view to the holders of CB&T Common Stock. Smith Capital is a North Carolina corporation primarily engaged in: (1) performing valuations of, and valuations related to, closely held and publicly traded companies; and (2) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

     The consideration to be paid by Carolina First to CB&T shareholders in the Merger was determined by Carolina First and CB&T through arm's-length negotiations. No limitations were imposed by the CB&T Board or management of CB&T upon Smith Capital with respect to the investigations made or the procedures followed by Smith Capital in rendering its Opinion.


     In connection with rendering its Opinion to the CB&T Board, Smith Capital performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Smith Capital, in conducting its analyses and in arriving at its Opinion, has not conducted a physical inspection of any of the properties or assets of CB&T, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of CB&T. Smith Capital has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Carolina First and CB&T or that was publicly available. Its Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses. The following description and the analyses of Smith Capital reflects assumptions, projections and estimates which are forward-looking, and which have not been adopted or approved by Carolina First or CB&T. See "Special Cautionary Notice Regarding Forward-Looking Statements."


     Smith Capital delivered its first Opinion dated as of May 28, 1998, and its updated Opinion dated as of the date of this Proxy Statement/Prospectus, in each case to the CB&T Board, that the Final Exchange Ratio was fair, from a financial point of view, to the holders of CB&T Common Stock. At May 28, 1998, based on a price for Carolina First Common Stock of $33.50, the offer value to CB&T amounted to $24.72 per share at an estimated exchange ratio of approximately 0.74 shares of Carolina First Common Stock for each share of CB&T Common Stock.


     The full text of the Opinion of Smith Capital, dated the date of this Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limits on the review undertaken by Smith Capital is attached hereto as Appendix
II. CB&T shareholders are urged to read this opinion in its entirety. The summary set forth in this Proxy Statement/Prospectus of the Opinion of Smith Capital is qualified in its entirety by reference to the full text of the Opinion.

     In connection with the Opinion, Smith Capital reviewed, among other things;
(1) CB&T's Annual and Quarterly Reports to Shareholders, Annual Reports on Form F-2 and 10-KSB, Annual Proxy Statements to Shareholders and related financial information for each of the fiscal years in the three-year period ended December 31, 1997; (2) Carolina First's Annual Reports and Quarterly Reports to Shareholders, Annual Reports on Form 10-K, Annual Proxy Statement to Shareholders and related financial information for each of the fiscal years in the three-year period ended December 31, 1997; (3) CB&T's Quarterly Report to Shareholders and Quarterly Report on Form 10-QSB for the three months ended March 31, 1998; (4) Carolina First's Quarterly Report to Shareholders and Quarterly Report on Form 10-Q for the three months ended March 31, 1998; (5) certain publicly available information with respect to historical market prices and trading activity for CB&T Common Stock and Carolina First Common Stock and certain publicly traded financial institutions which Smith Capital deemed relevant; (6) the Merger Agreement; (7) other financial information concerning the business and operations of Carolina First and CB&T, including certain audited financial information, and certain internal analyses and forecasts for CB&T prepared by the senior management of CB&T; and (8) such financial studies, analyses, inquiries and other matters as Smith Capital deemed necessary.

     Smith Capital also conducted discussions with members of senior management of CB&T concerning its business and prospects and reviewed certain publicly available business and financial information and certain other information prepared or provided to Smith Capital in connection with the Merger.

     Smith Capital relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its Opinion. In that regard, Smith Capital assumed that the financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available judgment of CB&T. Any estimates contained in Smith Capital's analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and has assumed without independent verification, that such allowances for CB&T and Carolina First are adequate to cover such losses. In addition, Smith Capital has not reviewed individual credit files nor has it made or obtained an independent appraisal of the assets and liabilities of CB&T or Carolina First or any of Carolina First's subsidiaries.

  Comparative Analysis of Financial Condition -- Peer Group Analysis

     Smith Capital evaluated the financial terms of the Merger using standard valuation methods, including peer group analysis, market comparable analysis, comparable acquisition analysis, discounted future earnings and pro forma equivalent comparison. The following is a brief summary of the analyses performed by Smith Capital in connection with the Opinion.

     Smith Capital analyzed certain balance sheet, asset quality and performance data for CB&T and Carolina First, comparing these statistics to comparable data for a selected group of publicly traded banks which Smith Capital deemed relevant. Smith Capital took into account the fact that CB&T and Carolina First were different in terms of asset size and performance. The comparable group comprised 11 small, publicly traded banks with assets ranging from $127 million to $776 million. The analyses showed, among other things, the following:

     CB&T's ratio of equity to assets was 9.95% at March 31, 1998 versus 10.42% at December 31, 1997. The corresponding median peer group ratios were 9.60% and 9.53%. At March 31, 1998 CB&T's loan to deposit ratio was 62.89% versus a median peer group ratio of 81.35%. The corresponding ratios at December 31, 1997 were 68.05% for CB&T and 79.81% for the peer group.


     CB&T's net charge-offs (recoveries) as a percentage of average loans outstanding ranged from (0.25)% to 0.32% during the five-year period ended December 31, 1997. In the same period the allowance for loan losses to total year-end loans has ranged from 1.42% to 2.41%. At March 31, 1998 the allowance for loan losses was $807,000 or 1.45% of total loans. CB&T experienced net recoveries of approximately $8,400 in the first quarter 1998, and net charge-offs of $26,173 in 1997. In the group of comparable banks the median percentage of the allowance for loan losses to total loans was 1.50% and 1.47% at December 31,1997 and March 31, 1998, respectively and the median net charge-off ratios during the year ended December 31, 1997 and three months ended March 31, 1998, were 0.14% and 0.03%, respectively. The ratio of non-performing assets to total loans for CB&T was 0.13% at December 31, 1997 and 0.41% at March 31, 1998. The corresponding median percentages for the peer group were 0.43% and 0.36%, respectively.


     Smith Capital analyzed CB&T's asset, loan, deposit and income growth for the first three months of 1998 versus the same three months of 1997. During the period March 31, 1997 to March 31, 1998, CB&T's assets increased 6.04%, loans increased 5.17%, deposits increased 7.35%, net income increased 35.27% and net income per share increased 33.3%. The peer group medians were 15.07%, 14.57%, 14.47%, 15.61% and 13.94%, respectively. For the period 1993 through 1997 CB&T's assets, loans, deposits, net income, and net income per share increased 31.64%, 33.17%, 31.90%, 8.10%, and 2.53%, respectively. The median peer group rates were 13.78%, 15.97%, 12.68%, 12.94%, and 13.82%, respectively.


     CB&T's annualized return on assets was 0.41% and return on equity was 4.06% for the first three months of 1998, and 0.61% and 5.91%, respectively, during the year ended December 31, 1997. The corresponding peer group medians were 1.22% and 13.33% for the first three months of 1998 and 1.20% and 12.60% in 1997. CB&T's fully tax equivalent net interest margin was 5.24% in fiscal 1997. The median margin in the comparable bank group was 4.94% for 1997. CB&T's noninterest expense to average assets was 4.81% in 1997 compared to the peer group median of 3.60%, and 4.80% compared to 3.28% for the peer group in the first three months of 1998. Noninterest income for CB&T was 1.28% of average assets versus 0.91% for its peers in 1997, and 1.20% versus 1.00% (annualized) for the peer group in the first three months of 1998.


     Smith Capital's comparisons of Carolina First to the peer group showed, among other things, that Carolina First's ratio of equity to assets was 8.76% at March 31, 1998 versus 8.85% at December 31, 1997. The corresponding median peer group ratios were 9.60% and 9.53%. At March 31, 1998 Carolina First's loan to deposit ratio was 72.47% versus a median peer group ratio of 81.35%. The corresponding ratios at year end 1997 were 75.21% for Carolina First and 79.81% for the peer group.

     Carolina First's net charge-offs as a percentage of average loans outstanding ranged from a high of 0.26% to a low of 0.04 % in the periods ending December 31, 1993 through 1997. In the same period the allowance for loan losses to total year end loans ranged from 1.30% to 1.45%. At March 31, 1998 the allowance for loan losses was $5,178,477 or 1.47% of total loans. The ratio of net loan charge-offs to average loans was 0.08% for the three months ended March 31, 1998. In the group of comparable banks the median percentage of the allowance for loan losses to total loans was 1.50% at December 31,1997 and 1.47% at March 31, 1998, and the median net charge-off ratios were 0.14% and 0.03%, respectively. The ratio of non-performing assets to total loans and other real estate owned for Carolina First was 0.38% at December 31,1997 and 0.40% at March 31, 1998. The corresponding median percentages for the peer group were 0.43% and 0.36%.

     Smith Capital analyzed Carolina First's asset, loan, deposit and income growth for the first three months of 1998 versus the same period in 1997. During the period March 31, 1997 to March 31, 1998, assets increased 23.3%, loans increased 12.25%, deposits increased 21.87%, net income increased 20.69% and diluted net income per share increased 11.43%. The peer group medians were 15.07%, 14.57%, 14.47%, 15.61% and 13.94%, respectively. From March 31, 1997 to
March 31, 1998 Carolina First's dividend per share increased 33.33%, compared to a median peer group increase of 12.00%. For the period 1993 through 1998 Carolina First's assets, loans, deposits, net income, net income per share and dividends per share increased 14.80%, 15.14%, 13.59%, 23.84%, 18.32%, and
15.00%, respectively. The median peer group rates were 13.78%, 15.97%, 12.68%, 12.94%, 13.82%, and 14.19%, respectively.

     Carolina First's annualized return on assets was 1.34% and return on equity was 16.27%, for the first three months of 1998 and 1.30% and 15.97%, respectively, during the year ended December 31, 1997. The corresponding peer group medians were 1.22% and 13.33% in the first three months of 1998 and 1.20% and 12.60% in 1997. Carolina First's fully tax equivalent net interest margin was 4.91% for the first three months of 1998 compared to 4.91% in fiscal 1997. The median margins in the comparable bank group were 4.69% for the first three months of 1998 and 4.94% for 1997. Carolina First's noninterest expense to average assets was 3.53% in 1997 compared to the peer group median of 3.60%, and 3.53% compared to 3.28%, respectively, in the first three months of 1998. Noninterest income for Carolina First was 1.15% of average assets versus a lower 1.00% for its peers in the first three months of 1998 and 1.15% versus 0.91% for the peer group in 1997.


  Market Comparable Analysis

     Smith Capital compared the market valuation of CB&T Common Stock and Carolina First Stock with the comparable group of publicly traded banks used in the analyses of financial condition.

     Smith Capital calculated price to earnings per share adjusted for non-recurring items ("adjusted LTM earnings") for the 12-month period ending March 31, 1998, price to book value, and price to assets as of March 31, 1998, for the comparable group, using the closing market prices of the peer group banks at May 19, 1998. The mean (excluding high and low) price multiples were used and they were 21.63x, 2.68x and 25.38%, respectively.


     Smith Capital then applied the selected multiples to CB&T's adjusted LTM earnings, book value and assets. Smith Capital then weighted the results to derive a final dollar value as follows: earnings 50% and price/book and price/assets each 25%. The resultant value was $20,301,709 or $14.71 per share. Carolina First's offer of $24.72 per share represented a premium of 68.04% to the derived value of $14.71.


     In addition, Smith Capital compared Carolina First's price per share to reported LTM earnings, price to book and price to assets as of March 31, 1998 to those of the peer group using closing market share prices at May 19, 1998. Smith Capital used median multiples from the comparable group to allow for the fact that Carolina First's performance was at least as good as that of the comparable group. Smith Capital found the respective multiples for Carolina First to be 26.58x, 2.87x and 27.76%. After applying the same weighting as for CB&T, the resulting value of Carolina First was $158,183,276 or $35.15 per share.

  Discounted Future Earnings and Cash Flow

     Smith Capital used a discounted cash flow approach to CB&T's cash flows projected through 2006. Several scenarios involving additional branches or stock repurchases were considered. The cash flows were discounted at 12.69% with a terminal cash flow multiple of 13.8x. The values derived ranged from $19,536,000 or $14.16 per share to $26,382,000 or $19.12 per share.

     Smith Capital then compared Carolina First's offer of $24.72 per share to CB&T's derived values and found it to represent premiums of 29.29% to 74.58%. Smith Capital then discounted estimated future earnings for Carolina First under various circumstances through 2002.


     The earnings derived were discounted at 12.69%. Terminal multiples of 13.80x and 17.40x were applied to earnings in 2002. These were then discounted at the same discount rates ranges used for the future earnings to produce a final net present value range for Carolina First.


     The range of values for Carolina First was $114,551,000 or $26.11 per share to $180,985,000 or $40.22 per share. Carolina First did not participate in, nor did it approve or adopt Smith Capital's analyses or conclusions as to the future performance of Carolina First or the value of Carolina First Common Stock performed on behalf of CB&T, much of which depends upon the assumptions used and future events. See "Special Cautionary Notice Regarding Forward-Looking Statements."

  Comparable Acquisition Analysis

     Smith Capital performed an analysis of premiums paid in completed stock for stock merger transactions between 1992 and 1998, where the buying or selling bank was in the Carolinas or Georgia. Smith Capital selected median multiples for transactions completed in 1998. The multiples used were the price received by the seller as a multiple of its book value, earnings and assets. The median price to earnings, price to book value, and price to assets were 23.3x, 3.36x and 27.10% respectively. These multiples were applied to the appropriate CB&T values and the results weighted, 50% to earnings and 25% each to book value and assets. The resulting value was $22,058,320 or $15.98 per fully diluted share. Carolina First's offer of $24.72 exceeded the CB&T comparable derived acquisition value of $15.98 by 54.66%.

     Smith Capital also calculated the pro forma book value per share, dividend per share and LTM earnings per share for the combined company as of March 31, 1998 and multiplied each result by the expected Final Exchange Ratio to determine the equivalent value for CB&T. These values were compared to CB&T's pre-merger book value per share, LTM earnings and dividend per share as of March 31, 1998. The analysis indicated that the CB&T equivalent book value per share, dividend per share and LTM earnings per share were $7.95, $0.21, and $0.94 compared to $7.48, $0.12 and $0.44, respectively, before the Merger.

     In connection with rendering the Opinion, Smith Capital updated certain of the analyses used in the Opinion dated May 28, 1998 and reviewed assumptions on which such analyses were based, and the factors considered in connection therewith.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion. In arriving at its fairness determination, Smith Capital considered the results of such analyses. No company or transaction used in the above analysis as a comparison is identical to CB&T or Carolina First or the contemplated transaction. The analyses were prepared solely for the purposes of Smith Capital providing its Opinion to the CB&T Board as to the fairness, from a financial point of view, of the expected Final Exchange Ratio to CB&T's shareholders and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Carolina First did not participate in, and has not approved or adopted, the analyses or conclusions of Smith Capital as to the future performance of Carolina First or the value of Carolina First Common Stock, much of which depends upon the assumptions used and upon future events. See "Special Cautionary Notice Regarding Forward-Looking Statements."

     CB&T has paid Smith Capital $50,000 through June 30, 1988 for its services, including $30,000 in payment of its monthly retainer of $5,000 and $10,000 for the Opinion and $10,000 for valuation services. CB&T has also agreed to reimburse Smith Capital for its out of pocket expenses and to indemnify Smith Capital against certain liabilities.

     THE FULL TEXT OF SMITH CAPITAL'S OPINION AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS ON REVIEW UNDERTAKEN IS ATTACHED AS APPENDIX II TO THIS PROXY STATEMENT/PROSPECTUS, IS INCORPORATED HEREIN BY REFERENCE, AND SHOULD BE READ IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. SMITH CAPITAL'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXPECTED FINAL EXCHANGE RATIO TO THE HOLDERS OF CB&T COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF CB&T COMMON STOCK AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER.

OPINION OF CAROLINA FIRST'S FINANCIAL ADVISOR

  General

     Carolina First retained Robinson-Humphrey to act as its financial adviser in connection with the Merger, and a condition to Carolina First's obligations to close the Merger is the receipt from Robinson-Humphrey of a fairness opinion dated not more than five business days prior to the date of this Proxy Statement/Prospectus. Robinson-Humphrey has rendered an opinion to Carolina First's Board of Directors that, based on the matters set forth therein, the consideration to be paid in connection with the Merger is fair, from a financial point of view, to Carolina First's Shareholders. The text of such opinion is set forth in Appendix III to this Prospectus/ Proxy Statement.



     The consideration to be paid by Carolina First to CB&T shareholders in the Merger was determined by Carolina First and CB&T through arm's-length negotiations. No limitations were imposed by the Board of Directors or management of Carolina First upon Robinson-Humphrey with respect to the investigations made or the procedures followed by Robinson-Humphrey in rendering its opinion.



     In connection with rendering its opinion to Carolina First's Board of Directors, Robinson-Humphrey performed a variety of financial analyses. However, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robinson-Humphrey, in conducting its analysis and in arriving at its opinion, has not conducted a physical inspection of any of the properties or assets of CB&T, and has not made or obtained any independent valuation or appraisals of any properties, assets or liabilities of CB&T. Robinson-Humphrey has assumed and relied upon the accuracy and completeness of the financial and other information that was provided to it by Carolina First and CB&T or that was publicly available. Its opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of the date of, its analyses. The following description and the analyses of Robinson-Humphrey reflect assumptions, projections and estimates which are forward-looking, and which have not been adopted or approved by Carolina First or CB&T. See "Special Cautionary Notice Regarding Forward-Looking Statements."


  Valuation Methodologies

     In connection with its opinion on the Merger and the presentation of that opinion to Carolina First's Board of Directors, Robinson-Humphrey performed two valuation analyses with respect to CB&T: (i) an analysis of comparable prices and terms of recent transactions involving financial institutions acquiring banks; and (ii) a discounted cash flow analysis. For purposes of the comparable company and comparable transaction analyses, Carolina First's stock was valued at $33.50 per share.

  Comparable Transaction Analysis

     Robinson-Humphrey performed three analyses of premiums paid for selected banks with comparable characteristics to CB&T. Comparable transactions were considered to be: (i) transactions since January 1, 1997, where the seller was a bank with total assets between $75 million and $250 million; (ii) transactions since January 1, 1997, where the seller was a bank located in the Southeast with total assets between $75 million and $250 million, and (iii) transactions since January 1, 1997 where the seller was a bank located in North Carolina.

     (i) Based on the first of the foregoing transactions since January 1, 1997, where the seller was a bank with total assets between $75 million and $250 million, the analysis yielded a range of transaction values to shareholders' equity book value of 89.68% to 558.76%, with a mean of 244.02% and a median of 229.92%. These compare to a transaction value for the Merger of approximately 322.76% of CB&T's book value as of December 31, 1997.

     The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 89.68% to 558.76%, with a mean of 248.86% and a median of 237.17%. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 456.54% for the Merger.


     The analysis yielded a range of transaction values as a multiple of trailing 12-month earnings per share. These values ranged from 6.99x to 57.10x, with a mean of 22.11x and a median of 20.57x. These compare to a transaction value to the December 31, 1997 trailing 12-month earnings per share of CB&T Common Stock of 54.03x for the Merger.

     Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 5.07% to 60.56%, with a mean of 22.67% and a median of 22.38%. These compare to a transaction value to total assets at December 31, 1997 of approximately 33.66% for the Merger.

     (ii) Based on transactions since January 1, 1997, where the seller was a bank located in the Southeast with total assets between $75 million and $250 million, the analysis yielded a range of transaction values to book value of 138.10% to 588.76%, with a mean of 272.39% and a median of 269.66%. These compare to a transaction value for the Merger of approximately 322.76% of CB&T's book value as of December 31, 1997.

     The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 138.10% to 558.76%, with a mean of 278.15% and a median of 269.66%. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 456.54% for the Merger.


     The analysis yielded a range of transaction values as a multiple of trailing 12-month earnings per share. These values ranged from 12.74x to 36.54x, with a mean of 22.57x and a median of 21.01x. These compare to a transaction value to the December 31, 1997 trailing 12-month earnings per share of 54.03x or the Merger.


     Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 12.02% to 60.56%, with a mean of 25.88% and a median of 24.21%. These compare to a transaction value to total assets at December 31, 1997 of approximately 33.66% for the Merger.

     (iii) Based on transactions since January 1, 1997, where the seller was a bank located in North Carolina, the analysis yielded a range of transaction values to book value of 102.09% to 336.34%, with a mean of 230.37% and a median of 250.95%. These compare to a transaction value for the Merger of approximately 322.76% of CB&T's book value as of December 31, 1997.

     The analysis yielded a range of transaction values as a percentage of tangible book value for the comparable transactions ranging from 102.09% to 356.75%, with a mean of 239.27% and a median of 265.92%. These compare to a transaction value to tangible book value at December 31, 1997 of approximately 456.54% for the Merger.


     The analysis yielded a range of transaction values as a multiple of trailing 12-month earnings per share. These values ranged from 20.60x to 35.08x, with a mean of 28.94x and a median of 28.83x. These compare to a transaction value to the December 31, 1997 trailing 12-months earnings per share of 54.03x for the Merger.


     Lastly, the analysis yielded a range of transaction values as a percentage of total assets for the comparable transactions ranging from 16.20% to 34.19%, with a mean of 25.16% and a median of 25.14%. These compare to a transaction value to total assets at December 31, 1997 of approximately 33.66% for the Merger.


     No company or transaction used in the comparable transaction analyses is identical to CB&T. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments, as well as other factors that affect the public trading value or the acquisition value of the company to which it is being compared.


  Discounted Cash Flow Analysis

     Using discounted cash flow analysis, Robinson-Humphrey estimated the present value of the future stream of after-tax cash flows that CB&T could produce through 2002, under various circumstances, assuming that CB&T performed in accordance with the earnings/return projections of management at the time that Carolina First entered into acquisition discussions in late October 1997. Robinson-Humphrey estimated the terminal value for CB&T at the end of the period by applying multiples of earnings ranging from 14.0x to 16.0x and then discounting the cash flow streams, dividends paid to shareholders and terminal value using differing discount rates (ranging from 10.0% to 12.0%) chosen to reflect different assumptions regarding the required rates of return of CB&T and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a reference range of $38.94 million to $45.63 million, or $27.67 to $33.42 per share, for CB&T. Carolina First did not participate in, and has not approved or adopted, the analyses or conclusions of Robinson-Humphrey as to the future performance of Carolina First or the value of

Carolina First Common Stock, much of which depends upon the assumptions used and upon future events. See "Special Cautionary Notice Regarding Forward-Looking Statements."

  Compensation of Robinson-Humphrey

     Pursuant to an engagement letter dated April 4, 1998 between Carolina First and Robinson-Humphrey, Carolina First agreed to pay a $150,000 Fairness Opinion Fee at the time that the opinion is rendered. Carolina First has also agreed to indemnify and hold harmless Robinson-Humphrey and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the gross negligence of Robinson-Humphrey. Robinson-Humphrey has been engaged to advise Carolina First in connection with various transactions considered by Carolina First in recent years, and has agreed to serve as a market maker for Carolina First Common Stock if and when it is listed on the Nasdaq National Market.

     As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Carolina First's Board of Directors decided to retain Robinson-Humphrey based on its experience as a financial advisor in mergers and acquisitions of financial institutions, particularly transactions in the Southeastern region of the U.S., and its knowledge of financial institutions and Carolina First in particular.

EFFECTIVE TIME OF THE MERGER


     Subject to the conditions to the obligations of the parties to effect the Merger, unless otherwise mutually agreed upon in writing by Carolina First and CB&T, the Effective Time will occur on the date and at the time that the Articles of Merger relating to the Merger become effective with the North Carolina Secretary of State. Unless otherwise agreed upon by CB&T and Carolina First, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last consent of any regulatory authority required for the Merger; and (ii) the date on which the shareholders of CB&T and Carolina First, as the sole shareholder of Interim Bank, approve the matters relating to the Merger Agreement which are required to be approved by such shareholders by applicable law, or such later date within 30 days thereof as may be specified by Carolina First.


     No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. CB&T and Carolina First anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the Fall 1998. However, unexpected delays in the consummation of the Merger could occur.

     The Board of Directors of either CB&T or Carolina First generally may terminate the Merger Agreement if the Merger is not consummated by November 30, 1998, unless the failure to consummate by that date is the result of a breach of the Merger Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF CAROLINA FIRST STOCK CERTIFICATES


     Promptly after the Effective Time, Carolina First and CB&T will cause First Citizens Bank, acting in its capacity as Exchange Agent, to mail to each holder of record of Certificates which, immediately prior to the Effective Time, represented outstanding shares of CB&T Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of Carolina First Common Stock issuable pursuant to the Merger Agreement.


     HOLDERS OF CB&T COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

     Except for holders of CB&T Common Stock, if any, that have perfected dissenters' rights, upon surrender to the Exchange Agent of Certificates for CB&T Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of CB&T Common Stock surrendering such items, a certificate or certificates representing the number of shares of Carolina First Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share (without interest), together with all undelivered dividends or distributions in respect of such shares (without interest thereon).


     Whenever a dividend or other distribution is declared by Carolina First on Carolina First Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares of Carolina First Common Stock issuable pursuant to the Merger Agreement, but no dividend or other distribution payable after the Effective Time with respect to Carolina First Common Stock will be paid to the holder of any unsurrendered CB&T Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such CB&T Common Stock Certificate, however, both the Carolina First Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payments to be paid in lieu of fractional shares (without interest), will be delivered and paid with respect to each share represented by such Certificate. In no event will the holder of any surrendered Certificates be entitled to receive interest on any dividends or other amounts payable to such holder, and in no event will CB&T, Carolina First, or the Exchange Agent be liable to any holder of CB&T Common Stock for any Carolina First Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


     After the Effective Time, there will be no transfers of shares of CB&T Common Stock on CB&T's stock transfer books. If Certificates representing shares of CB&T Common Stock are presented for transfer after the Effective Time, upon proper completion of the letter of transmittal and surrender of such Certificates and other exchange material, such Certificates will be canceled and exchanged for the shares of Carolina First Common Stock and a check for the amount due in lieu of fractional shares, if any, will be deliverable in respect thereof.

     After the Effective Time, holders of CB&T Certificates will have no rights with respect to the shares of CB&T Common Stock formerly represented thereby other than the right to surrender such Certificates and receive in exchange therefor the shares of Carolina First Common Stock, if any, to which such holders are entitled, as described above, or the right to perfect their dissenters' rights.

     If any certificate for Carolina First Common Stock is to be issued in a name other than that in which the CB&T Certificate surrendered for exchange is issued, the CB&T Certificate so surrendered shall be accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid.

CONDITIONS TO CONSUMMATION OF THE MERGER


     Consummation of the Merger is subject to various conditions, including (i) receipt of the approval of the Merger Agreement by the shareholders of CB&T as required by the CB&T Articles of Incorporation and North Carolina law; (ii) receipt of certain regulatory approvals required for consummation of the Merger;
(iii) receipt of a favorable opinion of Alston & Bird LLP as to the tax-free nature (except for cash received in lieu of fractional shares) of the Merger;
(iv) the Registration Statement being declared effective and all necessary SEC and state approvals relating to the issuance or trading of the shares of Carolina First Common Stock issuable pursuant to the Merger shall have been received; (v) the accuracy, as of the date of the Merger Agreement and as of the Effective Time, of the representations and warranties of CB&T and Carolina First as set forth in the Merger Agreement; (vi) the performance in all material respects of all agreements and the compliance in all material respects with all covenants of CB&T and Carolina First as set forth in the Merger Agreement; (vii) receipt by Carolina First and CB&T of a letter from KPMG Peat Marwick LLP, dated as of the Effective Time, to the effect that the Merger will qualify for pooling-of-interests accounting treatment and that such firm is not aware of any matters relating to CB&T that would preclude the Merger from qualifying for pooling-of-interests accounting treatment; (viii) receipt of all consents required for consummation of the

Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect; (ix) the absence of any law or order or any action taken by any court, governmental, or regulatory authority prohibiting, restricting, or making illegal the consummation of the transaction;
(x) receipt by Carolina First and CB&T of letters from Robinson-Humphrey and Smith Capital respectively, confirming that the consideration to be paid by Carolina First in connection with the Merger is fair from a financial point of view; (xi) that the CB&T shareholders' equity as of the Closing is not less that CB&T's shareholders' equity as of December 31, 1997, excluding certain items;
(xii) shareholders of CB&T shall not have given notice of their intent to exercise their statutory rights of dissent with respect to more than 5% of the outstanding shares of CB&T Common Stock; and (xiii) satisfaction of certain other conditions, including the receipt of agreements of affiliates of CB&T relating to claims against CB&T or Carolina First, non-competition and securities law compliance, and various certificates from the officers of CB&T and Carolina First. See "-- Regulatory Approvals" and "-- Waiver, Amendment, and Termination."

     No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before November 30, 1998, the Merger Agreement may be terminated and the Merger abandoned by vote of a majority of the Board of Directors of either CB&T or Carolina First. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVALS

     The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE TIMING OF, OR CONDITIONS OR RESTRICTIONS IMPOSED BY, ANY SUCH APPROVALS.

     CB&T and Carolina First are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

     The Merger is subject to the prior approval of the Federal Reserve under the BHC Act. The formation of Interim Bank is subject to the prior approval of the Office of the Commissioner of Banks of North Carolina (the "Commissioner," and together with the Federal Reserve and the FDIC, the "Regulators"), and the Merger is subject to approval by the FDIC and the Commissioner. Applications seeking such approvals were filed with the Federal Reserve, the FDIC and the Commissioner on July 13, 1998. In evaluating the Merger, the Federal Reserve and FDIC must consider, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The Commissioner must determine whether (i) the interests of depositors, creditors and shareholders of each party to the Merger are protected; (ii) the Merger is in the public interest; and (iii) the Merger is made for legitimate purposes. The relevant statutes prohibit the Regulators from approving the Merger if (i) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or (ii) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Regulators find that any anti-competitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Merger may not be consummated until the 15th day following the date of the FDIC or Federal Reserve approval, whichever is the later, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. Carolina First and CB&T are unaware of any facts that would preclude approval of the applications by the Regulators.

WAIVER, AMENDMENT, AND TERMINATION

     To the extent permitted by applicable law, CB&T and Carolina First may amend the Merger Agreement by written agreement at any time before or after approval of the Merger Agreement by the CB&T shareholders; provided, however, that after such approval is granted, no amendment may be made that, pursuant to the North Carolina law, would require further approval by CB&T's shareholders without the requisite approval of the holders of the issued and outstanding shares of CB&T Common Stock entitled to vote thereon. In addition, prior to or at the Effective Time, either CB&T or Carolina First, or both, acting through their respective Board of Directors, chief executive officer or other authorized officers may waive any default in the performance of any term of the Merger Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Merger Agreement, and may waive any or all of the conditions precedent to the obligations of such party under the Merger Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of CB&T or Carolina First, as the case may be.

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of CB&T and Carolina First; (ii) by CB&T or Carolina First (a) in the event of any material breach by the other party of any representation or warranty contained in the Merger Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such breach and which breach is reasonably likely, in the opinion of the non-breaching party, to have, individually or in the aggregate, a CB&T or Carolina First Material Adverse Effect (as defined in the Merger Agreement), as applicable, on the breaching party; (b) in the event of a material breach by the other party of any covenant or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; (c) if the Merger is not consummated by November 30, 1998, provided that the failure to consummate is not due to the breach by the party electing to terminate; (d) if (1) any approval of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Merger Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal, or (2) the shareholders of CB&T fail to vote their approval of the Merger Agreement and the other transactions contemplated therein at the Special Meeting, or (e) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied or fulfilled by the appropriate party by November 30, 1998, (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (iii) by Carolina First, in the event that the CB&T Board has resolved not to reaffirm the Merger (to the exclusion of any other Acquisition Proposal (as defined in the Merger Agreement)) or if the CB&T Board has affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of substantially all of the assets of CB&T.

     If the Merger is terminated as described above, the Merger Agreement will become void and have no effect, except that certain provisions of the Merger Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Merger Agreement, will survive. In addition, termination of the Merger Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     If the Merger Agreement is terminated for certain reasons, including an uncured material breach of a representation, warranty or covenant by CB&T, and CB&T agrees to, or enters into, another business combination with a third-party within six months of the date of termination of the Merger Agreement, the third-party, or failing them, CB&T, must pay Carolina First $1.6 million in cash as a "break-up fee." See "-- Expenses and Fees."

DISSENTERS' RIGHTS

     If the Merger Agreement and the transactions contemplated thereby are consummated, any shareholder of CB&T who properly dissents from the Merger and perfects his statutory rights of dissent will be entitled to receive in cash the fair value of such shareholder's shares of CB&T Common Stock determined immediately prior to the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY APPLICABLE LAW WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

     Any shareholder of CB&T entitled to vote on the Merger Agreement has the right to receive payment of the fair value of his or her shares of CB&T Common Stock upon compliance with the applicable provisions of the NCBCA. A CB&T shareholder may dissent as to all or less than all of the shares that are registered in his or her name if such shareholder dissents with respect to all shares beneficially owned by one person and notifies CB&T in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. Any CB&T shareholder intending to enforce the right to dissent (i) must not vote in favor of the Merger Agreement, and (ii) must file a written notice of intent to demand payment for his or her shares (the "Objection Notice") with CB&T, 2 South Main Street, Marion, North Carolina 28752 (telephone (828) 652-1112,
Attention: Eric L. Ross), before the vote on the proposal to approve the Merger Agreement and the transactions contemplated thereby is taken at the Special Meeting. The Objection Notice must state that the shareholder intends to demand payment for his or her shares of CB&T Common Stock if the Merger is effected. A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT, IN AND OF ITSELF, WILL NOT CONSTITUTE AN OBJECTION NOTICE SATISFYING THE REQUIREMENTS OF THE NCBCA.



     If the Merger Agreement is approved by CB&T's shareholders at the Special Meeting, each shareholder who has properly filed an Objection Notice and did not vote in favor of the Merger Agreement will be notified by CB&T of such approval, by a dissenters' notice (the "Dissenters' Notice"), within 10 days of the Special Meeting. Within 30-60 days following receipt of the Dissenters' Notice, which date shall be specified in the Dissenters' Notice, any shareholder electing to dissent must demand payment of the fair value of such shares (the "Demand"), and deposit the Certificates representing the CB&T Common Stock with CB&T.



     As soon as the Merger is consummated, or upon the receipt of the Demand, CB&T shall offer to pay each shareholder who has properly filed a Demand, an amount CB&T estimates to be the fair value for the shareholder's shares, plus interest accrued to the date of payment. This offer will be accompanied by (i) certain of CB&T's financial statements; (ii) an explanation of how CB&T estimated the fair value of the shareholder's shares and how the interest was calculated; (iii) a statement of the shareholder's right to demand payment under NCBCA Section 55-13-28; and (iv) a copy of NCBCA Article 13. If the Merger is not consummated within 60 days following the date set for demanding payment and depositing share Certificates, CB&T shall return the deposited Certificates. If the Merger is subsequently consummated it must send a new Dissenters' Notice and repeat the payment demand procedure.



     A dissenter may notify CB&T in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of such estimated value, or reject CB&T's offer and demand payment of the fair value of his shares and interest due, if (i) he believes that the amount offered is less than the fair value of his shares or the interest due is incorrectly calculated;
(ii) CB&T fails to make payment within 30 days after the dissenter's acceptance of CB&T's offer; or (iii) having failed to consummate the Merger, CB&T does not return the deposited Certificates within 60 days after the date set for demanding payment. A dissenter will waive his right to demand payment under the foregoing provisions if he does not notify CB&T of his demand in writing within 30 days after CB&T offers payment for his shares, or within 30 days after CB&T fails to perform timely, as applicable. If the dissenter fails to notify CB&T of his demand within such 30-day period, he shall be deemed to have withdrawn his dissent and demand for payment.


     If a demand for payment remains unsettled, the dissenter may institute proceedings within 60 days of the earlier of the date payment is made or the date of the dissenter's payment demand for his estimate of the fair value of his CB&T Common Stock, in the Superior Court Division of the General Court of Justice (the "Court") requesting the Court to determine the fair value of such dissenting shareholder's shares and accrued interest. If the dissenter fails to file such action within such 60-day period, he shall be deemed to have withdrawn his dissent and demand for payment. The Court may, in its discretion, appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. The judgment may, in the discretion of the Court, include a fair rate of interest.

     The Court will determine the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraisers) and shall assess such costs as it finds equitable. The Court may also assess the fees and expenses of counsel and experts for the respective parties in amounts the Court finds equitable, against (i) CB&T and in favor of any or all dissenters if the Court finds that CB&T did not substantially comply with the requirements of the dissenter's rights provisions of the NCBCA; or (ii) against either CB&T or a dissenter, in favor of either or any other party, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by the NCBCA.

     THE FOREGOING SUMMARY OF THE APPLICABLE PROVISIONS OF NCBCA SECTIONS 55-13-01 THROUGH 55-13-31 IS NOT INTENDED TO BE A COMPLETE STATEMENT OF SUCH PROVISIONS, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH SECTIONS, WHICH ARE INCLUDED AS APPENDIX IV HEREOF. THE PROVISIONS OF THE STATUTES ARE TECHNICAL IN NATURE AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WHO DESIRES TO EXERCISE THE RIGHT TO OBJECT TO THE MERGER AGREEMENT CONSULT HIS OWN COUNSEL. FAILURE TO COMPLY WITH THE PROVISIONS OF THE STATUTE MAY PRECLUDE A SHAREHOLDER FROM PERFECTING HIS RIGHTS OF DISSENT AND APPRAISAL.

     Any dissenting CB&T shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "-- Federal Income Tax Consequences of the Merger."

CONDUCT OF BUSINESS PENDING THE MERGER

     Pursuant to the Merger Agreement, CB&T has agreed that unless the prior written consent of Carolina First has been obtained, and except as otherwise expressly contemplated in the Merger Agreement, CB&T will (i) operate its business only in the usual, regular, and ordinary course and in a manner to preserve intact its business organization and assets and maintain its rights and franchises; and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction of the type referred to in the Merger Agreement; or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement. The Merger Agreement also provides that CB&T shall cooperate with Carolina First in terminating the CB&T ESOP (as defined in the Merger Agreement) and otherwise changing its benefit plans effective as of consummation of the Merger.


     In addition, CB&T has agreed that, prior to the earlier of the Effective Time or termination of the Merger Agreement, CB&T will not, except with the prior written consent of Carolina First or as expressly contemplated or permitted by the Merger Agreement, do or agree or commit to do, any of the following: (i) amend the Articles of Incorporation, Bylaws, or other governing instruments of CB&T; (ii) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except as reasonable and customary or in the ordinary course of the business of CB&T consistent with past practices (which shall include the creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any asset of CB&T of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Merger Agreement that were previously disclosed to Carolina First by CB&T); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of CB&T, or declare or pay any dividend or make any other distribution in respect of any CB&T capital stock;
(iv) except pursuant to the Merger Agreement, or pursuant to the exercise of stock options outstanding as of the date of the Merger Agreement and pursuant to the terms thereof in existence on the date of the Merger Agreement or as disclosed to Carolina First by CB&T, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CB&T Common Stock, or any other capital stock of CB&T, or any stock appreciation rights, or any option, warrant or other equity right (as defined in the Merger Agreement); (v) adjust, split, combine, or reclassify any capital stock of CB&T or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CB&T Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any CB&T subsidiary (unless any such shares of stock are sold or otherwise transferred to another CB&T company) or any assets other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly owned CB&T subsidiary, or otherwise acquire direct or indirect control over any person, other than in connection with (a) foreclosures in the ordinary course of business, (b) acquisitions of control by a depository institution subsidiary in its fiduciary capacity, or (c) the creation of new wholly owned subsidiaries organized to conduct or continue activities otherwise permitted by the Merger Agreement;
(vii) grant any increase in compensation or benefits to the employees or officers of any CB&T company except in accordance with past practice previously disclosed to Carolina First by CB&T or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Merger Agreement and previously disclosed to Carolina First by CB&T; enter into or amend any severance agreements with officers of any CB&T company; or grant any material increase in fees or other increases in compensation or other benefits to directors of any CB&T company except in accordance with past practice previously disclosed to Carolina First by CB&T; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other equity rights (as defined in the Merger Agreement); (viii) enter into or amend any employment contract between any CB&T company and any person (unless such amendment is required by law) that the CB&T company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time; (ix) adopt any new employee benefit plan of any CB&T company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any CB&T company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practice, (x) make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles; (xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any CB&T company for material money damages or restrictions upon the operations of any CB&T company; (xii) enter into, modify, amend or terminate any material contract (including any loan contract with an unpaid balance exceeding $250,000) or waive, release compromise or assign any material rights or claims; or (xiii) incur or become obligated to incur any expenses exceeding $50,000, whether capitalized, expensed or otherwise, other than in the ordinary course of business.

     The Merger Agreement also provides that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, Carolina First covenants and agrees that unless the prior written consent of CB&T has been obtained, and except as otherwise expressly contemplated in the Merger Agreement, it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Carolina First Common Stock and the business prospects of the Carolina First companies, and to the extent consistent therewith use all reasonable efforts to preserve intact the Carolina First core businesses and goodwill with their respective employees and the communities they serve, and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Merger Agreement without imposition of a condition or restriction of the type referred to in the Merger Agreement, or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Merger Agreement; provided, that the foregoing shall not prevent any Carolina First company from acquiring any assets or other businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of Carolina First, desirable in the conduct of the business of Carolina First and its subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. Carolina First also has agreed to not, without the prior written consent of CB&T, which consent may not be unreasonably withheld, amend the Carolina First Articles of Incorporation or Bylaws in any manner adverse to the holders of CB&T Common Stock as compared to the rights of holders of Carolina First Common Stock generally as of the date of the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER; INTERESTS OF CERTAIN PERSONS IN THE MERGER


     CB&T will be the surviving bank resulting from the Merger. The directors of CB&T in office immediately prior to the Effective Time, together with two additional persons nominated by Carolina First, will serve as directors of CB&T after the Effective Time. The officers of CB&T in office immediately prior to the Effective Time (except for Alan W. Jackson, Senior Vice President and Chief Financial Officer, who has resigned effective at such time), will serve as the officers of CB&T from and after the Effective Time. Three current directors of CB&T, who shall be recommended by CB&T, will be elected to the Board of Directors of Carolina First. For a description of the provisions of the Merger Agreement affecting the operations of CB&T and Carolina First prior to the Effective Time, see "-- Conduct of Business Pending the Merger."


  Indemnification and Advancement of Expenses


     The Merger Agreement provides that for a period of three years after the Effective Time, Carolina First will indemnify, and will cause CB&T as the surviving bank to defend and hold harmless, the present and former directors, officers, employees, and agents of CB&T against all liabilities arising out of actions or omissions arising out of the indemnified party's service or services as directors, officers, employees or agents of CB&T, or at CB&T's request, of another corporation, partnership, joint venture, trust or other enterprise, occurring at or prior to the Effective Time (including the transactions contemplated by the Merger Agreement) to the fullest extent permitted under North Carolina law and by CB&T's Articles of Incorporation or Bylaws, as in effect on March 1, 1998, including provisions relating to advances of expenses incurred in the defense of any litigation and whether or not any Carolina First company is insured against any such matter. Nothing in the Merger Agreement is intended, however, to affect the indemnified party's right to indemnity under CB&T's Articles of Incorporation and Bylaws (as in effect on March 1, 1998), subject to the claims letters to be delivered to Carolina First prior to the Effective Time. In any case in which approval by Carolina First is required to effectuate any indemnification, at the election of the indemnified party, the determination of any such approval will be made by independent counsel mutually agreed upon between Carolina First and the indemnified party.


  Employment Agreement


     CB&T has entered into an employment agreement with Ronnie D. Blanton, dated as of June 4, 1998, which will become effective at the Effective Time (the "Blanton Agreement"). The terms of the Blanton Agreement are substantially similar to the terms of Carolina First's other employment agreements with executive officers. The Blanton Agreement has a three-year term, provided however, that the employment may continue beyond such term, upon the mutual agreement of Mr. Blanton and CB&T.



     The Blanton Agreement provides for payment of a transition bonus of $105,000 at the Effective Time, with an additional transition bonus payable in 12 equal monthly installments of $8,781.25, through the first anniversary of the Effective Time, a base salary of $92,500 per annum, a suitable automobile for Mr. Blanton's use in carrying out his duties to CB&T and its affiliates, participation in the Carolina First 401K plan, a non-contributory employee group life insurance plan, a non-contributory accident and health insurance plan and a non-contributory disability plan, club dues to a civic club and a country club, a grant of new stock options to purchase 7,500 shares of Carolina First Common Stock at a per share exercise price equal to the closing price of shares of Carolina First Common Stock on the date of grant and three weeks of paid vacation annually. The new options will vest ratably over a six-year period and have a term of 10 years, and all of Mr. Blanton's existing 25,000 CB&T Options will be assumed by Carolina First and converted into options of Carolina First Common Stock pursuant to the Final Exchange Ratio. Mr. Blanton may also receive other compensation, including a bonus based on meeting certain performance goals, and will be entitled to participate in all current and future employee benefit plans and arrangements in which senior management of Carolina First's bank subsidiaries may participate.


     The Blanton Agreement provides that Mr. Blanton's employment may be terminated for cause, as defined in the Blanton Agreement, and also upon Mr. Blanton's death or permanent disability. The Blanton Agreement may also be terminated by either party giving written notice of termination to the other at least

60 days prior to the effective date of such termination. In the event that CB&T terminates Mr. Blanton's employment, without cause, by giving 60 days' written notice, or upon Mr. Blanton's death or disability, Mr. Blanton, or his personal representatives, shall continue to receive the payments and benefits described above as if his employment had not terminated. If Carolina First terminates Mr. Blanton's employment without cause prior to January 31, 2002, Carolina First shall continue to pay the annual salary and other benefits described above (other than performance bonus) until January 31, 2002, or 12 months pay, whichever is greater, as severance pay. The Blanton Agreement also contains a change in control provision which would allow Mr. Blanton to terminate such agreement and to receive a lump sum payment equal to his annual salary and maximum bonus for the year in which the change in control occurs and such payment will be in addition to and not in lieu of his regular compensation should he remain in the employ of Carolina First or its successor after a change in control. A "change in control" includes the acquisition of 25% or more of the combined voting power of Carolina First's or its parent company's then outstanding securities.



     The non-competition clause in the Blanton Agreement provides that, during the term of the Blanton Agreement and for a period of two years after the termination of Mr. Blanton's employment, Mr. Blanton is prohibited from (i) using any information obtained as a result of his employment with CB&T to solicit any business of any customers; (ii) soliciting the employment of any employees of CB&T or Carolina First, or their affiliates; or (iii) directly or indirectly serving as a consultant to, a management official of, or being or becoming a major shareholder of any financial institution (other than Carolina First or CB&T) having an office in Avery, Buncombe, Jackson, McDowell, Rutherford and Transylvania Counties, North Carolina, without CB&T's prior written consent. The prohibitions in clause (iii) regarding service with any other financial institution are inapplicable in the event that Mr. Blanton is involuntarily terminated by CB&T.


  Consulting, Severance and Shareholder's Agreements


     CB&T has entered into a consulting agreement and a severance agreement with Alan W. Jackson (the "Consulting Agreement" and "Severance Agreement," respectively), both dated as of June 4, 1998, which will become effective at the Effective Time.


     The Severance Agreement provides for a lump sum cash severance payment of $210,935 in consideration for Mr. Jackson continuing to serve in his present capacity as Senior Vice President and Chief Financial Officer of CB&T pending consummation of the Merger and using his best efforts to facilitate the Merger. Mr. Jackson will also be entitled to any vested benefits he has under the employee benefit plans of CB&T at the Effective Time and he has the right to purchase continued health insurance coverage for a period of up to 18 months pursuant to the terms of applicable law. All of Mr. Jackson's vested and unvested CB&T Options will expire and cease to be of effect at the Effective Time.

     The Severance Agreement also contains a reciprocal release and discharge by Mr. Jackson and CB&T, from any and all claims, demands, causes of action, suits, contracts or liabilities whatsoever, in law or in equity, which are in any way connected with Mr. Jackson's employment with CB&T or the termination of that employment.


     The Consulting Agreement provides that Mr. Jackson will continue to provide certain services to CB&T for a period of nine months after the Effective Time (the "Engagement Period"). During the Engagement Period, CB&T will pay Mr. Jackson a total of $68,000, in equal monthly installments. Mr. Jackson's consulting engagement may be terminated by CB&T at any time during the Engagement Period for any reason, with or without cause, and will terminate automatically upon Mr. Jackson's death during the Engagement Period. Mr. Jackson may resign at any time during the Engagement Period. If CB&T terminates the Consulting Agreement during the Engagement Period, by reason of a breach of Mr. Jackson's obligations to CB&T, which breach cannot be cured or which has not been cured within 30 days of Mr. Jackson receiving written notice of such breach, CB&T will make a lump sum cash payment within 30 days of the date of termination in respect of the compensation due to Mr. Jackson under the Consulting Agreement to the extent not theretofore paid. If Mr. Jackson's engagement is terminated otherwise than by reason of a breach of his obligations to CB&T, CB&T shall make a lump sum payment within 30 days of the date of termination in respect of compensation due through the date of termination to the extent not theretofore paid and CB&T shall continue to pay Mr. Jackson the compensation due to him pursuant to the Consulting Agreement until the last day of the Engagement Period. If Mr. Jackson's engagement is terminated by reason of his death during the Engagement Period, his estate will receive all compensation accrued but not paid and the compensation due to Mr. Jackson pursuant to the terms of the Consulting Agreement until the end of the Engagement Period. If Mr. Jackson terminates his consulting engagement arrangement, he shall only receive a lump sum cash payment in respect of sums due to him to the date of such termination but which have not been paid. The Consulting Agreement also contains a nonsolicitation clause pursuant to which, for a period of two years after termination of Mr. Jackson's consulting arrangement, he shall not (i) use any information obtained as a result of his engagement with CB&T or his prior employment with CB&T to solicit any business of any customers; or (ii) solicit the employment of any employees of CB&T or Carolina First, or their affiliates or subsidiaries.



     Mr. Jackson has also entered into a Shareholder's Agreement with CB&T dated as of June 4, 1998, pursuant to which Mr. Jackson has agreed that he will not transfer, sell, assign, convey or encumber any of the shares of CB&T Common Stock owned by him during the term of the Shareholder's Agreement and that he intends to and will vote all such shares beneficially owned by him in favor of the Merger and that he will surrender the Certificate of Certificates representing such shares to Carolina First upon consummation of the Merger. Mr. Jackson has also agreed that, for a period of two years after the Effective Time, he will not, without the prior written consent of Carolina First, directly or indirectly serve as a consultant to, a management official of, or become a major shareholder of, any financial institution (other than Carolina First or CB&T) having its main office in the cities of Banner Elk, Black Mountain, Sylva, Marion, Forest City, Rutherfordton or Brevard, North Carolina.


  Officer Stock Options


     CB&T has granted stock options to certain of its officers under the CB&T Stock Option Plan (the "CB&T Option Plan"). Options granted are intended to be incentive stock options. The options have vesting and exercise periods of not more than seven years from the date of grant. Such stock options, to the extent not exercised or terminated at the Effective Time of the Merger, will be assumed by Carolina First in the Merger. See "Business of CB&T -- Stock Option Plan."


  Other Matters Relating to CB&T Employee Benefit Plans


     The Merger Agreement also provides that, after the Effective Time, Carolina First will provide generally to officers and employees of CB&T, employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Carolina First Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Carolina First companies to its similarly situated officers and employees, provided, that, for a period of 12 months after the Effective Time, Carolina First shall provide generally to officers and employees of CB&T severance benefits with the following terms: (i) for Vice President and above, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than 12 months of compensation); (ii) for Assistant Vice President, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than nine months of compensation); and (iii) for all other employees, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than six months of compensation). All such payments will be paid in cash and in full, not later than 30 days after termination. Carolina First will offer any terminated employees compensation for unused vacation days and career continuation counseling and will give each such employee priority consideration for future positions at Carolina First as they become available, consistent with the employee's ability to perform such duties. The foregoing severance benefits shall not be applicable to Alan W. Jackson, who is the subject of separate agreements which are referred to above. For purposes of participation, vesting and (except in the case of Carolina First retirement plans) benefit accrual under Carolina First's employee benefit plans, the service of the employees of CB&T prior to the Effective Time shall be treated as service with a Carolina First company participating in such employee benefit plans.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a discussion of the material federal income tax consequences of the Merger to holders of CB&T Common Stock. This discussion may not apply to special situations, such as CB&T shareholders, if any, who hold CB&T Common Stock other than as a capital asset, who received CB&T Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold CB&T Common Stock as part of a "straddle" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions, or foreign persons, and does not discuss any aspects of state, local, or foreign taxation. This discussion is based upon the laws, regulations, rulings, and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the Internal Revenue Service on any matter relating to the tax consequences of the Merger.


     Consummation of the Merger is conditioned upon receipt by Carolina First and CB&T of an opinion from Alston & Bird LLP, special counsel to Carolina First, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Merger Agreement and upon factual statements and factual representations made by Carolina First and CB&T, it is such firm's opinion that:


          (a) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code.

          (b) No gain or loss will be recognized by the holders of CB&T Common Stock upon the exchange in the Merger of all of their shares of CB&T Common Stock solely for shares of Carolina First Common Stock (except with respect to any cash received in lieu of a fractional share interest in Carolina First Common Stock).

          (c) No gain or loss will be recognized by Carolina First upon the receipt of CB&T Common Stock solely in exchange for Interim Bank Common Stock.

          (d) No gain or loss will be recognized by Interim Bank on the transfer of its assets to CB&T solely in exchange for shares of CB&T Common Stock.

          (e) No gain or loss will be recognized by CB&T upon the receipt of the assets of Interim Bank solely in exchange for shares of CB&T Common Stock.

          (f) The aggregate tax basis of the Carolina First Common Stock received by the CB&T shareholders in the Merger will, in each instance, be the same as the aggregate tax basis of the CB&T Common Stock surrendered in exchange therefor, less the basis of any fractional share of Carolina First Common Stock settled by cash payment.

          (g) The holding period of the Carolina First Common Stock received by the CB&T shareholders will, in each instance, include the period during which the CB&T Common Stock surrendered in exchange therefor was held, provided that the CB&T Common Stock was held as a capital asset at the Effective Time.

          (h) The payment of cash to CB&T shareholders in lieu of fractional share interests of Carolina First Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Carolina First. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

          (i) Where solely cash is received by a CB&T shareholder in exchange for CB&T Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's CB&T Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     THE TAX OPINION DOES NOT ADDRESS ANY ISSUES RELATED TO INTERCOMPANY TRANSACTIONS, ACCOUNTING METHODS, CHANGES IN ACCOUNTING METHODS OR INCOME OR DEFERRED GAIN RECOGNIZED PURSUANT TO THE TREASURY REGULATIONS

UNDER SECTION 1502 OF THE CODE. THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. CB&T SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT


     It is a condition to the closing of the Merger that KPMG Peat Marwick LLP issue a written letter that the Merger will be accounted for under the pooling-of-interests method of accounting. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of CB&T will be carried forward at their previously recorded amounts. Carolina First and CB&T currently believe the Merger will qualify for treatment under the pooling-of-interests method of accounting.



     For information concerning certain conditions to be imposed on the exchange of CB&T Common Stock for Carolina First Common Stock in the Merger by affiliates of CB&T and certain restrictions to be imposed on the transferability of the Carolina First Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "-- Resales of Carolina First Common Stock."


EXPENSES AND FEES


     The Merger Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that each of Carolina First and CB&T will bear and pay one-half of the filing fees and printing costs incurred in connection with the Registration Statement and this Proxy Statement/Prospectus.



     If, within six months of the termination of the Merger Agreement for the reasons described below, any third-party acquires, merges with, combines with, purchases 25% or more of the assets of, or engages in any other business combination with, or purchases any equity securities involving an acquisition of 25% or more of the voting stock of, CB&T, or enters into any binding agreement to do any of the foregoing (collectively, a "Business Combination") or any of the directors of CB&T individually or with other persons enters into any commitment, option, agreement, understanding or arrangement (whether or not binding) with respect to any Business Combination, such third-party shall pay to Carolina First, prior to the earlier of the consummation of the Business Combination or execution of any letter of intent or definitive agreement with CB&T relating to such Business Combination, $1.6 million in cash (the "Break-up Fee"), which amount represents Carolina First's and CB&T's best estimate of the value of the management time, overhead, opportunity costs and other costs that Carolina First incurred by or on behalf of Carolina First in connection with the transactions contemplated by the Merger Agreement. In the event such third-party shall refuse to pay such amounts within 10 days of demand therefor by Carolina First, the amounts shall be an obligation of CB&T and shall be paid by CB&T promptly upon notice to CB&T by Carolina First. The Break-up Fee shall only be payable if Carolina First terminates the Merger Agreement because (i) CB&T is in material breach of any representation, warranty, covenant, or other agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after Carolina First has given written notice of such breach, (ii) CB&T is unable to satisfy or fulfill any of the conditions precedent to the obligations of Carolina First to consummate the Merger by November 30, 1998 (other than those with respect to the receipt by Carolina First of the fairness opinion from Robinson-Humphrey or the signed affiliates agreements), (iii) the CB&T Board fails to reaffirm or support the Merger, or (iv) either party terminates the Merger Agreement because the CB&T shareholders fail to approve the Merger Agreement.

RESALES OF CAROLINA FIRST COMMON STOCK

     Carolina First Common Stock to be issued to shareholders of CB&T in connection with the Merger will be registered under the Securities Act. All shares of Carolina First Common Stock received by holders of CB&T Common Stock, and all shares of Carolina First Common Stock issued and outstanding immediately prior to the Effective Time, upon consummation of the Merger will be freely transferable by those shareholders of CB&T and Carolina First not deemed to be "affiliates" of CB&T or Carolina First. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with CB&T or Carolina First at the time of the Special Meeting (generally, executive officers and directors and controlling shareholders).

     SEC Rules 144 and 145 promulgated under the Securities Act restrict the sale of Carolina First Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Generally speaking, during the one-year period following the Effective Time, each Affiliate (and his family and related interests) of CB&T or Carolina First may resell shares of Carolina First Common Stock received by him in the Merger in any three-month period in "brokers' transactions" up to the greater of (i) 1% of the total outstanding shares of Carolina First Common Stock or (ii) the average weekly trading volume for the preceding four weeks. After this one-year period, Affiliates of CB&T who do not become Affiliates of Carolina First may resell their shares without restriction. Affiliates will receive additional information regarding the effect of Rules 144 and 145 on their ability to resell Carolina First Common Stock received in the Merger. Affiliates also would be permitted to resell Carolina First Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Carolina First Common Stock received by persons who may be deemed to be Affiliates of CB&T or Carolina First.

     CB&T has agreed to use its reasonable efforts to cause each person who may be deemed to be an Affiliate of CB&T to execute and deliver to Carolina First prior to the Effective Time, an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of or reduce its risk in respect of any Carolina First Common Stock obtained or to be obtained as a result of the Merger (i) during the 30 days preceding the Effective Time, (ii) until such time as financial results covering at least 30 days of post-Merger combined operations of Carolina First and CB&T have been published, and (iii) except in compliance with the Securities Act and the rules and regulations of the SEC thereunder. The receipt of these Affiliate Agreements by Carolina First is also a condition to Carolina First's obligation to consummate the Merger. Certificates representing shares of CB&T Common Stock surrendered for exchange by any person who is an Affiliate of CB&T for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of Carolina First Common Stock until Carolina First has received such a written agreement from such person. Prior to publication of such combined financial results, Carolina First will not transfer on its books any shares of Carolina First Common Stock received by any CB&T Affiliate pursuant to the Merger. The stock certificates representing Carolina First Common Stock issued to Affiliates in the Merger may bear a restrictive legend to enforce the foregoing provisions. See "-- Conditions to Consummation of the Merger."

               CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS


     As a result of the Merger, holders of CB&T Common Stock will exchange their shares of common stock of a North Carolina banking corporation governed by Chapter 53 of the General Statutes of North Carolina and the NCBCA and CB&T's Articles of Incorporation, as amended (the "CB&T Articles") and Bylaws, for shares of Common Stock of Carolina First, a North Carolina corporation governed by the NCBCA and Carolina First's Articles of Incorporation (the "Carolina First Articles") and Bylaws. Certain significant differences exist between the rights of CB&T shareholders and those of Carolina First shareholders. The differences deemed material by CB&T and Carolina First are summarized below. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders, and their respective entities, and it is qualified in its entirety by reference to Chapter 53 of the General Statutes of North Carolina and the NCBCA as well as the Carolina First Articles and Bylaws and the CB&T Articles and Bylaws.


     Certain provisions of the Carolina First Articles and Bylaws, such as the authorized preferred stock, the ability to classify the Carolina First Board of Directors with each class having a term of three years, the procedural requirements for shareholder proposals and nominations for directors, the limitation on calling special meetings of shareholders and the effects on constituencies that the Carolina First Board of Directors are required to consider, may have the effect of discouraging potential takeovers that certain shareholders might believe are desirable. These potential anti-takeover effects are discussed more fully in Carolina First's Proxy Statement dated March 26, 1998. See "Documents Incorporated by Reference."

AUTHORIZED CAPITAL STOCK


     Carolina First. Carolina First is authorized to issue an aggregate of 25,000,000 shares of capital stock, consisting of 20,000,000 shares of Common Stock, of which 4,408,319 shares were issued as of July 31, 1998, and 5,000,000 shares of preferred stock, $1.00 par value, none of which were issued as of July 31, 1998. The Carolina First Board of Directors is authorized to fix and determine the designations, voting powers (if any), preferences and other special rights and qualifications, limits or restrictions, relating to any particular series of preferred stock, including the rates and times at which dividends shall be paid, redemption provisions, conversion, exchange, purchase or other privileges, if any, rights upon liquidation, and the terms of the sinking fund, retirement, redemption or purchase account related thereto, if any, which will apply to such shares, and any rights of priority to which any funds or payments allocated therefor will have over the payment of any dividends or over any sinking fund, retirement, redemption or purchase account, or other payments or distributions in respect of other series of preferred stock.


     No holder of any shares has, as a matter of right, any preemptive or preferential right to subscribe for, purchase or receive any shares of any kind or any other corporation's securities or obligations.

     Unless otherwise required by Carolina First Articles, each outstanding share is entitled to one vote upon each matter submitted to a vote in a meeting of shareholders. The vote of a majority of the shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter unless the vote of a greater number is required by law or by the Carolina First Articles or Bylaws.


     CB&T. CB&T's authorized capital stock consists only of 4,000,000 shares of CB&T Common Stock, of which 1,345,080 shares were issued as of the CB&T Record Date. No preferred stock is authorized. CB&T's shareholders do not have the preemptive right to purchase or subscribe to any unissued authorized shares of CB&T Common Stock.


     Each outstanding share having voting rights is entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Except in the election of directors, the vote of a majority of shares voted on any matter at a meeting of shareholders at which a quorum is present shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law or by the CB&T Articles or Bylaws.


     Under Chapter 53 of the North Carolina General Statutes, if CB&T's capital stock is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon CB&T's shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder, upon 30 days' notice, to sell as much as is necessary of the stock of such shareholder to make good the deficiency.

AMENDMENTS TO ARTICLES AND BYLAWS

     Carolina First. The Carolina First Articles contain a special provision which states that the Board of Directors may amend, alter, change or repeal any and all of the bylaws of Carolina First and adopt new bylaws without limitation, including the adoption of any bylaws relating to supermajority quorum or voting provisions or the classification or staggering of the Carolina First Board of Directors.

     CB&T. The CB&T Bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the directors. However, the CB&T Board has no power to adopt a bylaw which (i) requires a supermajority of the voting shares for a quorum or votes to constitute an action by the shareholders, unless higher percentages are required by law; or (ii) provides for the management of CB&T otherwise than by the CB&T Board or its executive committee. The CB&T Board may not alter or repeal any bylaw adopted or amended by the shareholders.

SHAREHOLDER PROPOSALS


     Carolina First. Any shareholder entitled to vote generally in the election of directors may make proposals for a shareholder vote in connection with any annual meeting of Carolina First shareholders if that shareholder complies with certain provisions set forth in the Carolina First Articles. The requirements include giving advance notice of the proposal within specified time limits prior to the meeting, the notice must include certain information regarding the shareholder and the proposal, and the shareholder must be present in person or by proxy at the meeting at which the proposal is made. The chairman of the shareholders' meeting may, if the facts warrant, determine and declare to the meeting that a proposal was not made in accordance with the foregoing procedures, and if he should so determine and declare to the meeting, the defective proposal will be disregarded.


     CB&T. The CB&T Articles and Bylaws do not contain any comparable provisions, and do not limit shareholder action.

BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING


     Carolina First. The Carolina First Bylaws provide that the number of directors shall be not less than three and not more than 25 and that the Board of Directors shall determine the exact number within such limits from time to time by resolution of a majority of the full Board of Directors or by resolution of the shareholders. If the number of directors is nine or more, the Carolina First Board of Directors is authorized to adopt Bylaws classifying or staggering the Board into three classes, with each class elected for a three-year term.



     Any directorships not filled by the shareholders may be filled by an affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Each director holds office until the next annual meeting of shareholders and until his successor shall have been elected and qualified. Nominations for directors to be voted upon at each annual meeting of shareholders are made by action of the Board of Directors, in addition to any nominations made by one or more shareholders, provided that the shareholder complies with certain requirements set out in the Carolina First Articles. Such requirements include receipt of advance notice by the Secretary within specified time limits, which notice must contain certain information with regard to the proposed nominee, and the shareholder must be present in person or by proxy at a meeting of shareholders called for the election of directors. The chairman of the shareholders' meeting may, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and if he should so determine and declare to the meeting, the defective nomination will be disregarded. Cumulative voting is not permitted in the election of Carolina First directors.

     Each director must hold at least $1,000 aggregate market value of stock of Carolina First at the time he or she becomes a director, and shall hold such stock in his or her own name unpledged and unencumbered in any way. Directors need not be residents of the State of North Carolina. There may be up to three designations of directors including Active Directors, up to 70 years of age, Advisory Directors, aged 70 to 75 who have served as an Active Director within 12 months preceding the age of 70, who may attend meetings of the Board of Directors and take part in discussions but do not have the power to vote, and Directors Emeritus, aged 75 or older, who are not required to attend or take part in any meeting of the Board of Directors and do not have the power to vote. Advisory Directors or Directors Emeritus may be appointed prior to reaching the ages specified above when such action appears to be desirable and in the interests of Carolina First.


     The Carolina First Bylaws provide that any directorships not filled by the shareholders shall be treated as vacancies to be filled by and in the discretion of the Board of Directors.

     CB&T. The number of directors is determined by the CB&T Board from time to time, but in no event shall the CB&T Board have less than six nor more than 25 directors. Directors need not be residents of the State of North Carolina but must hold shares of CB&T Common Stock representing not less than $1,000 in book value, which shares must remain unpledged and unencumbered. All elections for directors are decided by a plurality vote at the annual meeting of shareholders. If any shareholder so demands, election of directors shall be by ballot. The CB&T Bylaws provide that in the event of a vacancy on the CB&T Board, it may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by the sole remaining director. A vacancy created by an increase in the authorized number of directors may be filled only by election at an annual meeting or at a special meeting of shareholders called for that purpose. The shareholders may elect a director at any time to fill any vacancy not filled by the directors. Cumulative voting is not permitted in the election of CB&T directors.

SPECIAL MEETINGS OF SHAREHOLDERS


     Carolina First. Carolina First's Bylaws provide that special meetings may be called for a specific purpose at any time by the Board of Directors. The shareholders, however, do not have the right to call a special meeting.


     CB&T. The CB&T Bylaws provide that special meetings may be called at any time by the Chief Executive Officer, the Secretary or the CB&T Board, or pursuant to the written request of the holders of not less than 10% of all the shares entitled to vote at the meeting.

SHAREHOLDER ACTION WITHOUT A MEETING


     Carolina First. Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting and may not be effected by any consent in writing unless all of Carolina First's Common Stock is held of record by one shareholder, or unless it is provided in the designation of the preferences, limitations and relative rights of any series of Carolina First's preferred stock.



     CB&T. Any action taken at a meeting of shareholders may be taken without a meeting if a consent in writing, setting forth the action, is signed by all persons who would be entitled to vote at such meeting, and filed with the Secretary of CB&T and kept in CB&T's Minute Book.


MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS

     Carolina First. The Carolina First Articles provide that the Board of Directors when exercising its judgment in determining what is in the best interests of Carolina First and its shareholders in evaluating an actual or proposed business combination, a tender or exchange offer, a solicitation of options or offers to purchase or sell shares to Carolina First by another person, or a solicitation of proxies to vote shares of Carolina First by another person, may, in addition to considering the adequacy of any consideration to be paid or received in connection with such transaction, consider the following factors and any other factors which it deems relevant: (i) the social and economic effects of the transaction or proposal on Carolina First and any of its subsidiaries, its and their employees, depositors, loan and other customers, creditors and the communities in which Carolina First and its subsidiaries operate or are located; (ii) the business and financial condition, and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon Carolina First and its subsidiaries and the other elements of the communities in which Carolina First and its subsidiaries operate or are located; (iii) the competence, experience and integrity of the person and their management proposing or making such actions; (iv) the prospects for a successful conclusion of the business combination; and (v) Carolina First's prospects as an independent entity. However, no constituency has the right to be considered by the Board of Directors in connection with any transaction or matter.

     The Carolina First Bylaws specifically exclude the provisions of Articles 9 and 9A of the NCBCA (the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, respectively). Accordingly, under the NCBCA, a plan of merger or consolidation, or a proposal to sell all or substantially all of the assets of Carolina First, otherwise than in the normal course of business, must be approved by a majority of all of the votes entitled to be cast on such a proposal.

     CB&T. In general, transactions effectuating a plan of merger or share exchange, or a sale of assets other than in the regular course of business, are not addressed by the CB&T Articles or Bylaws. Pursuant to Section 53-12 of the General Statutes of North Carolina, holders of at least two-thirds of the stock of a banking corporation must vote in favor of a merger or consolidation proposal.

     The CB&T Bylaws also exclude the provisions of Articles 9 and 9A of the NCBCA.

EXCULPATION OF DIRECTORS

     Carolina First. The Carolina First Articles and Bylaws contain a provision eliminating the liability of the directors for money damages pursuant to Section 55-8-57 of the NCBCA.


  CB&T. The CB&T Articles and Bylaws do not contain a comparable exculpation provision.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     Carolina First Common Stock is traded in the over-the-counter market and is quoted in the "pink sheets" (the "Pink Sheets") under the symbol "CAFP". The following table sets forth the high and low bid quotations for shares of Carolina First Common Stock as reported in The Charlotte Observer and the cash dividends declared per share for the periods indicated. Such quotations reflect inter-dealer prices without markup, markdown or commission and may not necessarily represent actual transactions. The prices and dividends have been adjusted to reflect the 5-for-4 stock split paid on August 23, 1996, and the 2-for-1 stock split paid on August 22, 1997.

     Carolina First is applying to have Carolina First Common Stock approved for quotation on the Nasdaq National Market following the Effective Time. However, there can be no assurance such application will be approved or that any active trading market will develop for the Common Stock or, if developed, will be maintained.


                                                                                  DIVIDENDS DECLARED
                                                              BID PER SHARE OF       PER SHARE OF
                                                               CAROLINA FIRST       CAROLINA FIRST
                                                                COMMON STOCK         COMMON STOCK
                                                              -----------------   ------------------
                                                               HIGH       LOW
                                                              -------   -------
1998
------------------------------------------------------------
First Quarter...............................................  $31.00    $28.00          $0.08
Second Quarter..............................................   34.00     31.00           0.08
Third Quarter (through August 12, 1998).....................                               --
1997
------------------------------------------------------------
First Quarter...............................................  $17.00    $16.00          $0.06
Second Quarter..............................................   19.25     17.00           0.06
Third Quarter...............................................   22.00     19.25           0.08
Fourth Quarter..............................................   28.00     22.00           0.08
1996
------------------------------------------------------------
First Quarter...............................................  $12.00    $10.80          $0.05
Second Quarter..............................................   13.00     12.00           0.05
Third Quarter...............................................   15.00     13.00           0.06
Fourth Quarter..............................................   16.00     15.00           0.06



     On June 3, 1998, the last day prior to public announcement that Carolina First and CB&T had executed the Merger Agreement, the last reported bid quotation per share of Carolina First Common Stock in the Pink Sheets was $34.00, and the resulting equivalent pro forma price per share of CB&T Common Stock was $25.16. On August 12, 1998, the last reported bid quotation per share
of Carolina First Common Stock in the Pink Sheets was $          , and the
resulting equivalent pro forma price per share of CB&T Common Stock was
$          . The equivalent per share price of a share of CB&T Common Stock at each specified date represents the bid quotation of a share of Carolina First Common Stock on such date multiplied by an assumed exchange ratio of 0.74.


     There is no established trading market for the CB&T Common Stock; transactions in the stock are privately negotiated between individuals. CB&T attempts to facilitate private transactions by matching persons who have indicated an interest in buying and selling stock. Therefore, no reliable information is available as to trades of such shares or the prices at which such shares have traded. Based upon the limited information available to it, CB&T believes that the following table sets forth the high and low prices paid for CB&T Common Stock, and the cash dividends declared per share for the periods indicated.



                                                    TRADE PRICE PER SHARE OF
                                                       CB&T COMMON STOCK       ANNUAL DIVIDENDS DECLARED
                                                    ------------------------         PER SHARE OF
                                                    HIGH TRADE    LOW TRADE        CB&T COMMON STOCK
                                                    -----------   ----------   -------------------------
1998
--------------------------------------------------
First Quarter.....................................    $11.00        $7.25                $  --
Second Quarter....................................        --           --                 0.12
Third Quarter (through August 12, 1998)...........        --           --                   --
1997
--------------------------------------------------
First Quarter.....................................    $ 8.00        $6.75                $0.12
Second Quarter....................................      8.00         7.00                   --
Third Quarter.....................................      7.50         7.25                   --
Fourth Quarter....................................      9.00         8.00                   --
1996
--------------------------------------------------
First Quarter.....................................    $ 6.67        $6.00                $  --
Second Quarter....................................      7.20         6.79                 0.08
Third Quarter.....................................      8.00         6.00                   --
Fourth Quarter....................................      7.50         6.00                   --



     To the knowledge of CB&T, the most recent trade of CB&T Common Stock prior to June 3, 1998, the last day prior to public announcement that Carolina First and CB&T had executed the Merger Agreement, was 1920 shares at $8.50 per share on March 18, 1998. The average price of the last ten known trades was $9.10 per share. To the knowledge of CB&T, there have been no trades since the announcement of the Merger.


     The foregoing information regarding CB&T Common Stock is provided for informational purposes only and, due to the absence of an active market for CB&T's shares, should not be viewed as indicative of the actual or market value of CB&T Common Stock.


                                                               EQUIVALENT PRO FORMA
                                                                 PRICE PER SHARE
                                                                  OF CB&T COMMON
                                                                     STOCK(1)
                                                              ----------------------
                                                              HIGH TRADE   LOW TRADE
                                                              ----------   ---------
1998
------------------------------------------------------------
First Quarter...............................................    $22.94      $20.72
Second Quarter..............................................     25.16       22.94
Third Quarter (through August 12, 1998).....................
1997
------------------------------------------------------------
First Quarter...............................................    $12.58      $11.84
Second Quarter..............................................     14.25       12.58
Third Quarter...............................................     16.28       14.25
Fourth Quarter..............................................     20.72       16.28
1996
------------------------------------------------------------
First Quarter...............................................    $ 8.88      $ 7.99
Second Quarter..............................................      9.62        8.88
Third Quarter...............................................     11.10        9.62
Fourth Quarter..............................................     11.84       11.10


---------------


(1) Pro forma equivalent market values per share of CB&T Common Stock represent the historical market value per share of Carolina First Common Stock multiplied by an assumed exchange ratio of 0.74.


     The holders of Carolina First Common Stock are entitled to receive dividends when and if declared by the Carolina First Board of Directors out of funds legally available therefor. Carolina First has paid regular cash dividends on its Common Stock on a quarterly basis for the past five years and intends to continue its current dividend policy, but there can be no assurance that Carolina First's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon the earnings of Carolina First and its subsidiaries, principally CB&T and the Banks, their financial condition, capital adequacy, applicable governmental regulations and policies, and the Carolina First Board of Directors' consideration of other relevant factors. For information with respect to the effect of provisions of the Merger Agreement on CB&T's ability to pay dividends on CB&T Common Stock during the pendency of the Merger, see "Description of the Merger -- Conduct of Business Pending the Merger."

     Carolina First is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary depository institutions. Carolina First's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation -- Payment of Dividends."

                                BUSINESS OF CB&T

GENERAL

     CB&T was incorporated on November 28, 1987 under the laws of the State of North Carolina as a state-chartered commercial bank serving the citizens and business interests of Marion, North Carolina and surrounding communities. CB&T conducts its business from its main offices located at 112 North Main Street, Rutherfordton, North Carolina and seven branch offices. CB&T is primarily engaged in the business of attracting commercial and retail deposits from the general public and using such deposits to provide a broad range of secured and unsecured consumer and commercial loan products. The principal deposit services offered by CB&T include checking, NOW, money markets, savings and other time deposit accounts. As of March 31, 1998, CB&T had total assets of approximately $101 million, total deposits of approximately $89 million, and total shareholders' equity of approximately $10 million.

     The majority of CB&T's deposit and loan customers are individuals and small to medium-sized businesses located in CB&T's market area. CB&T's primary source of revenue is interest income from its lending activities. CB&T's other major sources of revenue are interest and dividend income from investments, its interest-earning deposits in other depository institutions, and transaction and fee income from its lending and deposit activities. The major expenses of CB&T are interest on deposits and general and administrative expenses such as employee compensation and benefits and occupancy expenses.

     The operations of CB&T and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the FDIC and the Commissioner. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds.


     Additional information with respect to CB&T is included herein. CB&T's principal executive offices are located at 2 South Main Street, Marion, North Carolina 28752, and its telephone number at such address is (828) 652-1112. See "Summary -- The Parties" and "Available Information."


COMPETITION


     CB&T is a relatively small competitor in the markets it serves, and faces strong competition both in attracting deposits and making loans. Competition for deposits includes savings institutions, credit unions, brokerage firms and commercial banks located in its primary market area, and large financial institutions which have greater financial, personnel and marketing resources available to them. CB&T also faces additional significant competition for interest-bearing funds from a number of other financial intermediaries and investment alternatives, including mutual funds, brokerage and insurance firms, investment advisors, government and corporate bonds and short-term money market securities. The ability of CB&T to attract and retain deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.



     CB&T experiences strong competition for loans from savings institutions, commercial banks, insurance companies, mortgage banking companies, brokerage firms, finance companies and specialty lenders. CB&T competes for loans primarily through the interest rates and loan fees it charges, and the efficiency and quality of services it provides borrowers, including its flexibility. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions. CB&T competes for deposits, loans and other business with a number of major banks and bank holding companies which have numerous offices and facilities operating over wide geographic areas. Other competitors such as thrifts, credit unions, mortgage companies, brokerage firms, finance companies and specialty lenders and other local and non-local financial institutions also compete with CB&T through a local presence or through offerings by mail, telephone or over the internet. Among the advantages certain of these institutions may have compared to CB&T are the ability to finance extensive advertising campaigns and the ability to allocate and diversify their assets among loans and securities of the highest yield in locations with the greatest demand. Some of the competitors are subject to less regulation and more favorable tax treatment than CB&T. Many of the major commercial banks in CB&T's service area offer services such as trust, international banking and investment services which are not offered by CB&T. Such competitors, because of their greater capacity, also have substantially higher lending limits than CB&T, and because of their size and geographic diversification are better able to absorb risk.

PROPERTIES


     At December 31, 1997, CB&T conducted its business from the headquarters office in Rutherfordton, North Carolina, and its seven branch offices in Marion, Forest City, Sylva, Banner Elk, Black Mountain and Brevard, North Carolina. The total net book value of CB&T's real property on December 31, 1997 was $2,097,312. Unless indicated otherwise, all properties are held in fee simple by CB&T.


     CB&T leases the two office sites located in Black Mountain and Brevard. The term of the Black Mountain lease expires on December 31, 2008 and the lease payments are $2,300 per month. The term of the Brevard lease expires on December 31, 2008 and the lease payments are $3,777 per month.

     The total net book value of CB&T's furniture, fixtures and equipment on December 31, 1997 was $1,437,583. All properties are considered by CB&T's management to be in good condition and adequately covered by insurance.

LEGAL PROCEEDINGS

     CB&T is not involved in any pending legal proceedings other than routine, non-material proceedings that are incidental to its business.

MANAGEMENT

     The following table sets forth information about the directors of CB&T.

                             AGE ON            PRINCIPAL OCCUPATION DURING
NAME                     MARCH 31, 1998              LAST FIVE YEARS             DIRECTOR SINCE
----                     --------------        ---------------------------       --------------
Harold D. Alexander            62         President and Owner, Young &                1987
                                          Alexander, 1987 Inc. (Electrical
                                          Contractor)
Ronnie D. Blanton              40         President and Chief Executive Officer       1992
                                          of CB&T
Dr. Nagui R. El-Bayadi         63         President and Owner, Sylva Surgical         1993
                                          Associates, P.A.; Staff Surgeon, C.J.
                                          Harris Hospital
Delos R. Hall                  53         President and Owner, Country Road           1993
                                          Farms, Inc. (Nursery and Garden
                                          Center)
Jack L. Lutz                   60         Co-owner, Lutz Corporation (Petroleum       1987
                                          Products Sales and Real Estate
                                          Rentals); Co-Owner, L & L Partnership
                                          (Commercial Real Estate Leasing); and
                                          Co-Owner, JL Rentals (Real Estate
                                          Rentals)
Thomas M. Robbins              63         Secretary and Treasurer, Tri-City           1987
                                          Concrete Co., Inc. (Ready Mix
                                          Concrete Sales); Co-Owner,
                                          Rutherfordton Properties (Real Estate
                                          Rentals) and Robbins Leasing
                                          (Equipment Rentals)

DIRECTOR COMPENSATION

     During the fiscal year ended December 31, 1997, outside directors received a fee of $400 for each Board of Directors meeting attended. An additional fee of $100 was paid to outside directors for each committee meeting attended, if not held on the same day as a Board of Directors meeting. No director who was also a salaried employee of CB&T received remuneration for his or her service on CB&T's Board or any committee of the Board of Directors.

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the persons who are executive officers of CB&T.

                                 AGE ON               POSITIONS AND OCCUPATIONS           EMPLOYED BY
  NAME                       MARCH 31, 1998             DURING LAST FIVE YEARS            CB&T SINCE
  ----                       --------------           -------------------------           -----------
  Ronnie D. Blanton........        40         President and Chief Executive Officer of       1989
                                              CB&T
  Alan W. Jackson..........        36         Senior Vice President and Chief Financial      1991
                                              Officer of the Bank

MANAGEMENT COMPENSATION

     The following table shows, for the three fiscal years ending December 31, 1997, 1996 and 1995, the cash compensation paid by CB&T, as well as certain other compensation paid or accrued for those years, to CB&T's Chief Executive Officer. No other executive officer received more than $100,000 annual salary and bonus.

                                                                                                  ALL OTHER
                                                             ANNUAL COMPENSATION               COMPENSATION(2)
                                                  ------------------------------------------   ---------------
                                                                              OTHER ANNUAL
NAME AND PRINCIPAL POSITION                       YEAR   SALARY     BONUS    COMPENSATION(1)
---------------------------                       ----   -------   -------   ---------------
Ronnie D. Blanton, Director, President and Chief
  Executive Officer.............................  1997   $82,500   $26,010        $ --             $1,031
                                                  1996    72,933    28,545          --              1,004
                                                  1995    67,518        --          --                908

---------------

(1) Perquisites for the fiscal year did not exceed the lesser of $50,000, or 10% of salary and bonus as reported for Mr. Blanton.
(2) Consists of amounts contributed to CB&T's 401(k) Savings Plan by CB&T for Mr. Blanton's benefit.

EMPLOYMENT AGREEMENTS

     CB&T has entered into employment agreements with Ronnie D. Blanton and Alan
W. Jackson in order to establish their duties and compensation and to provide for their continued employment with CB&T. The agreements provide for an initial term of employment of three years. Commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension is given by either party, each agreement is automatically extended for an additional year so that the remaining term shall always be no less than two and no more than three years. Mr. Blanton's agreement provides for an annual base salary of $82,500. Mr. Jackson's agreement provides for an annual base salary of $80,000. The agreements also provide that the base salary shall be reviewed by the CB&T Board not less often than annually. In addition, the employment agreements provide for profitability and discretionary bonuses and participation in other pension, profit-sharing or retirement plans maintained by CB&T, as well as fringe benefits normally associated with such employee's office. The employment agreements provide that they may be terminated by CB&T for cause, as defined in the agreements, and that they may otherwise be terminated by CB&T (subject to vested rights) or by the employee.

     Each employment agreement provides that upon (i) termination of employment by CB&T or the employee within one year after a change in control not approved by the CB&T's Board; or (ii) the required relocation of the of the employee to more than 20 miles from Marion, North Carolina, or the diminishment of the nature of the employee's compensation, duties or benefits within one year following a change in control approved by CB&T's Board, the employee will receive an amount equal to 3.99 times his salary plus bonuses.

     For purposes of the employment agreements, a "change in control" means (i) a change in control of CB&T of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act; (ii) the acquisition of control, within the meaning of Section 2(a)(2) of the Bank Holding Act of 1956, as amended, or Section 602 of the Change in Control Act of 1978, of CB&T by any person; (iii) if any person is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of CB&T representing 30% or more of the combined voting power of CB&T's then outstanding securities; or (iv) during any period of two consecutive years, individuals who at the beginning of the term of the employment agreement constitute the CB&T Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by CB&T's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the term.

     Mr. Blanton has executed a new employment agreement with CB&T to be effective at the Effective Time. Mr. Jackson has resigned effective as of the Effective Time pursuant to a severance agreement. Mr. Jackson has also entered into a consulting agreement, to be effective as of the Effective Time. See "Description of the Merger -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."

STOCK OPTION PLAN

     The CB&T Stock Option Plan (the "CB&T Plan") authorizes CB&T's Board, at its discretion from time to time, to grant options to purchase shares of CB&T's Common Stock to officers or directors of CB&T. The CB&T Plan is administered by a committee of three non-employee members (the "Compensation Committee") of the Board of Directors, appointed by the Chairman of the Board of Directors. The Compensation Committee makes recommendations to the CB&T Board relating to the grant and terms of the options and interprets the provisions of the CB&T Plan.

     Pursuant to the CB&T Plan, options to purchase up to 10% of the outstanding shares of the Common Stock (133,122 shares at December 31, 1997) can be granted over a period of 10 years following the effective date of the CB&T Plan at a price per share of no less than 100% of the fair market value of a share of the Common Stock on the date of grant (as determined by the CB&T Board in the manner described in the CB&T Plan). The aggregate price of shares purchased upon the exercise of an option is to be paid in cash at the time of purchase. CB&T receives no payment upon the grant of an option.

     At the time an option is granted, the CB&T Board sets the expiration date and other terms of such option and may impose certain conditions on its exercise. In the event an optionee's employment or directorship with CB&T is terminated, then his option will terminate at the end of three months thereafter. Options held by an optionee who dies while an employee or director of CB&T or within three months following retirement may be exercised by the optionee's executor, administrator, legatees or heirs, within one year following the optionee's death, to the same extent such options were exercisable by the optionee on such date of death. In no event, however, may any option be exercised more than seven years after the date it was granted.


     The number of shares and option price called for by each option granted under the CB&T Plan will be adjusted proportionately to reflect the effect of stock dividends or stock splits by CB&T or certain other increases or decreases in CB&T's outstanding Common Stock. Although options granted will automatically terminate upon the effective date of the dissolution or liquidation of CB&T or a merger or consolidation of CB&T in which it is not the surviving entity, CB&T will be the surviving entity from the Merger, and all CB&T options outstanding at the Effective Time will be assumed by Carolina First. The terms of a previously granted option cannot be amended without the consent of the optionee. See "Description of the Merger -- Management and Operations After the Merger; Interests of Certain Persons in the Merger."

     As of June 30, 1998, seven employees and the relative of one deceased employee, participated in the CB&T Plan. Unexpired options to purchase an aggregate of 76,000 shares at a price of from $5.83 to $7.00 per share have been granted pursuant to the CB&T Plan, including options for 25,000 shares and 16,000 shares granted to Mr. Blanton and Mr. Jackson, respectively. No options were granted or exercised during the fiscal year ending December 31, 1997. During the period January 1, 1998 through June 30, 1998 no options were granted, and options to purchase 11,714 shares of CB&T Common Stock were exercised. The granted options vest in equal increments over either a five- or seven-year period with the first increment vesting one year after the date of grant. The options expire if not exercised within seven years after the date of grant.


     All of the stock options granted to employees are intended to be incentive stock options. In the case of an incentive stock option, an optionee is not deemed to have received taxable income upon the grant or exercise of the stock option, provided the shares are not disposed of by the optionee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction may be taken by CB&T at the time of the grant or exercise of an incentive option, assuming these holding periods are satisfied.


                                                                         NUMBER OF SECURITIES
                                                 SHARES                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                         DATE OF    EXERCISE    ACQUIRED     VALUE       OPTIONS/SARS AT 1997          IN-THE-MONEY OPTIONS
         NAME             GRANT      PRICE     ON EXERCISE  REALIZED      FISCAL YEAR END(1)        AT 1997 FISCAL YEAR END(2)
         ----            -------    --------   -----------  --------  ---------------------------   ---------------------------
                                                                      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                                      -----------      ------         -------        ------
Ronnie D. Blanton......  12/31/93   $   7.00       $0          $0        14,286        10,714         $18,036        $7,214


---------------

(1) No stock appreciation rights (SARs) have been granted by CB&T.
(2) The average price paid for the Common Stock in the last ten trades known to management to have occurred prior to December 31, 1997 was $8.01.

INDEBTEDNESS OF AND TRANSACTIONS WITH MANAGEMENT

     Certain directors and executive officers of CB&T and their immediate families and associates were customers of and had transactions with CB&T in the ordinary course of business during 1997. All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 1997 (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and (iii) were transactions which in the opinion of management of CB&T did not involve more than the normal risk of collectibility or present other unfavorable features. During the fiscal year ended December 31, 1997, the highest aggregate amount of extensions of credit outstanding to directors and executive officers, together with their associates, was $1,308,472, or 13.20% of the equity capital accounts of CB&T at that time.

BENEFICIAL OWNERSHIP OF CB&T COMMON STOCK


     Set forth below is certain information, as of June 30, 1998, regarding those persons or groups who held of record or who are known to CB&T to own beneficially, more than five percent of CB&T's outstanding Common Stock:



             NAME AND ADDRESS OF                    AMOUNT AND NATURE OF             %
              BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP(1)      OF CLASS(2)
             -------------------                   -----------------------      -----------
Kenneth R. Hughes............................              92,745                  6.91%
  200 Huntley Street
  Spindale, NC 28160


---------------

(1) Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2) Based upon a total of 1,342,937 shares of Common Stock outstanding as of June 30, 1998.

     Set forth below is certain information as of June 30, 1998, regarding those shares of Common Stock owned beneficially by each of the members of the Board of Directors of CB&T (including nominees for election at the Meeting), and the directors and executive officers of CB&T as a group.


NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF             %
BENEFICIAL OWNER                                   BENEFICIAL OWNERSHIP(1)      OF CLASS(2)
-------------------                                -----------------------      -----------
Harold D. Alexander..........................              63,801                  4.75%
  111 Anne Street
  Rutherfordton, NC 28139

Ronnie D. Blanton............................             14,526(3)                1.05%
  115 Grahams Fort Drive
  Grover, NC 28073

Nagui El-Bayadi..............................               9,126                  0.68%
  181 Monteith Branch Road
  Sylva, NC 28779

Delos R. Hall................................               4,146                  0.31%
  41 Hall Town Road
  Sylva, NC 28779

Jack L. Lutz.................................              17,694                  1.32%
  827 East Main Street
  Forest City, NC 28043

Thomas M. Robbins............................              28,037                  2.09%
  1527 Highway 120
  Mooresboro, NC 28114

All current directors and executive officers
  as a group (7 people)......................              149,104                10.95%


---------------

(1) Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

(2) The calculation of the percentage of class beneficially owned by each individual and by the group as a whole is based, in each case, on a number of total outstanding shares equal to the 1,342,937 shares outstanding as of June 30, 1998, plus the number of shares capable of being issued to that individual (if any) and to the group as a whole within 60 days upon the exercise of stock options held by each of them (if any) and by the group, respectively.


(3) Includes 14,286 shares of Common Stock which could be purchased within 60 days pursuant to the exercise of stock options granted to the named beneficial owner under the CB&T Plan.

                  CB&T MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 1998 AND 1997

     Analysis of Financial Condition. At March 31, 1998 total assets were $100.6 million, compared to $94.9 million at December 31, 1997. Deposits increased 7.4% from $82.5 million at December 31, 1997 to $88.5 million at March 31, 1998 as CB&T experienced increases in all deposit categories. The increase in federal funds sold is a direct result of the increase in deposits while loans and securities decreased slightly.

     Loans and Allowance for Loan Losses. Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan using a method that approximates a level yield.

     Major classifications of loans are as follows:

                                                  MARCH 31, 1998   DECEMBER 31, 1997
                                                  --------------   -----------------
Construction....................................   $ 1,193,714        $ 1,536,731
Commercial......................................     4,246,658          4,270,658
Real estate 1 -- 4 family.......................    28,501,776         28,631,949
Real estate -- other............................    15,827,312         15,527,505
Installment.....................................     5,873,239          6,105,936
Overdrafts......................................        29,016             32,713
                                                   -----------        -----------
                                                    55,671,715         56,105,492
Less allowance for loan losses..................      (806,721)          (798,293)
                                                   -----------        -----------
Loans, net......................................   $54,864,994        $55,307,199
                                                   ===========        ===========

     Interest accrual ceases when a loan exceeds 90 days past due in all instances. Also, the accrual of interest is suspended when, in management's judgment, there is doubt as to the collectibility of additional interest within a reasonable time. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower's payment record and financial condition, that the borrower has the ability and intent to meet the contractual obligations of the loan agreement.

     Nonperforming assets were as follows:

                                                  MARCH 31, 1998   DECEMBER 31, 1997
                                                  --------------   -----------------
Nonaccrual loans................................     $155,000           $ 3,400
Foreclosed properties...........................       71,400            71,400
                                                     --------           -------
Nonperforming assets............................     $226,400           $74,800
                                                     ========           =======

     The increase in nonaccrual loans since December 31, 1997 relates primarily to one lending relationship which in management's judgment doubt existed as to the ultimate collectibility of outstanding principal balances due. Foreclosed properties at each period end represent two unimproved real estate parcels.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans, based on periodic evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, collateralization of specific loans, and current economic conditions and trends that may affect the borrowers' ability to pay.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review CB&T's allowance for loan losses. Such agencies may require CB&T to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Changes in the allowance for loan losses were as follows:

                                                                 FOR THE THREE
                                                                 MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Beginning Balance...........................................  $798,293   $824,466
Provision for loan losses...................................         0          0
Loans charged off...........................................    (3,709)    (3,893)
Recoveries on loans charged off.............................    12,137      8,664
                                                              --------   --------
Ending Balance..............................................  $806,721   $829,237
                                                              ========   ========

     Management considers loans to be impaired when based on current information and events, it is probable that CB&T will be unable to collect all amounts due according to contractual terms of the loan agreement. Factors that influence management's judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method.

     When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off.

     At March 31, 1998 and December 31, 1997, the recorded investment in loans that were considered to be impaired was approximately $150,000 and $0, respectively, of which all were on nonaccrual and had a related allowance. The related allowance for loan losses for these loans totaled approximately $34,000 and $0 at March 31, 1998 and December 31, 1997, respectively. The average recorded investment in impaired loans for the three months ended March 31, 1998 and 1997 was approximately $37,000 and $34,000, respectively. No interest income was recorded on impaired loans during the quarters ended March 31, 1998 and 1997. Interest income not recognized on nonaccrual loans was approximately $4,160 and $1,050 during the quarters ended March 31, 1998 and 1997, respectively.

     Results of Operations. CB&T's net income for the three months ended March 31, 1998 was $100,568, a 35.3% increase over the $74,344 recorded in the same period of 1997.

     Net interest income for the 1998 quarter was $1,028,083, a slight increase over net interest income of $1,004,559 for the same period last year.

     Several factors affected net interest income during the first quarter of 1998. While interest income increased approximately $100,000 on strong loan demand and larger federal funds positions, yields on interest-earning assets declined from 8.6% at March 31, 1997 to 8.3% a year later. Similarly, interest expense for the first quarter of 1998 was approximately $76,000 higher than in the year earlier period. This increased expense is primarily attributable to deposit growth of over $6 million in the 1998 first quarter.

     CB&T continues to experience downward pressure on net interest margins. CB&T's net interest margin has declined from 5.3% at March 31, 1997 to 5.24% at December 31, 1997 to 4.94% at March 31, 1998. As CB&T continues to experience significant deposit growth, especially interest-bearing deposits, pressure to maintain interest margins will continue if deposit increases have to be channeled into lower yielding liquid assets due to flat or slow loan growth. CB&T actively monitors the interest rates paid on deposits and makes periodic adjustments to ensure CB&T's net interest margins are not severely impacted.

     Noninterest income decreased 7.4% between the 1997 and 1998 first quarters as CB&T experienced reductions in non-sufficient funds fee income and insurance commissions. Noninterest expense decreased 3.4% from $1,212,387 in 1997 to $1,171,079 in 1998 as decreases in salaries and employee benefits and other noninterest expenses more than offset an increase in expenses of premises and fixed assets.

     Liquidity. The liquidity of a bank measures its access to or ability to raise funds. Sustaining adequate liquidity requires a bank to ensure the availability of funds to satisfy reserve requirements, loan demand, deposit withdrawals, and maturing liabilities while funding asset growth and producing appropriate earnings. Liquidity is provided through maturities and repayments of loans and investments, deposit growth, and access to sources of funds other than deposits, such as the federal funds market or other borrowing sources.

     CB&T's primary liquid assets are cash and due from banks and federal funds sold. At March 31, 1998, the ratio of liquid assets to total deposits was 18.3% compared to a ratio of 11.9% at December 31, 1997, reflecting the aforementioned increase in deposits and federal funds sold.

     Stockholders' Equity and Capital Adequacy. CB&T's total stockholders' equity was $10,005,683 at March 31, 1998 and $9,886,364 at December 31, 1997.
Components of the increase include $100,568 from CB&T's net income for the 1998 first quarter and an increase of $18,751 due to unrealized gains (net) on securities available for sale.

     Risk-based capital guidelines define capital as "core," or Tier 1 capital, and "supplementary," or Tier 2 capital. Core capital consists of common stockholders' equity while "supplementary," or Tier 2 capital, consists of the allowance for loan losses, subject to certain limitations. These amounts are referred to collectively as total qualifying capital. Banks are expected to meet a minimum ratio of total qualifying capital to risk adjusted assets of 8.0%. CB&T's risk-based capital ratio was 15.1% at March 31, 1998.

     In addition to the risk-based capital guidelines mentioned above, banking regulatory agencies have adopted leverage capital ratio requirements. The leverage ratio -- or core capital to assets ratio -- works in tandem with the risk-based capital guidelines. The minimum leverage ratios range from three to five percent. At March 31, 1998, CB&T's leverage capital ratio was 7.56%.

     Management is not presently aware of any current recommendations to CB&T by regulatory authorities which, if they were to be implemented, would have a material effect on CB&T's liquidity, capital resources, or operations.

     Year 2000 Consideration. CB&T utilizes many computer software programs and operating systems throughout the organization. Some of these software applications contain source code that is unable to appropriately interpret the upcoming calendar Year 2000. Therefore some level of modification, or even possibly replacement, of such applications will be necessary. CB&T is currently in the process of completing its identification of applications that are not Year 2000 compliant. Given information known at this time about CB&T's on-going, normal course-of-business efforts to upgrade or replace business critical systems as necessary, management has not fully determined an estimated cost to become Year 2000 compliant. At March 31, 1998, management does not anticipate that the total costs of becoming Year 2000 compliant will have a material adverse impact on CB&T's liquidity or its results of operations, but no assurance can be given. CB&T is expensing all costs associated with required system changes as the costs are incurred.

     CB&T recognizes the potentially severe implications of the "Year 2000 Issue" and is actively pursuing solutions. The "Year 2000 Issue" is a general term used to describe the various problems that may result from the improper processing of date and date-sensitive calculations by computers and other machinery as the Year 2000 approaches. These problems generally arise because most computer hardware and software historically have used only two digits to identify the applicable year. Since there may be no accommodation for the full four-digit year, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This error could result in system failure or miscalculations causing disruption of operations, including among other things a temporary inability to process customer transactions, properly accrue interest income and expense or engage in similar normal business activities. In addition, non-banking systems such as security alarms, telephones, vaults, etc. are also subject to malfunction due to their dependence upon software that utilizes special codes and conventions using the date field. The CB&T Board has approved a Year 2000 Action Plan ("Action Plan") that has been developed in accordance with the Federal Financial Institutions Examination Council (FFIEC) guidelines. In the implementation of the Action Plan, CB&T has performed a thorough inventory on all hardware, software and facilities that might be impacted by the Year 2000 Issue. CB&T does not perform in-house programming of its software. Therefore, it is dependent upon its third-party vendors for modifications or conversions of its existing systems to correct the effects of the Year 2000 Issue. CB&T is soliciting written documentation from all of its software and hardware vendors with respect to their action plans for remediation and testing. The vendor of CB&T's core processing system has indicated to CB&T that its product will be tested and fully compliant no later than October 18, 1998, and CB&T receives updates on its progress on a regular basis. Based upon this information, CB&T currently anticipates a target date of December 31, 1998 for completion of the renovation phase, at which time, testing will begin.

     CB&T also has developed a communication and assessment plan for its customers. Pursuant to this plan, CB&T is initiating contact with its key customers to determine such customers' plans with respect to the Year 2000 Issue and CB&T's vulnerability to any such customer's failure to remediate its own Year 2000 Issue. A number of CB&T's corporate customers depend on computer systems that must be Year 2000 compliant, a disruption in their businesses may result in potentially significant financial difficulties that could affect their creditworthiness. CB&T is also initiating contact with key suppliers to determine their plan with respect to the Year 2000 Issue. There can be no guarantee that customers and suppliers will convert their systems on a timely basis or in a manner that is compatible with CB&T's systems. Significant business interruptions or failures by key business customers, suppliers, trading partners or governmental agencies resulting from the effects of the Year 2000 Issue could have a material adverse effect on CB&T.

     The expected cost to CB&T of the Year 2000 project is currently estimated at up to approximately $25,000 for hardware, software and facilities upgrades, customer communications, testing and other items required to pursue the Action Plan. All costs will be expensed in the year incurred and will be funded through normal operating cash flow. Less than $5,000 was spent on the Year 2000 project during the three months ended March 31, 1998.

     The costs of the Year 2000 project and the date on which CB&T plans to complete Year 2000 compliance are based on management's best estimates, which were derived using numerous assumptions of future events such as the availability of certain resources (including internal and external resources), third-party vendor plans and other factors. However, there can be no guarantee that these estimates will be achieved at the cost disclosed or within the timeframe indicated, and actual results could differ materially from these plans. Factors that might affect the timely and efficient completion of CB&T's Year 2000 project include, but are not limited, to vendors' abilities to adequately correct or convert software and the effect on CB&T's ability to test its systems, the availability and cost of personnel trained in the Year 2000 area, the ability to identify and correct all relevant computer programs and similar uncertainties. Additional expenses may be incurred beyond those presently contemplated.

     Other Events. On April 15, 1998, CB&T executed a letter of intent with Carolina First whereby Carolina First proposes to acquire 100% of CB&T's issued and outstanding common stock. The acquisition, if approved, is projected to be consummated in the fourth quarter of 1998.

     Forward-Looking Statements. This discussion contains forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, changes in the interest rate environment, management's business strategy, national, regional, and local market conditions and legislative and regulatory conditions. See "Special Cautionary Notice Regarding Forward-Looking Statements."

     Readers should not place undue reliance on forward-looking statements, which reflect management's view only as to the date hereof. CB&T undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

     This discussion is intended to provide an understanding of the major elements of CB&T's financial condition, results of operations, liquidity and capital resources, and should be read in conjunction with its audited financial statements and notes thereto, the analyses accompanying this discussion, and other information appearing elsewhere in the 1997 Annual Report to Stockholders. CB&T operates seven commercial bank branches in western North Carolina. Three of the branches were purchased from other institutions during 1995. At the time of purchase, these branch purchases effectively doubled the level of loans and deposits owned by CB&T. This event significantly affects most financial statement comparisons between 1995 and subsequent years.

  Financial Condition

     Liquidity. The liquidity of a bank measures its access to or ability to raise funds. Sustaining adequate liquidity requires a bank to ensure the availability of funds to satisfy reserve requirements, loan demand, deposit withdrawals, and maturing liabilities while funding asset growth and producing appropriate earnings. Liquidity is provided through maturities and repayments of loans and investments, deposit growth and access to sources of funds other than deposits, such as the federal funds market or other borrowing sources.

     CB&T's primary liquid assets are cash and due from banks and federal funds sold. At December 31, 1997, the ratio of liquid assets to total deposits was 11.9%, compared to a ratio of 10.8% at December 31, 1996, reflecting a moderate increase in liquid assets.

     Earning Assets. Management focused increased emphasis on improving the return on assets employed and controlling the cost of funds on liabilities incurred. During the year ended December 31, 1997, average interest-earning assets, primarily investments and loans, increased $2.4 million, or 3.2%, and average interest-bearing liabilities, primarily customer deposits, increased by $.4 million, or 0.5%, from the previous year. The net asset growth was funded primarily through an increase in noninterest-bearing demand deposits.

     Securities Available for Sale. Securities available for sale totaled $15,047,795 and $13,986,626 at December 31, 1997 and 1996, respectively.
Securities available for sale are recorded at fair value with any unrealized gain or loss reported as a separate component of stockholders' equity (net of tax effect). CB&T recorded net fair value adjustments of $9,474 and $(13,479) for the unrealized gain (loss) on securities available for sale at December 31, 1997 and 1996, respectively, as a separate component of stockholders' equity. These securities represent 15.9% and 15.5% of total assets at December 31, 1997 and 1996, respectively. Securities available for sale may be sold in response to liquidity needs, changes in interest rates, changes in prepayment risk, and other factors related to CB&T's asset/liability management strategy.

     Investment Securities. CB&T's portfolio of investment securities totaled $7,416,594 and $8,646,858 at December 31, 1997 and 1996, respectively, which represented 7.8% and 9.6%, respectively, of total assets. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts, because management has determined that CB&T has the ability and intent to hold them to maturity. At December 31, 1997, investment securities had a weighted average maturity of 8 years 6 months, which includes stated final maturities on the mortgage-backed securities, although they are expected to payoff considerably sooner than the stated final maturity. Additionally, these investment securities had a market value exceeding book value by $51,882 at December 31, 1997.

     Loans. A substantial portion of CB&T's loans are derived from real estate transactions. At December 31, 1997 and 1996, real estate loans comprised 81.5% and 77.6% of gross loans, respectively, with commercial loans representing 7.6% and 8.3% of gross loans, respectively, and consumer installment loans representing 10.9% and 14.1% of gross loans, respectively. Management continually monitors the concentration of loans, particularly real estate loans, in order to minimize the impact a downturn in the local real estate markets or a particular industry may have on the loan portfolio and on CB&T's financial condition and operating results. Table 1 accompanying this discussion sets forth certain loan maturities of CB&T's loan portfolio.

                                    TABLE 1
                       ANALYSIS OF LOAN PORTFOLIO (000S)

     The following is an analysis of certain loan maturities as of December 31, 1997.

                                                      COMMERCIAL, FINANCIAL   CONSTRUCTION LAND
                                                        AND AGRICULTURAL         DEVELOPMENT
                                                      ---------------------   -----------------
Due within one year.................................         $2,645                $2,180
                                                             ------                ------
Due years one through five:
  Fixed rate........................................            946                   129
  Variable rate.....................................            439                   556
                                                             ------                ------
Total...............................................          1,385                   685
                                                             ======                ======
Due years five through ten:
  Fixed rate........................................             41                    35
  Variable rate.....................................            146                   379
                                                             ------                ------
Total...............................................            187                   414
                                                             ======                ======
Due over ten years:
  Fixed rate........................................             68                     0
  Variable rate.....................................              0                    18
Total...............................................             68                    18
                                                             ------                ------
                                                             $4,285                $3,297
                                                             ======                ======

     Allowance for Loan Losses. CB&T maintains an allowance for loan losses to cover anticipated losses and the inherent risk of losses in the loan portfolio. The allowance is based on an evaluation by management of the amount necessary to maintain an allowance to cover possible losses. In determining the allowance, management considers the dollar amount of loans outstanding, its assessment of known or potential problem loans, current economic conditions, the fair value of underlying collateral, and other factors.

     At December 31, 1997, the allowance for loan losses was $798,293 or 1.42% of gross loans as compared to $824,466 or 1.56% at December 31,1996. Loans charged off were $70,636 in 1997, $50,139 in 1996, and $15,469 in 1995.
Recoveries were $44,463 in 1997, $56,389 in 1996, and $83,330 in 1995. CB&T did
not record a provision in 1997, 1996, or 1995 as several larger, adversely classified loans, that had specific reserves allocated for them have paid off over the years; thereby improving the overall creditworthiness of the portfolio. These reductions in the required allowance were largely offset by additions needed to provide for losses inherent in annual loan growth. Management feels that the allowance for loan losses is adequate to absorb losses that are inherent in the loan portfolio at December 31, 1997, although future additions may be necessary based on changes in economic conditions and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review CB&T's allowance for loan losses. Such agencies may require CB&T to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     CB&T's Credit Committee meets at least weekly to approve new loans and evaluate delinquent loans. The CB&T Board also discusses the status of loans and determines appropriate actions to be taken. Loans are charged off when and to the extent they are deemed to be a loss by management and the credit committee.

     The footnotes to CB&T's financial statements (included herein) summarize CB&T's allowance and provisions for possible loan losses and nonperforming loans at the dates indicated therein.

     Premises and Equipment. CB&T's investment in net premises and equipment increased during 1997 by $134,713. This 4.0% increase reflects routine purchases of premises and equipment amounting to $442,168 offset by annual depreciation expense of $307,455.

     Deposits. Time deposits (including certificates of deposit of $100,000 or more) were 39.8% and 40.9% of total deposits at December 31, 1997 and 1996, respectively. Certificates of deposit over $100,000 amounted to 7.6% and 7.2% of total deposits at December 31, 1997 and 1996, respectively. Demand deposits increased approximately $2.7 million, or 9.3%, in 1997 as CB&T attracted new local customers through competitive products, yields, and services. Table 2 accompanying this discussion sets forth maturities of large time deposits.

                                    TABLE 2
                      LARGE TIME DEPOSIT MATURITIES (000S)

     The following is an analysis of large time deposits ($100,000 or more) as of December 31, 1997 and 1996.

                                                               1997    1996
                                                              ------  ------
Large time deposits maturing:
3 months or less............................................  $2,109  $2,339
3 through 6 months..........................................   1,349   1,123
6 through 12 months.........................................   1,469   1,065
12 through 24 months........................................     636     836
24 through 48 months........................................     664     326
                                                              ------  ------
                                                              $6,227  $5,689
                                                              ======  ======

     Stockholders' Equity and Capital Adequacy. CB&T's total stockholders' equity was $9,886,364 at December 31, 1997 and $9,462,211 at December 31, 1996,
up $424,153 or 4.5%. Components included an increase of $560,946 from CB&T's 1997 net income and an increase of $22,953 due to unrealized gains (net) on securities available for sale offset by a $159,746 reduction resulting from the payment of cash dividends of $.12 per share in 1997.

     Risk-based capital guidelines define capital as "core," or Tier I capital, and "supplementary," or Tier 2 capital. Core capital consists of common stockholders' equity while "supplementary," or Tier 2 capital, consists of the allowance for loan losses, subject to certain limitations. These amounts are referred to collectively as total qualifying capital. The required risk-based capital ratio is 8.0%. CB&T's risk-based capital ratio was 14.8% at December 31, 1997.

     In addition to the risk-based capital guidelines mentioned above, banking regulatory agencies have adopted leverage capital ratio requirements. The leverage ratio -- or core capital to assets ratio -- works in tandem with the risk-based capital guidelines. The minimum leverage ratios range from three to five %. At December 31, 1997, CB&T's leverage capital ratio was 7.8%

     Management is not presently aware of any current recommendations to CB&T by regulatory authorities which, if they were to be implemented, would have a material effect on CB&T's liquidity, capital resources, or operations.

  Earnings Analysis

     Results of Operations. CB&T's earnings are largely dependent on its net interest income which is the difference between interest earned on earning assets and interest paid on deposits and short-term borrowings. Changes in net interest income are caused by changes in the interest rates earned or paid and by changes in the amounts and mix of loans, securities, federal funds sold and interest bearing deposits. CB&T's loan to deposit ratio increased from 65.8% at December 31,1996 to 67.1% at December 31,1997 due to increased loan demand in the current economic environment and the continued success of the 15-year mortgage product. CB&T maintains funds to meet loan demand in highly liquid, short term instruments such as cash and federal funds sold which typically earn lower rates of interest than loans. Excess cash is invested in U.S. Treasury and Government agency securities and mortgage-backed securities, which also have yields that are generally lower than loan rates.

     During 1997, CB&T's net interest income increased 7.2% to $4,158,758 primarily due to higher average earning assets, particularly loans which increased 17.0%, and a higher overall yield on average earning assets.

The net yield on interest-earning assets increased to 5.24% in 1997 from 5.04% in 1996 primarily due to strong loan growth and slightly higher overall asset yields while the cost of interest-bearing liabilities was virtually unchanged (see Table 4). For 1996, net interest income increased 36.8% from $2,837,561 to $3,880,804, primarily due to higher average earning assets resulting from the 1995 branch acquisitions. The net interest yield on average earning assets decreased slightly from 5.06% in 1995 to 5.04% in 1996. CB&T actively monitors the interest rates paid on deposits and makes periodic adjustments to ensure CB&T's net interest margins are not severely impacted.

     In order to manage interest rate sensitivity, CB&T generally does not grant loans for terms of more than 15 years and its interest rates, with the exception of the 15 year mortgage product, generally are subject to adjustment at least every five years. Most commercial loans include interest rates tied to the prime rate.

     Noninterest Income. Noninterest income was virtually unchanged in 1997 versus 1996, while 1996 increased $278,206, or 30.7%, compared to 1995 due to increased service charges on deposit accounts, largely reflective of a higher level of average deposits as a result of the 1995 branch acquisitions.

     Noninterest Expense. During 1997, total noninterest expense increased by $211,779, or 5.0%, to $4,455,256 reflecting general increases in bank operations. Salaries and employee benefits increased $121,421, or 5.6%, from 1996 levels, comprising 51.3% of total noninterest expense during 1997, as compared to 51.0% in 1996 and 48.7% in 1995. Total noninterest expense for the years ended December 31, 1996 and 1995 were $4,243,477 and $3,345,273, respectively. The increase in 1996 was primarily due to increased personnel and occupancy costs and amortization of intangible assets reflecting a full year of operations for the 1995 branch acquisitions.

     Income Taxes. CB&T recorded a provision for income taxes of $325,000, $280,600, and $136,000 during 1997, 1996, and 1995, respectively. The effective tax rates were 36.7% in 1997, 34.1% in 1996, and 34.0% in 1995. The increase in the 1997 effective tax rate is due to higher state tax expense and other items.

     Net Income. As discussed in the detail components above, CB&T reported net income of $560,946 in 1997, which compares to $542,475 in 1996, and $263,830 for
1995. Basic and diluted earnings per share were $.42 in 1997, $.41 in 1996, and $.20 in 1995.

     Ratios. Table 3 accompanying this discussion reflects certain key financial ratios for CB&T.

                                    TABLE 3
                              KEY FINANCIAL RATIOS

                                                              1997     1996     1995
                                                              -----    -----    -----
Return on assets*...........................................    .61%     .61%     .41%
Return on equity*...........................................   5.91%    5.93%    3.03%
Equity to assets*...........................................  10.25%   10.20%   13.43%
Dividend payout ratio.......................................  28.48%   19.63%       0%
Book value per share........................................ $7.43    $7.11    $6.85

---------------

*Computed on daily average balances.

                                    TABLE 4

                AVERAGE BALANCES AND NET INTEREST INCOME (000S)


                                                    1997                          1996
                                         ---------------------------   ---------------------------
                                         AVERAGE   INTEREST            AVERAGE   INTEREST
                                         BALANCE   INCOME/    YIELD/   BALANCE   INCOME/    YIELD/
                                          SHEET    EXPENSE     COST     SHEET    EXPENSE     COST
                                         -------   --------   ------   -------   --------   ------
INTEREST-EARNING ASSETS:
Securities............................. $19,219     $1,178     6.13%  $25,476     $1,565     6.14%
Federal funds sold.....................   6,431        344     5.35     5,525        284     5.14
Loans..................................  53,754      5,258     9.78    45,964      4,601    10.01
                                         -------    ------     ----    -------    ------    -----
  Total interest-earning assets........  79,404      6,780     8.54    76,965      6,450     8.38
                                         -------    ------     ----    -------    ------    -----
NONINTEREST-EARNING ASSETS:
Cash and due from banks................   5,835                         5,168
Premises and equipment.................   3,591                         3,368
Interest receivable and other..........   3,790                         4,132
                                         -------                       -------
  Total noninterest-earning assets.....  13,216                        12,668
                                         -------                       -------
  Total assets......................... $92,620                       $89,633
                                         -------                       -------
INTEREST-BEARING LIABILITIES:
Customer deposits...................... $65,059    $2,583     3.97%   $64,852    $2,538     3.91%
Other borrowings.......................   1,082         38     3.51       933         32     3.43
                                         -------    ------     ----    -------    ------    -----
  Total interest-bearing liabilities...  66,141      2,621     3.96    65,785      2,570     3.91
                                         -------    ------     ----    -------    ------    -----
NONINTEREST-BEARING LIABILITIES:
Demand deposits........................  16,245                        14,006
Interest payable and other.............     744                           699
                                         -------                       -------
  Total noninterest-bearing
     liabilities.......................  16,989                        14,705
                                         -------                       -------
  Total liabilities....................  83,130                        80,490
Stockholders' equity...................   9,490                         9,143
                                         -------                       -------
  Total liabilities and stockholders'
     equity............................ $92,620                       $89,633
                                         -------                       -------
NET INTEREST INCOME....................             $4,159     4.58%              $3,880     4.47%
                                                    ======     ====               ======    =====
NET YIELD ON INTEREST-EARNING ASSETS...                        5.24%                         5.04%
                                                               ====                         =====


  Year 2000 Consideration

     CB&T utilizes many computer software programs and operating systems throughout the organization. Some of these software applications contain source code that is unable to appropriately interpret the upcoming calendar Year "2000." Therefore some level of modification, or even possibly replacement, of such applications will be necessary. CB&T is currently in the process of completing its identification of applications that are not "Year 2000" compliant. Given information known at this time about CB&T's on-going, normal course-of-business efforts to upgrade or replace business critical systems as necessary, management has not fully determined an estimated cost to become "Year 2000" compliant. At December 31, 1997, management does not anticipate the total costs of becoming "Year 2000" compliant will have a material adverse impact on CB&T's liquidity or its results of operations but additional expenses may be incurred as problems are identified. CB&T is expensing all costs associated with required system changes as the costs are incurred.

                                    TABLE 5
                  ANALYSIS OF RATE AND VOLUME VARIANCES (000S)

                                              1997 COMPARED TO 1996          1996 COMPARED TO 1995
                                           ----------------------------   ----------------------------
                                                            VARIANCE                       VARIANCE
                                            INTEREST      ATTRIBUTABLE     INTEREST      ATTRIBUTABLE
                                           INCOME/EXP.         TO         INCOME/EXP.         TO
                                            VARIANCE     RATE    VOLUME    VARIANCE     RATE    VOLUME
                                           -----------   -----   ------   -----------   -----   ------
INTEREST-EARNING ASSETS:
Securities...............................     $(387)     $  (3)  $(384)     $  218      $  72   $  146
Federal funds sold.......................        60         12      48         (32)       (15)     (17)
Loans....................................       657       (102)    759       1,622       (350)   1,972
                                              -----      -----   -----      ------      -----   ------
          Total..........................       330        (93)    423       1,808       (293)   2,101
INTEREST-BEARING LIABILITIES:
Customer deposits........................        45         37       8         746        (21)     767
Other borrowings.........................         6          1       5          19          1       20
                                              -----      -----   -----      ------      -----   ------
          Total..........................        51         38      13         765        (22)     787
                                              -----      -----   -----      ------      -----   ------
Net Interest Income......................     $ 279      $(131)  $ 410      $1,043      $(271)  $1,314
                                              -----      -----   -----      ------      -----   ------

     Variances attributable to changes in rate/volume are allocated to changes in rate and changes in volume.

                                    TABLE 6
                            SELECTED FINANCIAL DATA


                                   1997          1996          1995          1994          1993          1992          1991
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
RESULTS OF OPERATIONS
Total interest income.........  $ 6,779,967   $ 6,450,937   $ 4,642,863   $ 3,528,626   $ 3,465,231   $ 3,864,511   $ 4,574,516
Total interest expense........    2,621,209     2,570,133     1,805,302     1,218,199     1,190,621     1,533,144     2,442,231
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income...........    4,158,758     3,880,804     2,837,561     2,310,427     2,274,610     2,331,367     2,132,285
Provision for loan losses.....            0             0             0             0             0       196,000       117,200
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net interest income after
  provision for loan losses...    4,158,758     3,880,804     2,837,561     2,310,427     2,274,610     2,135,367     2,015,085
Noninterest income............    1,182,444     1,185,748       907,542       707,053       713,787       674,126       550,898
Noninterest expense...........    4,455,256     4,243,477     3,345,273     2,474,206     2,451,055     2,286,206     2,396,064
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Income before taxes...........      885,946       823,075       399,830       543,274       537,342       523,287       169,919
Income taxes..................      325,000       280,600       136,000             0             0       160,700        19,500
Extraordinary items...........            0             0             0             0             0      (160,700)      (19,500)
                                -----------   -----------   -----------   -----------   -----------   -----------   -----------
Net income....................  $   560,946   $   542,475   $   263,830   $   543,274   $   537,342   $   523,287   $   169,919
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Basic and diluted EPS.........  $       .42   $       .41   $       .20   $       .39   $       .38   $       .37   $       .12
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
Cash dividends per share......  $       .12   $       .08   $         0   $         0   $         0   $         0   $         0
                                ===========   ===========   ===========   ===========   ===========   ===========   ===========
BALANCE SHEET SUMMARY
Federal funds sold............  $ 1,800,000   $ 1,800,000   $ 3,550,000   $   400,000   $ 2,100,000   $   100,000   $ 1,150,000
Securities available for
  sale........................   15,047,795    13,986,626    16,634,515    15,517,591             0             0             0
Investment securities.........    7,416,594     8,646,858    12,605,316     6,104,761    17,654,457    14,331,683    11,067,752
Loans, net....................   55,307,199    51,951,995    41,227,579    20,388,931    23,348,556    25,664,868    29,043,413
  Total Assets................   94,859,419    90,516,442    89,324,274    49,881,671    50,385,486    46,361,203    47,486,199
Deposits......................   84,973,055    78,968,633    78,008,938    40,878,847    40,691,454    37,034,278    38,081,838
Stockholders' equity..........    9,886,364     9,462,211     9,114,620     8,392,163     8,785,937     8,237,630     7,714,343

     The following tables provide additional information relative to CB&T's allowance for loan losses.

     The following table sets forth a six year analysis of the allowance for loan losses (amounts in thousands):

                                             1997   1996   1995   1994   1993   1992
                                             ----   ----   ----   ----   ----   ----
Balance at beginning of year..............   $824   $818   $504   $492   $570   $584
  Charge offs
     Commercial, financial, and
       agricultural.......................      0      7      6      3     50     62
     Real estate-mortgage.................      4      6      0      0     18    161
     Installment loans to individuals.....     66     37     10     20     67     44
                                             ----   ----   ----   ----   ----   ----
          Total charge offs...............     70     50     16     23    135    267
                                             ----   ----   ----   ----   ----   ----
  Recoveries
     Commercial, financial, and
       agricultural.......................      8     23     11     19     23     20
     Real estate-mortgage.................     16     26     64     10     24      6
     Installment loans to individuals.....     20      7      9      6     10     31
                                             ----   ----   ----   ----   ----   ----
          Total recoveries................     44     56     84     35     57     57
                                             ----   ----   ----   ----   ----   ----
Net charge offs (recoveries)..............     26     (6)   (68)   (12)    78    210
Additions to reserve for acquired loans...      0      0    246      0      0      0
Additions charged to operations...........      0      0      0      0      0    196
                                             ----   ----   ----   ----   ----   ----
Balance at end of year....................   $798   $824   $818   $504   $492   $570
                                             ====   ====   ====   ====   ====   ====
     Ratio of net charge offs (recoveries)
       during the period to average loans
       outstanding........................   0.05%  (.01)% (.25)% (.05)%  .32%   .75%
                                             ====   ====   ====   ====   ====   ====

     The following table sets forth the allocation of the allowance for loan losses (amounts in thousands):

                                                       1997                1996                1995
                                                 -----------------   -----------------   -----------------
                                                            % OF                % OF                % OF
                                                          LOANS TO            LOANS TO            LOANS TO
                                                           TOTAL               TOTAL               TOTAL
                                                 AMOUNT    LOANS     AMOUNT    LOANS     AMOUNT    LOANS
                                                 ------   --------   ------   --------   ------   --------
Balance at end of period applicable to:
  Commercial, financial and agricultural.......   $ 61       7.6%     $ 82       8.3%     $ 70       8.5%
  Real estate-construction.....................     22       2.8%       44       4.6%       35       0.6%
  Real estate-mortgage.........................    408      78.7%      396      73.0%      401      73.9%
  Installment loans to individuals.............     87      10.9%      130      14.1%      132      17.0%
  Unallocated..................................    220        --       176        --       180        --
                                                  ----     -----      ----     -----      ----     -----
Allowance for loan losses......................   $798     100.0%     $824     100.0%     $818     100.0%
                                                  ====     =====      ====     =====      ====     =====

                           BUSINESS OF CAROLINA FIRST

GENERAL

     Carolina First was incorporated under the laws of the state of North Carolina on November 8, 1988 and was registered as a bank holding company in June 1989. Carolina First is headquartered in Lincolnton, North Carolina with 22 banking offices in North Carolina. As of March 31, 1998, Carolina First had total consolidated assets of approximately $547 million, total consolidated deposits of approximately $486 million, and total consolidated shareholders' equity of approximately $48 million. Through its direct and indirect subsidiaries, Carolina First offers a broad range of retail and commercial banking and banking-related services, including a mortgage company and a financial services company.

     Carolina First owns all of the outstanding common stock of Lincoln Bank of North Carolina and Cabarrus Bank of North Carolina (collectively, the "Banks"). The Banks are North Carolina state banks that are not members of the Federal Reserve System. Carolina First's principal executive offices are located at 402 East Main Street, Lincolnton, North Carolina 28092, and its telephone number at such address is (704) 732-2222.

     Carolina First continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Carolina First might undertake may be material, in terms of assets acquired or liabilities assumed, to Carolina First's financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.


     Additional information about Carolina First and its subsidiaries is included herein and in documents incorporated by reference in this Proxy Statement/Prospectus. See "Summary -- The Parties," "Available Information" and "Documents Incorporated by Reference."

                        PRO FORMA FINANCIAL INFORMATION

    The following tables contain unaudited pro forma condensed consolidated financial statements, including a balance sheet as of March 31, 1998 and statements of income for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995. These statements present on a historical and pro forma basis results for Carolina First and CB&T for all periods. The unaudited pro forma condensed financial statements should be read in conjunction with the historical consolidated financial statements of Carolina First and CB&T, including the respective notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus or included herein, and the unaudited pro forma financial information, including the notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. See "Documents Incorporated by Reference," "Summary -- Comparative Per Share Data," and
" -- Selected Condensed Consolidated Pro Forma Financial Data." Pro forma results are not necessarily indicative of future results.

                        CAROLINA FIRST AND SUBSIDIARIES
                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998

                                                      CAROLINA FIRST       CB&T       ADJUSTMENTS    PRO FORMA
                                                      --------------   ------------   -----------   ------------
Assets:
Cash and due from banks.............................   $ 19,724,351    $  6,933,244    $      --    $ 26,657,595
Federal funds sold..................................     14,445,000       9,278,462           --      23,723,462
                                                       ------------    ------------    ---------    ------------
         Total cash and cash equivalents............     34,169,351      16,211,706           --      50,381,057
Interest bearing deposits in other banks............        690,088              --           --         690,088
Investment securities(1)............................     26,732,770       7,278,987           --      34,011,757
Securities available for sale(2)....................    115,912,552      15,073,435           --     130,985,987
Loans, net of unearned income(3)....................    352,303,709      55,671,715           --     407,975,424
  Allowance for loan losses.........................     (5,178,477)       (806,721)          --      (5,985,198)
                                                       ------------    ------------    ---------    ------------
  Loans, net........................................    347,125,232      54,864,994           --     401,990,226
Premises and equipment, net.........................      9,556,130       3,467,741           --      13,023,871
Intangibles:
  Goodwill..........................................      2,127,430       2,237,000           --       4,364,430
  Core Deposit Intangibles..........................        532,569         573,000           --       1,105,569
Other assets(4).....................................     10,220,542         875,487     (187,390)     10,908,639
                                                       ------------    ------------    ---------    ------------
         Total Assets...............................   $547,066,664    $100,582,350    $(187,390)   $647,461,624
                                                       ============    ============    =========    ============
Liabilities and Shareholders' Equity Deposits:
  Demand............................................   $ 59,763,956    $ 18,250,605    $      --    $ 78,014,561
  Interest bearing demand accounts..................    115,927,102      23,268,095           --     139,195,197
  Savings...........................................     49,899,994      11,236,335           --      61,136,329
  Time, $100,000 and over...........................     61,456,428       8,584,230           --      70,040,658
  Other time........................................    199,076,413      27,175,636           --     226,252,049
                                                       ------------    ------------    ---------    ------------
         Total deposits.............................    486,123,893      88,514,901           --     574,638,794
Other liabilities...................................     12,998,747       2,061,766      (10,722)     15,049,791
                                                       ------------    ------------    ---------    ------------
         Total Liabilities..........................    499,122,640      90,576,667      (10,722)    589,688,585
Shareholders' Equity:
  Common stock, $2.50 par value(4)(5)...............     10,969,970       3,328,057     (899,962)     13,398,065
  Additional paid-in capital(4).....................     16,631,779       4,934,895      740,100      22,306,774
  Retained earnings.................................     19,752,302       1,714,506           --      21,466,808
  Accumulated comprehensive income..................        589,973          28,225      (16,806)        601,392
                                                       ------------    ------------    ---------    ------------
         Total Shareholders' Equity.................     47,944,024      10,005,683     (176,668)     57,773,039
Commitments and Contingent Liabilities..............             --              --           --              --
                                                       ------------    ------------    ---------    ------------
         Total Liabilities and Shareholders'
           Equity...................................   $547,066,664    $100,582,350    $(187,390)   $647,461,624
                                                       ============    ============    =========    ============

---------------

(1) Carolina First -- market value of $26,979,458.
    CB&T -- market value of $7,224,000.
(2) Carolina First -- cost of $114,944,776.
    CB&T -- cost of $15,030,671.
(3) Carolina First -- unearned income of $424,467.

(4) Elimination of 18,739 shares converted at an assumed exchange ratio of 0.74 to 13,867 shares of CB&T owned by Carolina First.


    Elimination of 346,118 shares of CB&T at an assumed exchange ratio of 0.74 as a result of acquisition.

(5) Carolina First -- authorized -- 20,000,000 shares; issued and outstanding -- 4,387,988 shares.
    CB&T -- authorized -- 4,000,000 shares; issued and outstanding -- 1,331,223 shares.

                        CAROLINA FIRST AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                               THREE MONTHS ENDED MARCH 31, 1998
                                                           -----------------------------------------
                                                                                          PRO FORMA
                                                           CAROLINA FIRST      CB&T       COMBINED
                                                           --------------   ----------   -----------
Interest income:
Interest and fees on loans...............................   $ 8,326,465     $1,306,778   $ 9,633,243
Interest on investment securities and mortgage-backed
  securities.............................................     2,024,272        335,895     2,360,167
Interest on interest-bearing deposits at banks...........            28             --            28
Interest on federal funds sold...........................       112,524         88,290       200,814
                                                            -----------     ----------   -----------
          Total interest income..........................    10,463,289      1,730,963    12,194,252
Interest expense:
Interest on deposits.....................................     4,418,495        683,523     5,102,018
Interest on other borrowings.............................       102,878         19,357       122,235
                                                            -----------     ----------   -----------
          Total interest expense.........................     4,521,373        702,880     5,224,253
Net interest income......................................     5,941,916      1,028,083     6,969,999
Provision for loan losses................................       209,000             --       209,000
                                                            -----------     ----------   -----------
Net interest income after provision for loan losses......     5,732,916      1,028,083     6,760,999
Non-interest income:
Service charges on deposit accounts......................       691,097        214,090       905,187
Investment securities gains (losses), net................            --             --            --
Other income.............................................       820,338         80,474       900,812
                                                            -----------     ----------   -----------
          Total noninterest income.......................     1,511,435        294,564     1,805,999
Non-interest expense:
Salaries and personnel benefits..........................     2,477,944        580,505     3,058,449
Net occupancy and equipment expense......................       569,275        204,069       773,344
Amortization of intangible assets........................            49         82,222        82,271
Other expense............................................     1,587,097        304,283     1,891,380
                                                            -----------     ----------   -----------
          Total noninterest expense......................     4,634,365      1,171,079     5,805,444
Income before income taxes...............................     2,609,986        151,568     2,761,554
Provision for income taxes...............................       875,150         51,000       926,150
                                                            -----------     ----------   -----------
          Net income.....................................   $ 1,734,836     $  100,568   $ 1,835,404
                                                            ===========     ==========   ===========
Earnings per common share -- basic.......................   $      0.40     $     0.08   $      0.34
                                                            -----------     ----------   -----------
Earnings per common share -- diluted.....................   $      0.39     $     0.08   $      0.34
                                                            -----------     ----------   -----------
Weighted average common shares outstanding -- basic......     4,366,018      1,331,223     5,337,256
                                                            -----------     ----------   -----------
Weighted average common shares outstanding -- diluted....     4,491,239      1,348,534     5,475,287
                                                            -----------     ----------   -----------

                        CAROLINA FIRST AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31, 1997
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                         CAROLINA FIRST      CB&T       COMBINED
                                                         --------------   ----------   -----------
Interest income:
Interest and fees on loans.............................   $31,294,068     $5,257,952   $36,552,020
Interest on investment securities and mortgage-backed
  securities...........................................     6,632,766      1,178,116     7,810,882
Interest on interest-bearing deposits at banks.........            56             --            56
Interest on federal funds sold.........................       530,136        343,899       874,035
                                                          -----------     ----------   -----------
          Total interest income........................    38,457,026      6,779,967    45,236,993
Interest expense:
Interest on deposits...................................    16,638,142      2,583,545    19,221,687
Interest on other borrowings...........................       313,395         37,664       351,059
                                                          -----------     ----------   -----------
          Total interest expense.......................    16,951,537      2,621,209    19,572,746
Net interest income....................................    21,505,489      4,158,758    25,664,247
Provision for loan losses..............................       997,333             --       997,333
                                                          -----------     ----------   -----------
Net interest income after provision for loan losses....    20,508,156      4,158,758    24,666,914
Non-interest income:
Service charges on deposit accounts....................     2,441,737        937,355     3,379,092
Investment securities gains (losses), net..............        82,508             --        82,508
Other income...........................................     3,056,097        245,089     3,301,186
                                                          -----------     ----------   -----------
          Total noninterest income.....................     5,580,342      1,182,444     6,762,786
Non-interest expense:
Salaries and personnel benefits........................     8,964,874      2,286,392    11,251,266
Net occupancy and equipment expense....................     2,152,811        707,061     2,859,872
Amortization of intangible assets......................           226        348,946       349,172
Other expense..........................................     5,645,607      1,112,857     6,758,464
                                                          -----------     ----------   -----------
          Total noninterest expense....................    16,763,518      4,455,256    21,218,774
Income before income taxes.............................     9,324,980        885,946    10,210,926
Provision for income taxes.............................     3,165,141        325,000     3,490,141
                                                          -----------     ----------   -----------
          Net income...................................   $ 6,159,839     $  560,946   $ 6,720,785
                                                          ===========     ==========   ===========
Earnings per common share -- basic.....................   $      1.49     $     0.42   $      1.32
                                                          -----------     ----------   -----------
Earnings per common share -- diluted...................   $      1.47     $     0.42   $      1.30
                                                          -----------     ----------   -----------
Weighted average common shares outstanding -- basic....     4,134,842      1,331,223     5,108,522
                                                          -----------     ----------   -----------
Weighted average common shares outstanding --diluted...     4,193,206      1,336,823     5,171,030
                                                          -----------     ----------   -----------

                        CAROLINA FIRST AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31, 1996
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                         CAROLINA FIRST      CB&T       COMBINED
                                                         --------------   ----------   -----------
Interest income:
Interest and fees on loans.............................   $27,388,938     $4,601,104   $31,990,042
Interest on investment securities and mortgage-backed
  securities...........................................     5,028,428      1,565,279     6,593,707
Interest on interest-bearing deposits at banks.........            46             --            46
Interest on federal funds sold.........................       259,934        284,554       544,488
                                                          -----------     ----------   -----------
          Total interest income........................    32,677,346      6,450,937    39,128,283
Interest expense:
Interest on deposits...................................    14,145,984      2,537,718    16,683,702
Interest on other borrowings...........................       293,662         32,415       326,077
                                                          -----------     ----------   -----------
          Total interest expense.......................    14,439,646      2,570,133    17,009,779
          Net interest income..........................    18,237,700      3,880,804    22,118,504
Provision for loan losses..............................     1,178,925             --     1,178,925
                                                          -----------     ----------   -----------
Net interest income after provision for loan losses....    17,058,775      3,880,804    20,939,579
Non-interest income:
Service charges on deposit accounts....................     2,116,069        965,739     3,081,808
Investment securities gains (losses), net..............       (10,482)            --       (10,482)
Other income...........................................     2,341,612        220,009     2,561,621
                                                          -----------     ----------   -----------
          Total noninterest income.....................     4,447,199      1,185,748     5,632,947
Non-interest expense:
Salaries and personnel benefits........................     7,381,676      2,164,971     9,546,647
Net occupancy and equipment expenses...................     1,657,552        672,462     2,330,014
Amortization of intangible assets......................            91        369,002       369,093
Other expense..........................................     5,100,429      1,037,042     6,137,471
                                                          -----------     ----------   -----------
          Total noninterest expense....................    14,139,748      4,243,477    18,383,225
Income before income taxes.............................     7,366,226        823,075     8,189,301
Provision for income taxes.............................     2,687,927        280,600     2,968,527
                                                          -----------     ----------   -----------
          Net income...................................   $ 4,678,299     $  542,475   $ 5,220,774
                                                          ===========     ==========   ===========
Earnings per common share -- basic.....................   $      1.14     $     0.41   $      1.03
                                                          -----------     ----------   -----------
Earnings per common share -- diluted...................   $      1.14     $     0.41   $      1.02
                                                          -----------     ----------   -----------
Weighted average common shares outstanding -- basic....     4,096,335      1,331,223     5,081,440
                                                          -----------     ----------   -----------
Weighted average common shares outstanding --diluted...     4,109,768      1,331,456     5,095,045
                                                          -----------     ----------   -----------

                        CAROLINA FIRST AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME


                                                               YEAR ENDED DECEMBER 31, 1995
                                                         -----------------------------------------
                                                                                        PRO FORMA
                                                         CAROLINA FIRST      CB&T       COMBINED
                                                         --------------   ----------   -----------
Interest income:
Interest and fees on loans.............................   $23,279,164     $2,978,906   $26,258,070
Interest on investment securities and mortgage-backed
  securities...........................................     4,584,733      1,347,537     5,932,270
Interest on interest-bearing deposits at banks.........            24             --            24
Interest on federal funds sold.........................       313,303        316,420       629,723
                                                          -----------     ----------   -----------
          Total interest income........................    28,177,224      4,642,863    32,820,087
Interest expense:
Interest on deposits...................................    12,670,832      1,792,398    14,463,230
Interest on other borrowings...........................        46,214         12,904        59,118
                                                          -----------     ----------   -----------
          Total interest expense.......................    12,717,046      1,805,302    14,522,348
Net interest income....................................    15,460,178      2,837,561    18,297,739
Provision for loan losses..............................       710,200             --       710,200
                                                          -----------     ----------   -----------
Net interest income after provision for loan losses....    14,749,978      2,837,561    17,587,539
Non-interest income:
Service charges on deposit accounts....................     1,676,264        716,569     2,392,833
Investment securities gains (losses), net..............         2,048             --         2,048
Other income...........................................     2,496,054        190,973     2,687,027
                                                          -----------     ----------   -----------
          Total noninterest income.....................     4,174,366        907,542     5,081,908
Non-interest expense:
Salaries and personnel benefits........................     6,773,540      1,628,975     8,402,515
Net occupancy and equipment expense....................     1,447,252        487,548     1,934,800
Amortization of intangible assets......................            84        124,820       124,904
Other expense..........................................     4,419,684      1,103,930     5,523,614
                                                          -----------     ----------   -----------
          Total noninterest expense....................    12,640,560      3,345,273    15,985,833
Income before income taxes.............................     6,283,784        399,830     6,683,614
Provision for income taxes.............................     2,154,051        136,000     2,290,051
                                                          -----------     ----------   -----------
          Net income...................................   $ 4,129,733     $  263,830   $ 4,393,563
                                                          ===========     ==========   ===========
Earnings per common share -- basic.....................   $      1.09     $     0.20   $      0.92
                                                          -----------     ----------   -----------
Earnings per common share -- diluted...................   $      1.09     $     0.20   $      0.92
                                                          -----------     ----------   -----------
Weighted average common shares outstanding -- basic....     3,793,108      1,331,223     4,778,213
                                                          -----------     ----------   -----------
Weighted average common shares outstanding --diluted...     3,793,108      1,331,223     4,778,213
                                                          -----------     ----------   -----------

                           SUPERVISION AND REGULATION

     Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting Carolina First as a bank holding company, and its bank subsidiaries, Lincoln Bank and Cabarrus Bank, and CB&T (collectively, the "Banks") as state-chartered North Carolina banks, respectively, and which is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes and regulations applicable to Carolina First's and CB&T's businesses. Supervision, regulation and examination of Carolina First and the Banks by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of Carolina First or CB&T. Any change in applicable law or regulation may have a material effect on Carolina First's or CB&T's business.

BANK HOLDING COMPANY REGULATION

     Carolina First, as a "bank holding company" under the BHC Act, is registered with, and subject to supervision by, the Board of Governors of the Federal Reserve. As a bank holding company, Carolina First is required to file periodic reports and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve examines Carolina First and may examine its subsidiaries. Carolina First is also registered as a bank holding company with the Commissioner and files reports with the Commissioner.

     The BHC Act requires prior Federal Reserve approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than 5% of the voting shares or all or substantially all of the assets of any bank, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHC Act prohibits a bank holding company from acquiring direct or indirect ownership or control of any voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve has determined by order or regulation to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Certain acquisitions by bank holding companies are subject to approval by the Commissioner.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("EGRPRA") was signed into law on September 30, 1996. EGRPRA streamlined the non-banking activities application process for well-capitalized and well-managed bank holding companies. Under EGRPRA, qualified bank holding companies may commence a regulatory approved non-banking activity without prior notice to the Federal Reserve; written notice is required within 10 days after commencing the activity. Under EGRPRA, the prior notice period is reduced to 12 days in the event of any non-banking acquisition or share purchase or de novo non-banking activity previously approved by order of the Federal Reserve, but not yet implemented by regulations, assuming the size of the acquisition or proposed activity does not exceed 10% of risk-weighted assets of the acquiring bank holding company and the consideration does not exceed 15% of Tier 1 capital.

     Effective April 21, 1997, the Federal Reserve adopted amendments to its Regulation Y implementing certain provisions of EGRPRA. Among other things, these amendments to Federal Reserve Regulation Y reduced the notice and application requirements applicable to bank and nonbank acquisitions and de novo expansion by well-capitalized and well-managed bank holding companies; expanded the list of nonbanking activities permitted under Regulation Y and reduced certain limitations on previously permitted activities; and amended Federal Reserve anti-tying restrictions that include provisions that allow banks greater flexibility to package products with their affiliates.


     Carolina First is a legal entity separate and distinct from its bank subsidiaries and its other subsidiaries. Various legal limitations restrict the bank subsidiaries from lending or otherwise supplying funds to Carolina First or its non-bank subsidiaries. Carolina First and its bank subsidiaries are subject to Section 23A of the Federal Reserve Act, as amended by the Banking Affiliates Act of 1982. Section 23A defines "covered transactions," which include extensions of credit, and limits a bank's covered transactions with any single affiliate to no more than 10% of a bank's capital and surplus. All covered and exempt transactions between a bank and its affiliates must be on terms and conditions consistent with safe and sound banking practices. Further, banks and their subsidiaries are prohibited from purchasing low-quality assets from the bank's affiliates. Finally, Section 23A states that all extensions of credit by a bank to an affiliate must be appropriately secured by acceptable collateral. Carolina First and its bank subsidiaries are also subject to Section 23B of the Federal Reserve Act, which generally limits covered and other transactions among affiliates to terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the bank or its subsidiaries as are prevailing at that time for transactions with unaffiliated companies.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that Carolina First and any other bank holding company located in North Carolina may now acquire a bank located in any other state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, age requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. North Carolina adopted legislation opting into interstate branching effective July 1, 1995, including de novo interstate branching prior to July 1, 1997 with states where reciprocal branching is permitted, and thereafter without limit.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength to each of its bank subsidiaries and to commit resources to support each of its subsidiaries. Such policy also requires a bank holding company to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not otherwise be warranted. In addition, under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), where a bank holding company has more than one bank or thrift subsidiary, each of the bank holding company's other subsidiary depository institutions are responsible for any losses to the FDIC as a result of an affiliated depository institution's failure. As a result, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify as capital under regulatory rules. However, any loans from the holding company to such subsidiary banks will likely be unsecured and subordinated to such bank's depositors and perhaps to other creditors of the bank. In November 1994, Carolina First invested $1,375,000 to purchase approximately 17% of the total common stock of a de novo commercial bank, First Gaston Bank of North Carolina, Gastonia, North Carolina ("First Gaston"), which is just west of Charlotte and south of Lincolnton. Carolina First's Chairman was an organizer of First Gaston, which is located in a market contiguous to others served by Lincoln Bank and operates in a market not currently served by Carolina First. The Chairman and President of Carolina First also serve as directors of First Gaston. Certain operational functions are provided for First Gaston by Carolina First. The Federal Reserve, in approving this investment, under the BHC Act, has required Carolina First to enter into a commitment to serve as a source of strength for First Gaston.

BANK REGULATION

     The Banks are state banks organized under the North Carolina Banking Act, and Lincoln Bank's and CB&T's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC and Cabarrus Bank's deposits are primarily insured by the Savings Association Insurance Fund ("SAIF") up to the maximum amount permitted by law. The Banks are subject to regulation, supervision and regular examination by the FDIC and the Commissioner, which examine and monitor all areas of the operations of the Banks, including their loans and investments, reserves against deposits, mergers and acquisitions, borrowings, dividends, minimum capital requirements, and the location of branch offices and certain facilities.

     The Banks are not members of the Federal Reserve System, and, as a result, the FDIC is their primary federal regulator.

     Under present North Carolina law, the Banks currently may establish and operate branches throughout the State of North Carolina, subject to the maintenance of adequate capital for each branch and the receipt of the necessary approvals of the FDIC and the Commissioner.

COMMUNITY REINVESTMENT ACT

     Carolina First and the Banks are subject to the provisions of the Community Reinvestment Act of 1977, as amended (the "CRA"), and the federal banking agencies' regulations thereunder. Under the CRA, all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operation, to help meet the credit needs for their entire communities, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirement or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low- and moderate-income neighborhoods. The regulatory agency's assessment of the institution's record is made available to the public. Further, such assessment is required of any institution which has applied to:
(i) charter a national bank; (ii) obtain deposit insurance coverage for a newly-chartered institution; (iii) establish a new branch office that accepts deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application.


     Under new CRA regulations, effective January 1, 1996, the process-based CRA assessment factors were replaced with a new evaluation system that rates institutions based on their actual performance in meeting community credit needs. The evaluation system used to judge an institution's CRA performance consists of three tests: a lending test; an investment test; and a service test. Each of these tests are applied by the institution's primary federal regulator taking into account such factors as: (i) demographic data about the community;
(ii) the institution's capacity and concentrations; (iii) the institution's product offerings and business strategy; and (iv) data on the prior performance of the institution and similarly-situated lenders. The new lending test -- the most important of the three tests for all institutions other than wholesale and limited purpose (e.g., credit card) banks -- evaluates an institution's lending activities as measured by its home mortgage loans, small business and farm loans, community development loans and, at the option of the institutions, its consumer loans.


     Each of these lending categories are weighted to reflect its relative importance to the institution's overall business and, in the case of community development loans, the characteristics and needs of the institution's service area and the opportunities available for this type of lending. Assessment criteria for the lending test include: (i) geographic distribution of the institution's lending; (ii) distribution of the institution's home mortgage and consumer loans among different economic segments of the community; (iii) the number and amount of small business and small farm loans made by the institution; (iv) the number and amount of community development loans outstanding; and (v) the institution's use of innovative or flexible lending practices to meet the needs of low- to moderate-income individuals and neighborhoods. At the election of an institution, or if particular circumstances so warrant, the banking agencies will take into account in making their assessments lending by the institution's affiliates as well as community development loans made by any lending consortia and other lenders in which the institution has invested. As part of the new regulation, all financial institutions are required to report data on their small business and small farm loans as well as their home mortgage loans.

     The investment test focuses on the institution's qualified investments within its service area that (i) benefit low- to moderate-income individuals and small businesses or farms; (ii) address affordable housing needs; or (iii) involve donations of branch offices to minority or women's depository institutions. Assessment of an institution's performance under the investment test is based upon the dollar amount of the institution's qualified investments, its use of innovative or complex techniques to support community development initiatives, and its responsiveness to credit and community development needs.

     The service test evaluates an institution's systems for delivering retail banking services, taking into account such factors as (i) the geographic distribution of the institution's branch offices and ATMs; (ii) the institution's record of opening and closing branch offices and ATMs; and (iii) the availability of alternative product delivery systems such as home banking and loan production offices in low- to moderate-income areas. The federal regulators also will consider an institution's community development service as part of the service test. A separate community development test is applied to wholesale or limited purpose financial institutions.

     Institutions having total assets of less than $250 million will be evaluated under more streamlined criteria. In addition, a financial institution will have the option of having its CRA performance evaluated based on a strategic plan of up to five years in length that it had developed in cooperation with local community groups. In order to be rated under a strategic plan, the institution will be required to obtain the prior approval of its federal regulator.


     The interagency CRA regulations provide that an institution evaluated under a given test will receive one of five ratings for that test: outstanding, high satisfactory, low satisfactory, needs to improve, or substantial noncompliance. An institution will receive a certain number of points for its rating on each test, and the points are combined to produce an overall composite rating of either outstanding, satisfactory, needs to improve, or substantial noncompliance. Under the agencies' rating guidelines, an institution that receives an "outstanding" rating on the lending test will receive an overall rating of at least "satisfactory," and no institution can receive an overall rating of "satisfactory" unless it receives a rating of at least "low satisfactory" on its lending test. In addition, evidence of discriminatory or other illegal credit practices would adversely affect an institution's overall rating. Under the new regulations, an institution's CRA rating would continue to be taken into account by its primary federal regulator in considering various types of applications. As a result of the Banks' most recent CRA examination on March 13, 1995, January 16, 1996 and May 26, 1998, Lincoln Bank, Cabarrus Bank and CB&T have CRA ratings of "2," "1" and "2," respectively.


     The Banks are also subject, among other things, to the provisions of the Equal Credit Opportunity Act (the "ECOA") and the Fair Housing Act (the "FHA"), both of which prohibit discrimination based on race or color, religion, national origin, sex, and familiar status in any aspect of a consumer or commercial credit or residential real estate transaction. Based on recently heightened concerns that some prospective home buyers and other borrowers may be experiencing discriminatory treatment in their efforts to obtain loans, the Department of Housing and Urban Development, the Department of Justice (the "DOJ"), and all of the federal banking agencies in April 1994 issued an Interagency Policy Statement on Discrimination in Lending in order to provide guidance to financial institutions as to what the agencies consider in determining whether discrimination exists, how the agencies will respond to lending discrimination, and what steps lenders might take to prevent discriminatory practices. The DOJ has also recently increased its efforts to prosecute what it regards as violators of the ECOA and FHA.

PAYMENT OF DIVIDENDS

     The Banks' ability to pay dividends, or otherwise supply funds to their respective shareholders is limited by various laws and regulations. Dividends from its bank subsidiaries constitute the major sources of income for Carolina First. The payment of dividends by the Banks are subject to the applicable restrictions contained in the North Carolina Banking Act and the FDIC's regulations and interpretive rulings. The Commissioner, the FDIC and Federal Reserve have the general authority to limit or prohibit the dividends paid by insured banks and bank holding companies, respectively, if such payment may be deemed to constitute an unsafe or unsound practice. The prior approval of the FDIC is required if the total of all dividends declared by a state non-member bank in any calendar year will exceed the sum of such bank's net profits for the year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. North Carolina law also prohibits any state non-member bank from paying dividends that would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses. See "Comparative Market Information and Dividends."

     In addition, Carolina First and the Banks are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national or state member bank or a bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The FDIC has indicated that paying dividends that deplete a state non-member bank's capital base to an inadequate level would be an unsound and unsafe banking practice, and that banks should only pay dividends out of current earnings.

CAPITAL


     The Federal Reserve has adopted risk-based capital guidelines for bank holding companies and the FDIC has adopted risk-based capital guidelines for state non-member banks. Common equity, retained earnings and a limited amount of qualifying preferred stock, less goodwill, qualifies as "Tier 1 Capital". Tier 1 Capital plus subordinated debt, non qualifying preferred stock and a limited amount of any loan loss allowance qualifies as "Tier 2 Capital" and together with Tier 1 Capital, "Total Capital." The guideline for a minimum ratio of Total Capital to risk-weighted assets (including certain off-balance-sheet activities, such as standby letters of credit) is 8%.


     In addition, the federal bank regulatory agencies have established minimum leverage ratio guidelines for state non-member banks, which provide a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to 3%, plus an additional cushion of 100 to 200 basis points (i.e., 1%-2%) if the institution has less than the highest regulatory rating. The guidelines also provide that institutions anticipating or experiencing significant growth, or that have supervisory, financial, operational or managerial weaknesses, will be expected to maintain higher than minimum capital levels without significant reliance on intangible assets. Effective June 30, 1998, the Federal Reserve amended Regulation Y to change its minimum leverage ratio to 3.0% for bank holding companies that have a composite Federal Reserve (BOPEC) rating of 1 or that have implemented the Federal Reserve's risk-based capital market risk measure. All other bank holding companies are required to maintain a leverage ratio of at least 4.0%. Furthermore, the Federal Reserve's guidelines indicate that the Federal Reserve will continue to consider a "Tangible Tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. Carolina First has not been advised of any specific minimum leverage ratio or Tangible Tier 1 leverage ratio applicable to it.

     The Federal Deposit Insurance Corporation Improvement Act of 1992 ("FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.

     All of the federal banking agencies have adopted regulations establishing relevant capital measures and relevant capital levels. The relevant capital measures are the Total Capital Ratio, Tier 1 capital ratio, and the leverage ratio. Under the regulations, a state non-member bank will be (i) "well capitalized" if it has a Total Capital ratio of 10% or greater, a Tier 1 capital ratio of 6% or greater, and a leverage ratio of 5% or greater and is not subject to any order or written directive by a federal bank regulatory agency to meet and maintain a specific capital level for any capital measure, (ii) "adequately capitalized" if it has a Total Capital ratio of 8% or greater, a Tier 1 capital ratio of 4% or greater, and a leverage ratio of 4% or greater (3% in certain circumstances) and is not well capitalized, (iii) "undercapitalized" if it has a Total Capital ratio of less than 8%, or a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in certain circumstances), (iv) "significantly undercapitalized" if its Total Capital Ratio is less than 6%, its Tier 1 Capital ratio is less than 3% or its leverage ratio is less than 3% or
(v) "critically undercapitalized" if its tangible equity is equal to or less than 2% of average quarterly tangible assets.

     As of March 31, 1998, the capital ratios of Carolina First and the Banks were as follows:

                                   REGULATORY
                                    MINIMUMS    CAROLINA FIRST   LINCOLN BANK   CABARRUS BANK    CB&T
                                   ----------   --------------   ------------   -------------   ------
Tier 1 Capital ratio.............        4.0%       12.51%          10.84%         10.36%       13.84%
Total Capital ratio..............        8.0%       13.76%          12.09%         11.60%       15.10%
Leverage ratio...................  3.0 - 4.0%        8.50%           7.81%          6.81%        7.56%

     The federal banking agencies have, pursuant to FDICIA, adopted final regulations which require regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies have concurrently proposed a methodology for evaluating interest rate risk which would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures.


     The FDIC has adopted the Federal Financial Institutions Examination Council's ("FFIEC") updated statement of policy entitled "Uniform Financial Institutions Rating System" ("UFIRS") effective January 1, 1997. UFIRS is an internal rating system used by the federal and state regulators for assessing the soundness of financial institutions on a uniform basis and for identifying those institutions requiring special supervisory attention. Under the previous UFIRS, each financial institution was assigned a confidential composite rating based on an evaluation and rating of five essential components of an institution's financial condition and operations including Capital Adequacy, Asset Quality, Management, Earnings, and Liquidity. The major changes include an increased emphasis on the quality of risk management practices and the addition of a sixth component for sensitivity to market risk. For most institutions, the FDIC has indicated that market risk primarily reflects exposures to changes in interest rates. When regulators evaluate this component, consideration is expected to be given to: management's ability to identify, measure, monitor, and control market risk; the institution's size, the nature and complexity of its activities and its risk profile; and the adequacy of its capital and earnings in relation to its level of market risk exposure. Market risk is rated based upon, but not limited to, an assessment of the sensitivity of the financial institution's earnings or the economic value of its capital to adverse changes in interest rates, foreign exchange rates, commodity prices, or equity prices; management's ability to identify, measure, monitor, and control exposure to market risk; and the nature and complexity of interest rate risk exposure arising from nontrading positions.


FDICIA

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate.

     FDICIA also contains a variety of other provisions that may affect the operations of Carolina First and the Banks, including reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch, and prohibition on the acceptance or renewal of brokered deposits by depository that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, the Banks are well capitalized and not restricted.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan for approval. For a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of 5% of the depository institution's total assets at the time it became undercapitalized and the amount necessary to bring the institution into compliance with applicable capital standards. If a depository institution fails to submit an acceptable plan, it is treated as if is significantly undercapitalized. If the controlling holding company fails to fulfill its obligations under FDICIA and files (or has filed against it) a petition under the federal Bankruptcy Code, the claim would be entitled to a priority in such bankruptcy proceeding over third-party creditors and shareholders of the bank holding company.


     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirement to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE ASSESSMENTS

     The Banks are subject to FDIC deposit insurance assessments. Lincoln Bank's and CB&T's deposits are primarily insured by the FDIC's BIF. Having converted from a thrift charter, Cabarrus Bank's deposits are insured principally by the FDIC's SAIF. In 1996, the FDIC adopted a new risk-based premium schedule which decreased the assessment rates for BIF depository institutions. Under this schedule, which took effect for assessment periods after January 1, 1996, the annual premiums for BIF insurance range from zero to $.27 for every $100 of deposits. Each financial institution is assigned to one of three capital groups -- "well capitalized," "adequately capitalized" or "undercapitalized" -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state regulators and other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.


     The EGRPRA recapitalized the FDIC's SAIF fund to bring it into parity with BIF. As part of this recapitalization, The Deposit Insurance Funds Act of 1996 (the "Funds Act") authorized FICO to levy assessments on BIF-assessable deposits at a rate equal to one-fifth of the FICO assessment rate that is applied to deposits assessable by SAIF through the earlier of year end 1999 or the merger of BIF and SAIF. SAIF-insured institutions, SAIF-insured deposits have been assessed annual SAIF premiums of zero to 27 basis points per $100 of deposits, based upon the institution's assigned risk category and supervisory evaluation. During the years ended December 31, 1996 and 1997, Lincoln Bank paid $30,364 and $43,850 and CB&T paid $2,000 and $9,837, in BIF deposit insurance premiums. Cabarrus Bank paid SAIF deposit insurance premiums of $111,972 and $62,267 in 1996 and 1997, respectively.


     The FDIC's Board of Directors continues to maintain the 1996 BIF and SAIF assessment schedule of zero to 27 basis points per annum for the second semiannual assessment period of 1998. The actual annual assessment rates for FICO for the June 30, 1998 quarterly payment were set at 1.22 basis points for BIF-assessable deposits and 6.10 basis points for SAIF deposits.

COMMUNITY DEVELOPMENT ACT

     The Community Development Act of 1994 has several titles. Title I provides for the establishment of community development financial institutions to provide equity investments, loans and development services to financially under-served communities. A portion of this Title also contains various provisions regarding reverse mortgages, consumer protections for qualifying mortgages and hearings for home equity lending, among other things. Title II provides for small business loan securitization and securitizations of other loans, including authorizing a study on the impact of additional securities based on pooled obligations. Small business capital enhancement is also provided. Title III of the Act provides for paperwork reduction and regulatory improvement, including certain examination and call report issues, as well as changes in certain consumer compliance requirements, certain audit requirements and real estate appraisals, and simplification and expedited processing of bank holding company applications, merger applications and securities filings, among other things. It also provides for commercial mortgage-related securities to be added to the definition of a "mortgage-related security" in the Exchange Act. This will permit commercial mortgages to be pooled and securitized, and permit investment in such instruments without limitation by insured depository institutions. It also preempts state legal investment and blue sky laws related to qualifying commercial mortgage securities. Title IV deals with money laundering and currency transaction reports, and Title V reforms the national flood insurance laws and requirements. The nature, timing, and effect upon Carolina First and CB&T of any changes resulting from the Community Development Act cannot be predicted.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Carolina First and CB&T are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on Carolina First or CB&T cannot be predicted.

ENFORCEMENT POLICIES AND ACTIONS

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties of up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement authorities provided under FIRREA. The Federal Reserve and the FDIC have taken no formal enforcement actions against Carolina First or CB&T.

DEPOSITOR PREFERENCE

     The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

LEGISLATIVE AND REGULATORY CHANGES

     Various changes have been proposed with respect to restructuring and changing the regulation of the financial services industry. FIRREA required a study of the deposit insurance system. On February 5, 1991, the Department of the Treasury released "Modernizing the Financial System; Recommendations for Safer, More Competitive Banks." Among other matters, this study analyzed and made recommendations regarding reduced bank competitiveness and financial strength, over-extension of deposit insurance, the fragmented regulatory system and the under capitalized deposit insurance fund. It proposed restoring competitiveness by allowing banking organizations to participate in a full range of financial services outside of insured commercial banks. Deposit insurance coverage would be narrowed to promote market discipline. Risk-based deposit insurance premiums were proposed with feasibility tested through an FDIC demonstration project using private reinsurers to provide market pricing for risk-based premiums.

     The Interstate Banking Act also directed the Secretary of the Treasury to take a broad look at the strengths and weaknesses of the United States' financial services system. In June 1997, the Treasury Department proposed legislation to eliminate what it deemed outmoded barriers to competition among financial services providers. On November 17, 1997 the United States Department of the Treasury released its study "American Finance for the 21st Century" which considered changes in the financial services industry during the next 10 years and beyond and reviewed the adequacy of existing statutes and legislation.

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers are being considered by the executive branch of the Federal government, Congress and various state governments, including North Carolina. Among other items under consideration are changes in or repeal of the Glass-Steagall Act which separates commercial banking from investment banking, a possible combination of the FDIC's BIF and SAIF, and changes in the BHC Act to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely related to banking and changes to the activities permitted to bank and bank holding company organizations. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these be adopted, and, if adopted, how these proposals will affect Carolina First or CB&T.

                               OTHER INFORMATION

PROXY SOLICITATION COSTS

     The cost of soliciting proxies for the Special Meeting will be paid by CB&T.

                                    EXPERTS

     The consolidated financial statements of Carolina First as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and have been incorporated by reference in the Carolina First Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Carolina First Annual Report"), in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and incorporated by reference in the Carolina First Annual Report, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of CB&T as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Carolina First Common Stock to be issued in the Merger will be passed upon by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP will also opine as to certain federal income tax consequences of the Merger. See "Description of the Merger -- Federal Income Tax Consequences of the Merger."

                                 OTHER MATTERS

     AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, THE CB&T BOARD KNOWS OF NO MATTERS THAT WILL BE PRESENTED FOR CONSIDERATION AT THE SPECIAL MEETING OTHER THAN AS DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS. HOWEVER, IF ANY OTHER MATTER SHALL COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF AND SHALL BE VOTED UPON, THE PROPOSED PROXY WILL BE DEEMED TO CONFER AUTHORITY TO THE INDIVIDUALS NAMED AS AUTHORIZED THEREIN TO VOTE THE SHARES REPRESENTED BY SUCH PROXY AS TO ANY SUCH MATTERS THAT FALL WITHIN THE PURPOSES SET FORTH IN THE NOTICE OF SPECIAL MEETING AS DETERMINED BY A MAJORITY OF THE CB&T BOARD.

                       INDEX TO CB&T FINANCIAL STATEMENTS

Balance Sheets as of March 31, 1998 (Unaudited) and December
  31, 1997..................................................   F-2

Statements of Income for the Three Months Ended March 31,
  1998 and 1997 (Unaudited).................................   F-3

Statements of Changes in Stockholders' Equity for the Three
  Months Ended March 31, 1998 and 1997 (Unaudited)..........   F-4

Statements of Cash Flows for the Three Months Ended March
  31, 1998 and 1997 (Unaudited).............................   F-5

Notes to Financial Statements...............................   F-6

Balance Sheets as of December 31, 1997 and 1996.............   F-7

Statements of Income for the Years Ended December 31, 1997,
  1996 and 1995.............................................   F-8

Statements of Changes in Stockholders' Equity for the Years
  Ended December 31, 1997,
  1996 and 1995.............................................   F-9

Statements of Cash Flows for the Years Ended December 31,
  1997, 1996 and 1995.......................................  F-10

Notes to Financial Statements...............................  F-11

Report of KPMG Peat Marwick LLP, Independent Auditors.......  F-23

                              CB&T BALANCE SHEETS
                      MARCH 31, 1998 AND DECEMBER 31, 1997

                                                               MARCH 31,     DECEMBER 31,
                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
Cash and due from banks.....................................  $  6,933,244   $ 7,985,872
Federal funds sold..........................................     9,278,462     1,800,000
Securities available for sale (cost basis of $15,030,671 in
  1998 and $15,033,441 in 1997).............................    15,073,435    15,047,795
Investment securities (market value of $7,224,000 in 1998
  and $7,468,000 in 1997)...................................     7,278,987     7,416,594
Loans.......................................................    55,671,715    56,105,492
Less allowance for loan losses..............................      (806,721)     (798,293)
                                                              ------------   -----------
Loans, net..................................................    54,864,994    55,307,199
                                                              ------------   -----------
Premises and equipment, net.................................     3,467,741     3,534,895
Accrued interest and other assets...........................     3,685,487     3,767,064
                                                              ------------   -----------
          Total assets......................................  $100,582,350   $94,859,419
                                                              ============   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand deposits...........................................  $ 33,358,468   $31,820,619
  Savings...................................................    11,236,335    10,624,868
  Money market accounts.....................................     8,160,232     7,197,120
  Certificates of deposit, $100,000 or more.................     8,584,230     6,226,738
  Other time deposits.......................................    27,175,636    26,583,268
                                                              ------------   -----------
          Total deposits....................................    88,514,901    82,452,613
Other borrowings............................................     1,396,766     1,930,293
Accrued interest and other liabilities......................       665,000       590,149
                                                              ------------   -----------
          Total liabilities.................................    90,576,667    84,973,055
                                                              ------------   -----------
Stockholders' equity:
  Common stock ($2.50 par value, 4,000,000 shares
     authorized; issued and outstanding 1,331,223 shares for
     1998 and 1997).........................................     3,328,057     3,328,057
  Surplus...................................................     4,934,895     4,934,895
  Retained earnings.........................................     1,714,506     1,613,938
  Accumulated comprehensive income..........................        28,225         9,474
                                                              ------------   -----------
          Total stockholders' equity........................    10,005,683     9,886,364
                                                              ------------   -----------
          Total liabilities and stockholders' equity........  $100,582,350   $94,859,419
                                                              ============   ===========

                See accompanying notes to financial statements.

                           CB&T STATEMENTS OF INCOME
                                  (UNAUDITED)
                      FOR THE THREE MONTHS ENDED MARCH 31,

                                                                 1998         1997
                                                              ----------   ----------
Interest income:
Interest and fees on loans..................................  $1,306,778   $1,257,665
U.S. Treasury securities....................................     102,815      124,176
U.S. government agency securities...........................     113,666       65,586
Mortgage-backed securities..................................     119,414      140,232
Federal funds sold..........................................      88,290       40,231
                                                              ----------   ----------
          Total interest income.............................   1,730,963    1,630,890
                                                              ----------   ----------
Interest expense:
Certificates of deposit, $100,000 or more...................     100,724       85,190
Other deposits..............................................     582,799      534,449
Other borrowings............................................      19,357        6,692
                                                              ----------   ----------
          Total interest expense............................     702,880      626,331
                                                              ----------   ----------
Net interest income.........................................   1,028,083    1,004,559
Provision for loan losses...................................           0            0
                                                              ----------   ----------
Net interest income after provision for loan losses.........   1,028,083    1,004,559
                                                              ----------   ----------
Noninterest income:
Service charges on deposit accounts.........................     214,090      243,605
Other noninterest income....................................      80,474       74,567
                                                              ----------   ----------
          Total noninterest income..........................     294,564      318,172
                                                              ----------   ----------
Noninterest expense:
Salaries and employee benefits..............................     580,505      615,844
Expenses of premises and fixed assets.......................     204,069      173,183
Amortization of intangible assets...........................      82,222       92,250
Other noninterest expense...................................     304,283      331,110
                                                              ----------   ----------
          Total noninterest expense.........................   1,171,079    1,212,387
                                                              ----------   ----------
Income before income taxes..................................     151,568      110,344
Income tax provision........................................      51,000       36,000
                                                              ----------   ----------
Net income..................................................  $  100,568   $   74,344
                                                              ==========   ==========
Basic and diluted earnings per share........................  $     0.08   $     0.06
                                                              ==========   ==========

                See accompanying notes to financial statements.

               CB&T STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
                      FOR THE THREE MONTHS ENDED MARCH 31,

                                                                               ACCUMULATED      TOTAL
                                 COMMON STOCK                                    COMPRE-       STOCK-
                            ----------------------                 RETAINED      HENSIVE      HOLDERS'
                             SHARES       AMOUNT      SURPLUS      EARNINGS      INCOME        EQUITY
                            ---------   ----------   ----------   ----------   -----------   -----------
1997
Balance at beginning of
  period..................  1,331,223   $3,328,057   $4,934,895   $1,212,738    $(13,479)    $ 9,462,211
Net income................          0            0            0       74,344           0          74,344
Cash dividends, $.12 per
  share...................          0            0            0     (159,746)          0        (159,746)
Change in unrealized loss
  on securities available
  for sale, net of tax
  effect..................          0            0            0            0     (37,419)        (37,149)
                            ---------   ----------   ----------   ----------    --------     -----------
Balance at end of
  period..................  1,331,223   $3,328,057   $4,934,895   $1,127,336    $(50,898)    $ 9,339,390
                            =========   ==========   ==========   ==========    ========     ===========
1998
Balance at beginning of
  period..................  1,331,223   $3,328,057   $4,934,895   $1,613,938    $  9,474     $ 9,886,364
Net income................          0            0            0      100,568           0         100,568
Change in unrealized gain
  on securities available
  for sale, net of tax
  effect..................          0            0            0            0      18,751          18,751
                            ---------   ----------   ----------   ----------    --------     -----------
Balance at end of
  period..................  1,331,223   $3,328,057   $4,934,895   $1,714,506    $ 28,225     $10,005,683
                            =========   ==========   ==========   ==========    ========     ===========

                See accompanying notes to financial statements.

                         CB&T STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                      FOR THE THREE MONTHS ENDED MARCH 31,


                                                                 1998          1997
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $   100,568   $   74,344
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization, net........................      167,066      157,507
  Changes in other assets and liabilities:
     Other assets...........................................      (10,420)    (150,006)
     Other liabilities......................................       74,853     (102,147)
                                                              -----------   ----------
Net cash provided by (used in) operating activities.........      332,067      (20,302)
                                                              -----------   ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Loan (originations) principal repayments, net...............      442,205      (58,948)
Maturities, paydowns and calls of securities................      140,225    1,370,493
Capital expenditures for premises and equipment.............      (17,424)    (313,883)
                                                              -----------   ----------
Net cash provided by investment activities..................      565,006      997,662
                                                              -----------   ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits, net...................................    6,062,288      369,917
Decrease in other borrowings................................     (533,527)    (652,815)
Cash dividends..............................................            0     (159,746)
                                                              -----------   ----------
Net cash provided by (used in) financing activities.........    5,528,761     (442,644)
                                                              -----------   ----------
Net increase in cash and cash equivalents...................    6,425,834      534,716
Cash and cash equivalents at beginning of period............    9,785,872    8,536,367
                                                              -----------   ----------
Cash and cash equivalents at end of period..................  $16,211,706   $9,071,083
                                                              ===========   ==========
Supplemental cash flow disclosures:
  Unrealized gain (loss) in value of securities available
     for sale (net of tax effect of $9,658 in 1998 and
     $18,124 in 1997).......................................  $    18,751   $  (37,419)
                                                              ===========   ==========
  Cash paid during period for interest......................  $   660,003   $  528,984
                                                              ===========   ==========
  Cash paid during period for income taxes..................  $   102,250   $  230,000
                                                              ===========   ==========


                See accompanying notes to financial statements.

                       CB&T NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements of CB&T have been prepared in accordance with generally accepted accounting principles for condensed interim financial statements and, therefore, do not include all information required by generally accepted accounting principles for complete financial statements. The notes included herein should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in this document, and the notes to CB&T's financial statements for the year ended December 31, 1997 included in CB&T's 1997 Annual Report to Stockholders.

     In the opinion of management, the accompanying unaudited financial statements include all adjustments (including normal recurring entries) necessary for a fair presentation of CB&T's financial condition and interim results of operations. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the operating results that may be expected for the year ended December 31, 1998. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and that affect the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

2. EARNINGS PER SHARE

     CB&T calculates its basic and diluted earnings per share (EPS) in accordance with Statement of Financial Accounting Standards (SFAS) No. 128 "Earnings Per Share." A reconciliation of the denominator of the basic EPS computations to the denominator of the diluted EPS computations is as follows:

                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                              ---------------------
                                                                1998        1997
                                                              ---------   ---------
Basic EPS denominator: weighted average number of common
  shares outstanding........................................  1,331,223   1,331,223
Dilutive effect arising from assumed exercise of stock
  options...................................................     17,311         233
                                                              ---------   ---------
Diluted EPS denominator.....................................  1,348,534   1,331,456
                                                              =========   =========

3. COMPREHENSIVE INCOME

     On January 1, 1998 CB&T adopted SFAS No. 130 "Reporting Comprehensive Income." As required by SFAS No. 130, prior year information has been modified to conform with the new presentation.

     Comprehensive income includes net income and all changes to CB&T's equity, with the exception of transactions with stockholders ("other comprehensive income"). CB&T's only component of other comprehensive income is the change in unrealized gains and losses on securities available for sale.

     CB&T's total comprehensive income for the three months ended March 31, 1998 and 1997 was $119,319 and $36,925, respectively. Information concerning CB&T's other comprehensive income for the three months ended March 31, 1998 and 1997 is as follows:

                                                               1998       1997
                                                              -------   --------
Unrealized gain (loss) on securities available for sale.....  $28,409   $(55,543)
Reclassification of gains recognized in net income..........        0          0
Income tax expense (benefit) relating to unrealized gain
  (loss) on securities available for sale...................    9,658    (18,124)
                                                              -------   --------
Other comprehensive income..................................  $18,751   $(37,419)
                                                              =======   ========

                              CB&T BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
ASSETS
Cash and due from banks.....................................  $ 7,985,872   $ 6,736,367
Federal funds sold..........................................    1,800,000     1,800,000
Securities available for sale (cost basis of $15,033,441 in
  1997 and $14,007,048 in 1996).............................   15,047,795    13,986,626
Investment securities (market value of $7,468,476 in 1997
  and $8,596,671 in 1996)...................................    7,416,594     8,646,858
Loans.......................................................   56,105,492    52,776,461
Less allowance for loan losses..............................     (798,293)     (824,466)
                                                              -----------   -----------
          Loans, net........................................   55,307,199    51,951,995
                                                              -----------   -----------
Accrued interest receivable.................................      575,282       560,525
Premises and equipment, net.................................    3,534,895     3,400,182
Other assets................................................    3,191,782     3,433,889
                                                              -----------   -----------
          Total assets......................................  $94,859,419   $90,516,442
                                                              ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
  Demand deposits, noninterest-bearing......................  $16,853,506   $14,921,636
  Demand deposits, interest-bearing.........................   14,967,113    14,198,262
  Savings...................................................   10,624,868    11,425,336
  Money market accounts.....................................    7,197,120     6,165,746
  Certificates of deposit, $100,000 or more.................    6,226,738     5,689,238
  Other time deposits.......................................   26,583,268    26,568,415
                                                              -----------   -----------
          Total deposits....................................   82,452,613    78,968,633
Other borrowings............................................    1,930,293     1,307,286
Accrued interest and other liabilities......................      590,149       778,312
                                                              -----------   -----------
          Total liabilities.................................   84,973,055    81,054,231
Stockholders' equity:
  Common stock ($2.50 par value, authorized 4,000,000
     shares; issued and outstanding 1,331,223 shares in 1997
     and 1996)..............................................    3,328,057     3,328,057
  Surplus...................................................    4,934,895     4,934,895
  Retained earnings.........................................    1,613,938     1,212,738
  Unrealized gain (loss) on securities available for sale,
     net....................................................        9,474       (13,479)
                                                              -----------   -----------
          Total stockholders' equity........................    9,886,364     9,462,211
                                                              -----------   -----------
          Total liabilities and stockholders' equity........  $94,859,419   $90,516,442
                                                              ===========   ===========

                See accompanying notes to financial statements.

                           CB&T STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                1997         1996         1995
                                                             ----------   ----------   ----------
Interest income:
Interest and fees on loans.................................  $5,257,952   $4,601,104   $2,978,906
U.S. Treasury securities...................................     441,319      652,788      703,671
U.S. government agency securities..........................     202,816      275,925      193,014
Mortgage-backed securities.................................     533,981      623,451      409,122
Other securities...........................................           0       13,115       41,730
Federal funds sold.........................................     343,899      284,554      316,420
                                                             ----------   ----------   ----------
Total interest income......................................   6,779,967    6,450,937    4,642,863
                                                             ----------   ----------   ----------
Interest expense:
Certificates of deposit, $100,000 or more..................     346,918      342,905      294,722
Other deposits.............................................   2,236,627    2,194,813    1,497,676
Other borrowings...........................................      37,664       32,415       12,904
                                                             ----------   ----------   ----------
Total interest expense.....................................   2,621,209    2,570,133    1,805,302
                                                             ----------   ----------   ----------
Net interest income........................................   4,158,758    3,880,804    2,837,561
Provision for loan losses..................................           0            0            0
                                                             ----------   ----------   ----------
Net interest income after provision for loan losses........   4,158,758    3,880,804    2,837,561
                                                             ----------   ----------   ----------
Noninterest income:
Service charges on deposit accounts........................     937,355      965,739      716,569
Insurance commissions......................................      66,796       74,404       65,086
Mortgage origination agency commissions....................      34,254       22,164       34,453
Other noninterest income...................................     144,039      123,441       91,434
                                                             ----------   ----------   ----------
Total noninterest income...................................   1,182,444    1,185,748      907,542
                                                             ----------   ----------   ----------
Noninterest expense:
Salaries and employee benefits.............................   2,286,392    2,164,971    1,628,975
Occupancy..................................................     320,395      322,418      196,460
Equipment rental, depreciation and maintenance.............     386,666      350,044      291,088
Amortization of intangible assets..........................     348,946      369,002      124,820
Other noninterest expense..................................   1,112,857    1,037,042    1,103,930
                                                             ----------   ----------   ----------
Total noninterest expense..................................   4,455,256    4,243,477    3,345,273
                                                             ----------   ----------   ----------
Income before income taxes.................................     885,946      823,075      399,830
Income tax provision.......................................     325,000      280,600      136,000
                                                             ----------   ----------   ----------
Net income.................................................  $  560,946   $  542,475   $  263,830
                                                             ==========   ==========   ==========
Earnings per share:
Basic......................................................  $      .42   $      .41   $      .20
                                                             ----------   ----------   ----------
Diluted....................................................  $      .42   $      .41   $      .20
                                                             ==========   ==========   ==========

                See accompanying notes to financial statements.

               CB&T STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                                                UNREALIZED
                                                                                GAIN (LOSS)
                                                                                    ON
                                  COMMON STOCK                                  SECURITIES        TOTAL
                             ----------------------                 RETAINED     AVAILABLE    STOCKHOLDERS'
                              SHARES       AMOUNT      SURPLUS      EARNINGS     FOR SALE        EQUITY
                             ---------   ----------   ----------   ----------   -----------   -------------
Balance at December 31,
  1994.....................  1,370,254   $3,425,635   $5,149,565   $  512,931    $(695,968)    $8,392,163
Purchase of common stock...    (39,031)     (97,578)    (214,670)           0            0       (312,248)
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax effect............          0            0            0            0      770,875        770,875
Net income.................          0            0            0      263,830            0        263,830
                             ---------   ----------   ----------   ----------    ---------     ----------
Balance at December 31,
  1995.....................  1,331,223    3,328,057    4,934,895      776,761       74,907      9,114,620
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax effect............          0            0            0            0      (88,386)       (88,386)
Net income.................          0            0            0      542,475            0        542,475
Cash dividends, $.08 per
  share....................          0            0            0     (106,498)           0       (106,498)
                             ---------   ----------   ----------   ----------    ---------     ----------
Balance at December 31,
  1996.....................  1,331,223    3,328,057    4,934,895    1,212,738      (13,479)     9,462,211
Change in unrealized gain
  (loss) on securities
  available for sale, net
  of tax effect............          0            0            0            0       22,953         22,953
Net income.................          0            0            0      560,946            0        560,946
Cash dividends, $.12 per
  share....................          0            0            0     (159,746)           0       (159,746)
                             ---------   ----------   ----------   ----------    ---------     ----------
Balance at December 31,
  1997.....................  1,331,223   $3,328,057   $4,934,895   $1,613,938    $   9,474     $9,886,364
                             =========   ==========   ==========   ==========    =========     ==========

                See accompanying notes to financial statements.

                         CB&T STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                            1997           1996          1995
                                                         -----------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................................  $   560,946   $    542,475   $   263,830
Adjustments to reconcile net income to net cash
  provided (used) by operating activities:
  Depreciation.........................................      307,455        297,455       222,304
  Amortization of securities premiums..................       26,490         50,517        32,985
  Accretion of securities discounts....................      (19,920)       (30,832)      (23,687)
  (Increase) decrease in accrued interest receivable...      (14,757)        54,696      (236,079)
  Amortization of intangible assets....................      348,946        369,002       124,820
  (Increase) decrease in other assets..................     (118,664)        73,047        86,648
  Increase (decrease) in accrued interest and other
     liabilities.......................................     (188,163)       188,157       136,517
                                                         -----------   ------------   -----------
          Net cash flows from operating activities.....      902,333      1,544,517       607,338
                                                         -----------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities available for sale.............   (6,026,250)             0    (4,048,280)
Maturities and calls of securities available for
  sale.................................................    5,000,000      2,500,000     3,750,000
Purchases of investment securities.....................   (1,500,000)             0    (6,887,382)
Maturities, paydowns and calls of investment
  securities...........................................    2,723,553      3,943,500       377,594
Loan (originations) principal repayments, net..........   (3,355,204)   (10,724,416)   (4,448,648)
Net cash acquired in purchases of branches.............            0              0    15,313,000
Capital expenditures for premises and equipment........     (442,168)      (350,980)      (97,528)
                                                         -----------   ------------   -----------
          Net cash flows from investing activities.....   (3,600,069)    (4,631,896)    3,958,756
                                                         -----------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in deposits, net..............................    3,483,980        959,695       362,091
Increase (decrease) in other borrowings................      623,007       (303,275)    1,379,705
Repurchase of common stock.............................            0              0      (312,248)
Dividends paid.........................................     (159,746)      (106,498)            0
                                                         -----------   ------------   -----------
          Net cash flows from financing activities.....    3,947,241        549,922     1,429,548
                                                         -----------   ------------   -----------
Net increase (decrease) in cash and cash equivalents...    1,249,505     (2,537,457)    5,995,642
Cash and cash equivalents, beginning of year...........    8,536,367     11,073,824     5,078,182
                                                         -----------   ------------   -----------
Cash and cash equivalents, end of year.................  $ 9,785,872   $  8,536,367   $11,073,824
                                                         ===========   ============   ===========

                See accompanying notes to financial statements.

                       CB&T NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CB&T was organized and incorporated under the laws of the State of North Carolina in 1987. CB&T is engaged in commercial banking in Marion, Rutherfordton, Forest City, Sylva, Banner Elk, Black Mountain and Brevard, North Carolina.

     The accounting and reporting policies of CB&T conform to generally accepted accounting principles and general practices within the banking industry. In the presentation of the financial statements, management was required to make certain estimates and assumptions that affected the reported value of certain assets and liabilities at the end of each year presented, and the revenues and expenses for those periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

SECURITIES

     Investments are classified into one of three categories, depending on management's intent at the time of purchase, as follows: held to maturity securities (investment securities), which are reported at amortized cost; securities available for sale which are reported at fair value with unrealized gains and losses reported as a separate component of stockholders' equity (net of tax effect); or trading securities which are reported at fair value with unrealized gains and losses included in the statement of income.

     Gains and losses on sales of securities are recognized using the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the amount of unpaid principal, reduced by an allowance for loan losses. Loan origination fees and certain direct loan origination costs are deferred and amortized over the estimated life of the loan using a method that approximates a level yield.

     Interest accrual ceases when a loan exceeds 90 days past due in all instances. Also, the accrual of interest is suspended when, in management's judgment, there is doubt as to the collectibility of additional interest within a reasonable time. Loans are returned to accrual status when management determines, based on an evaluation of the underlying collateral together with the borrower's payment record and financial condition, that the borrower has the ability and intent to meet the contractual obligations of the loan agreement.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses inherent in existing loans, based on periodic evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, collateralization of specific loans, and current economic conditions and trends that may affect the borrower's ability to pay.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review CB&T's allowance for loan losses. Such agencies may require CB&T to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in troubled debt restructurings. When a loan is impaired, a creditor must measure impairment based on (1) the present value of the impaired loans expected future cash flows discounted at the loan's original effective interest rate; (2) the observable market price of the impaired loan; or (3) the fair value of the collateral for a collateral-dependent loan. Any measurement losses are recognized through additions to the allowance for loan losses.

     SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures," amended SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan and by requiring additional disclosures about how a creditor recognizes interest income related to impaired loans.

     Effective January 1, 1995, CB&T adopted SFAS No. 114 and No. 118. The adoption of the Standards required no increase to the allowance for loan losses and has had no impact on net income.

     Management considers loans to be impaired when, based on current information and events, it is probable that CB&T will be unable to collect all amounts due according to contractual terms of the loan agreement. Factors that influence management's judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans of certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method.

     When the ultimate collectibility of an impaired loan's principal is in doubt, wholly or partially, all cash receipts are applied to principal. When this doubt no longer exists, cash receipts are applied under the contractual terms of the loan agreement to principal and then to interest income. Once the recorded principal balance has been reduced to zero, future cash receipts are applied to interest income, to the extent that any interest has been foregone. Future cash receipts are recorded as recoveries of any amounts previously charged off.

     A loan is also considered impaired if its terms are modified in a troubled debt restructuring after January 1, 1995. For these accruing impaired loans, cash receipts are typically applied to principal and interest receivable in accordance with the terms of the restructured loan agreement. Interest income is recognized on these loans using the accrual method of accounting.

FORECLOSED ASSETS

     Foreclosed assets are initially recorded at the lower of cost or net fair value (less estimated costs to sell). If cost exceeds net fair value, the asset is written down to net fair value with the difference being charged against the allowance for loan losses. Subsequent to foreclosure, such assets are carried at the lower of cost or net fair value, as determined by periodic appraisals, with any additional write downs being charged as real estate losses.

INTANGIBLE ASSETS

     Intangible assets are amortized over the estimated benefit periods. Accordingly, goodwill is currently amortized over fifteen years using the straight-line method and deposit base premiums are amortized over ten years using an accelerated method. Goodwill and other intangible assets are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset.

INCOME TAXES

     CB&T accounts for income taxes on the asset and liability method. The objective of the asset and liability method is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting basis and the tax basis of CB&T's assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled.

STOCK-BASED COMPENSATION

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the fair value of employee stock-based compensation plans be recorded as a component of compensation expense in the statement of income as of the date of the grant of awards related to such plans or that the impact of such fair value on net income and earnings per share be disclosed on a pro forma basis in a footnote to financial statements for awards granted after December 15,1994, if the accounting for such awards continues to be in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
25). CB&T adopted SFAS No. 123 as of January 1, 1996, and has elected to continue accounting for stock-based compensation under the provisions of APB 25. As there were no options granted during 1997, 1996, or 1995, there is no required SFAS No. 123 pro forma information disclosed in the notes to the financial statements.

EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, "Earnings Per Share," which applies to all entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary earnings per share ("EPS") with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures, and it requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. SFAS No. 128 requires restatement of all prior-period EPS data presented. CB&T adopted this statement for the year ended December 31, 1997. Therefore, the EPS data for the years ended December 31, 1996 and 1995 have been restated to comply with this statement.

     Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding for the year. Diluted earnings per share reflects the potential dilution that could occur if CB&T's common stock equivalents, which consist of dilutive stock options, were exercised. The numerator of the basic earnings per share computations is the same as the numerator of the diluted earnings per share computations for all periods presented. A reconciliation of the denominator of the basic EPS computations to the denominator of the diluted EPS computations is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                        ---------------------------------
                                                          1997        1996        1995
                                                        ---------   ---------   ---------
Basic EPS denominator: weighted average number of
  common shares outstanding...........................  1,331,223   1,331,223   1,331,223
Dilutive effect arising from assumed exercise of stock
  options.............................................      5,600         233           0
                                                        ---------   ---------   ---------
Diluted EPS denominator...............................  1,336,823   1,331,456   1,331,233
                                                        =========   =========   =========

ACQUISITIONS

     During 1995, CB&T acquired certain assets and assumed deposit liabilities of the Banner Elk office of First Union National Bank of North Carolina, and two NationsBank, N.A. branches located in Black Mountain and Brevard. Approximately $16 million in loans and $37 million in deposits were acquired in these purchases. The following table summarizes the remaining unamortized intangible assets recorded in connection with the acquisitions, and the effect on income before taxes of the related amortization.

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
REMAINING INTANGIBLE ASSETS:
Deposit base premiums.......................................  $  665,978   $  839,474
Goodwill....................................................   2,226,046    2,401,496

                                                               FOR THE YEARS ENDING DECEMBER 31,
                                                              -----------------------------------
                                                                 1997         1996        1995
                                                              ----------   ----------   ---------
AMORTIZATION OF INTANGIBLE ASSETS:
Deposit base premiums.......................................   $173,496     $193,552     $70,023
Goodwill....................................................    175,450      175,450      54,797

SECURITIES

     Investment securities with approximate book values of $5,213,000 and $3,516,000 at December 31, 1997 and 1996, respectively, were pledged to secure certain deposits with CB&T, as required by law. There were no sales of available for sale or investment securities in any of the years in the three-year period ended December 31, 1997.

     Securities available for sale and investment securities are summarized as follows:

                                                     GROSS        GROSS                    WEIGHTED     AVERAGE
                                      AMORTIZED    UNREALIZED   UNREALIZED     MARKET      AVERAGE      MATURITY
                                        COST         GAINS        LOSSES        VALUE       YIELD     YEARS/MONTHS
                                     -----------   ----------   ----------   -----------   --------   ------------
DECEMBER 31, 1997
SECURITIES AVAILABLE FOR SALE
U.S. TREASURY SECURITIES:
Due within 12 months...............  $ 3,995,653    $ 2,386      $ (8,669)   $ 3,989,370     5.44%         0/7
After one year through five
  years............................    3,012,213     49,347            (0)     3,061,560     6.61          2/1
                                     -----------    -------      --------    -----------     ----         ----
U.S. Treasury securities...........    7,007,866     51,733        (8,669)     7,050,930     5.94          1/3
                                     -----------    -------      --------    -----------     ----         ----
U.S. GOVERNMENT AGENCY SECURITIES:
Due within 12 months...............    2,000,000          0       (13,760)     1,986,240     5.04          0/9
After one year through five
  years............................    6,025,575        605       (15,555)     6,010,625     5.88          3/0
                                     -----------    -------      --------    -----------     ----         ----
U.S. Government agency
  securities.......................    8,025,575        605       (29,315)     7,996,865     5.67          2/5
                                     -----------    -------      --------    -----------     ----         ----
Total securities available for
  sale.............................  $15,033,441    $52,338      $(37,984)   $15,047,795     5.80%        1/11
                                     -----------    -------      --------    -----------     ----         ----
INVESTMENT SECURITIES
MORTGAGE-BACKED SECURITIES:
After one year through five
  years............................  $ 5,959,062    $34,250      $ (2,676)   $ 5,990,636     6.60%         4/8
After ten years....................    1,457,532     21,375        (1,067)     1,477,840     7.35         24/5
                                     -----------    -------      --------    -----------     ----         ----
Mortgage-backed securities.........    7,416,594     55,625        (3,743)     7,468,476     6.75          8/6
                                     -----------    -------      --------    -----------     ----         ----
Total investment securities........  $ 7,416,594    $55,625      $ (3,743)   $ 7,468,476     6.75%         8/6
                                     -----------    -------      --------    -----------     ----         ----
DECEMBER 31, 1996
SECURITIES AVAILABLE FOR SALE
U.S. TREASURY SECURITIES:
Due within 12 months...............  $ 2,003,200    $ 3,210      $      0    $ 2,006,410     6.07%         0/3
After one year through five
  years............................    7,003,970     50,790       (34,140)     7,020,620     5.94          2/3
                                     -----------    -------      --------    -----------     ----         ----
U.S. Treasury securities...........    9,007,170     54,000       (34,140)     9,027,030     5.97          1/9
                                     -----------    -------      --------    -----------     ----         ----
U.S. GOVERNMENT AGENCY SECURITIES:
Due within 12 months...............    1,000,000          0        (6,250)       993,750     4.25          0/9
After one year through five
  years............................    3,999,878      3,046       (37,078)     3,965,846     5.80          2/1
                                     -----------    -------      --------    -----------     ----         ----
U.S. Government agency
  securities.......................    4,999,878      3,046       (43,328)     4,959,596     5.49          1/9
                                     -----------    -------      --------    -----------     ----         ----
Total securities available for
  sale.............................  $14,007,048    $57,046      $(77,468)   $13,986,626     5.80%         1/9
                                     -----------    -------      --------    -----------     ----         ----

                                                     GROSS        GROSS                    WEIGHTED     AVERAGE
                                      AMORTIZED    UNREALIZED   UNREALIZED     MARKET      AVERAGE      MATURITY
                                        COST         GAINS        LOSSES        VALUE       YIELD     YEARS/MONTHS
                                     -----------   ----------   ----------   -----------   --------   ------------
INVESTMENT SECURITIES
MORTGAGE-BACKED SECURITIES:
After five years through ten
  years............................  $ 6,780,645    $     0      $(51,368)   $ 6,729,277     6.59%         5/9
After ten years....................    1,866,213      8,756        (7,575)     1,867,394     7.64         25/8
                                     -----------    -------      --------    -----------     ----         ----
Mortgage-backed securities.........    8,646,858      8,756       (58,943)     8,596,671     6.81         10/0
                                     -----------    -------      --------    -----------     ----         ----
Total investment securities........  $ 8,646,858    $ 8,756      $(58,943)   $ 8,596,671     6.81%        10/0
                                     -----------    -------      --------    -----------     ----         ----

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Major classifications of loans are as follows:

                                                                 1997          1996
                                                              -----------   -----------
Construction................................................  $ 1,536,731   $ 2,431,255
Commercial..................................................    4,270,658     4,400,898
Real estate -- 1 to 4 family................................   28,631,949    26,144,734
Real estate -- other........................................   15,527,505    12,370,579
Installment.................................................    6,105,936     7,421,840
Overdrafts..................................................       32,713         7,155
                                                              -----------   -----------
                                                               56,105,492    52,776,461
Less allowance for loan losses..............................     (798,293)     (824,466)
                                                              -----------   -----------
Loans, net..................................................  $55,307,199   $51,951,995
                                                              ===========   ===========

     Changes in the allowance for loan losses were as follows:

                                                           1997       1996       1995
                                                         --------   --------   --------
Beginning balance......................................  $824,466   $818,216   $504,355
Provision for loan losses..............................         0          0          0
Addition to reserve for acquired loans.................         0          0    246,000
Loans charged off......................................   (70,636)   (50,139)   (15,469)
Recoveries on loans charged off........................    44,463     56,389     83,330
                                                         --------   --------   --------
Ending balance.........................................  $798,293   $824,466   $818,216
                                                         ========   ========   ========

     Nonperforming assets were as follows:

                                                               1997       1996
                                                              -------   --------
Nonaccrual loans............................................  $ 3,400   $114,000
Foreclosed properties.......................................   71,400      2,800
                                                              -------   --------
Nonperforming assets........................................  $74,800   $116,800
                                                              =======   ========

     At December 31, 1997 and 1996, the recorded investment in loans that were considered to be impaired under SFAS No. 114 was approximately $0 and $114,000, respectively, of which all were on nonaccrual and had a related allowance. The related allowance for loan losses for these loans totaled approximately $0 and $12,500 at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 was $57,000 and $73,700, respectively. No interest income was recorded on these impaired loans during 1997, 1996, and 1995. Interest income not recognized on nonaccrual loans was approximately $2,600 in 1997, $4,400 in 1996 and $4,900 in 1995.

PREMISES AND EQUIPMENT, NET

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated useful lives of the related assets. Estimated useful lives range from five to thirty-one years. Premises and equipment consist of the following:

                                                                 1997         1996
                                                              ----------   ----------
Land and building...........................................  $2,690,759   $2,719,586
Furniture, fixtures and equipment...........................   2,560,461    2,089,468
                                                              ----------   ----------
                                                               5,251,220    4,809,054
Less accumulated depreciation...............................  (1,716,325)  (1,408,872)
                                                              ----------   ----------
Premises and equipment, net.................................  $3,534,895   $3,400,182
                                                              ==========   ==========

TIME DEPOSITS

     At December 31, 1997, time deposits, which include savings accounts, money market accounts and certificates of deposits, have stated final maturities as follows:

YEARS ENDING DECEMBER 31,
-------------------------                                     (IN THOUSANDS)
     1998...................................................     $41,443
     1999...................................................       4,324
     2000...................................................       2,317
     2001...................................................         883
     2002 and after.........................................       1,665
                                                                 -------
                                                                 $50,632
                                                                 =======

OTHER BORROWINGS

     At December 31, 1997 and 1996, CB&T had overnight customer repurchase agreements totaling $1,291,411 and $672,303, respectively. The weighted average interest rate at December 31, 1997 and 1996 was 3.54% and 2.50%, respectively. Repurchase agreements are collateralized by U.S. Treasury securities that remain under CB&T's control.

     CB&T maintains treasury, tax, and loan funds on deposit, which are payable on demand to the U.S. Treasury collateralized by U.S. Treasury securities. At December 31, 1997 and 1996, these funds totaled $638,882 and $634,983, respectively, and had weighted average interest rates of approximately 5.10% and 5.00% at December 31, 1997 and 1996, respectively.

LEASES

     CB&T is obligated under operating lease agreements for two branch buildings acquired during 1995. The leases expire on December 31, 2008. Rent expense recorded in connection with these operating leases was $72,923 in 1997 and 1996 and $20,229 in 1995. A summary of lease commitments outstanding at December 31, 1997 follows:

YEARS ENDING DECEMBER 31,
-------------------------
     1998...................................................  $ 72,923
     1999...................................................    72,923
     2000...................................................    72,923
     2001...................................................    72,923
     2002...................................................    72,923
     Thereafter.............................................   437,537
                                                              --------
     Total commitments......................................  $802,152
                                                              ========

INCOME TAXES

     The provisions for income taxes charged to operations are as follows:

                                                           1997       1996       1995
                                                         --------   --------   --------
Current................................................  $333,000   $203,431   $ 92,169
Deferred...............................................    (8,000)    77,169     43,831
                                                         --------   --------   --------
Total..................................................  $325,000   $280,600   $136,000
                                                         ========   ========   ========

     A reconciliation of the tax computed at the statutory rate of 34% to the provision for income taxes is as follows:

                                                         1997       1996       1995
                                                       --------   --------   --------
Tax at the statutory rate............................  $301,222   $279,846   $135,942
Change in beginning of the year valuation allowance
  allocated to income tax expense....................         0     (3,000)    (6,000)
State tax expense, net of federal tax benefit........    13,343      5,271      6,000
Other................................................    10,435     (1,517)        58
                                                       --------   --------   --------
Provision for income taxes...........................  $325,000   $280,600   $136,000
                                                       ========   ========   ========
Effective income tax rate............................      36.7%      34.1%      34.0%
                                                       ========   ========   ========

     CB&T's income tax returns for 1994 and subsequent years are subject to review by taxing authorities.

     The sources and tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                                1997       1996
                                                              --------   --------
DEFERRED TAX ASSETS:
Allowance for loan losses...................................  $182,478   $177,409
Unrealized loss on securities available for sale............         0      6,944
Tax over book basis in intangible assets....................    21,508          0
Other.......................................................     8,447      3,125
                                                              --------   --------
     Total gross deferred tax assets........................   212,433    187,478
     Less valuation allowance...............................         0          0
                                                              --------   --------
     Net deferred tax assets................................   212,433    187,478
                                                              --------   --------
DEFERRED TAX LIABILITIES:
Depreciable basis of fixed assets...........................  (265,433)  (217,619)
Unrealized gain on securities available for sale............    (4,881)         0
Book over tax basis in intangible assets....................         0    (23,915)
                                                              --------   --------
     Total gross deferred tax liability.....................  (270,314)  (241,534)
                                                              --------   --------
     Net deferred tax asset (liability).....................  $(57,881)  $(54,056)
                                                              ========   ========

     A portion of the change in the net deferred tax asset (liability) relates to the unrealized gain (loss) on securities available for sale. The related current period deferred tax expense of $11,825 has been recorded directly to stockholders' equity. The balance of the change in the deferred tax asset (liability) results from the current period deferred tax benefit of $8,000.

     The valuation allowance as of January 1, 1996 was $3,000. The change in the valuation allowance was a net decrease of $3,000 in 1996. It is management's belief that realization of the deferred tax assets are more likely than not, based upon CB&T's history of taxable income and estimates of future taxable income.

COMMITMENTS AND CREDIT RISKS

     CB&T is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include loan commitments, lines of credit and standby letters of credit. These instruments involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

     CB&T's risk of loss in the event of nonperformance by the other party to the loan commitment, line of credit or standby letter of credit is represented by the contractual amount of these instruments. CB&T uses the same credit policies in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management's credit evaluation of the borrower. Collateral obtained varies, but may include accounts receivable, inventory, real estate and time deposits with financial institutions.

     As of December 31, 1997, outstanding financial instruments whose contract amounts represent credit risk consisted of outstanding loan commitments of $627,000, unfunded lines of credit of $7,414,000 and standby letters of credit of $388,000. CB&T anticipates funding these commitments from normal sources.

     CB&T's lending is concentrated primarily in the western North Carolina counties in which it operates. The real estate loan portfolio can be affected by the condition of the local real estate market. Commercial and installment loans can be affected by local economic conditions. Credit has been extended to certain of CB&T's customers through multiple lending transactions. However, none creates a significant concentration of risk to any single borrower or industry.

RELATED PARTY TRANSACTIONS

     Loans are made, in the normal course of business, to directors, officers and their related interests. In the opinion of CB&T's management, the terms of these loans, including interest rates and collateral, are similar to those prevailing for comparable transactions and do not involve more than a normal risk of collectibility. At December 31, 1997 and 1996, loans outstanding to directors, officers, and their related interests totaled $264,596 and $400,234, respectively. New loans and repayments in 1997 for such loans were $214,059 and $349,697, respectively.

STOCK OPTIONS

     Options to purchase shares of CB&T's outstanding common stock have been granted to executives and key employees. The options, at the discretion of the board, become exercisable in varying increments and expire no later than seven years from the date of grant. Stock option transactions for 1997 are summarized as follows:

                                                              OPTIONS   EXERCISE PRICES
                                                              -------   ---------------
Outstanding options, beginning of year......................  77,200      $      5.83
Options exercised...........................................       0                0
Options expired.............................................  (1,200)            9.17
Options granted.............................................       0                0
                                                              ------      -----------
Outstanding options, end of year............................  76,000      $      5.83
                                                              ======      ===========

     The options outstanding at the beginning of 1997 were also outstanding during 1996 and 1995, with no option activity occurring in those years. At December 31, 1997, options for 56,000 shares were exercisable at prices ranging from $5.83 to $7.00 per share. Shares available for option amount to 80,000 at December 31, 1997. The weighted average exercise price for the outstanding options at December 31, 1997 is $6.95, with a weighted average contractual life of 33 months.

EMPLOYEE BENEFIT PLANS

     CB&T has an employee stock ownership plan (the "ESOP"). CB&T made required contributions to this plan of $6,000 in each of the years ending December 31, 1997, 1996 and 1995. Additionally, in 1997, CB&T made a supplemental contribution of $10,000. The common stock in the ESOP has a put feature to the ESOP participants since the stock is not "readily tradable on an established market." This feature permits the participants to sell their common shares obtained from the ESOP to CB&T at the fair market value of such shares. Under certain circumstances the fair value of the ESOP shares are to be presented outside of stockholders' equity on the balance sheet. Because of the immateriality of the fair value of the ESOP shares to stockholders' equity and the change in market value thereof to net income, management has elected not to present the fair value of the ESOP shares outside of stockholders' equity. In the future, if the fair value of the ESOP shares becomes material to stockholders' equity or the change in market value thereof to net income, management will adopt this requirement. Had this requirement been reflected in the accompanying balance sheets, stockholders' equity would have been reduced by approximately $106,000 and $41,000 at December 31, 1997 and 1996, respectively.

     CB&T also has a 401(k) plan. Matching contribution expensed for the years ended December 31, 1997, 1996 and 1995 amounted to $13,109, $12,681 and $9,792, respectively.

     These plans, which are available to all employees age 21 and older, and employed in a position requiring a minimum of 1,000 hours of service per year, call for matching or optional contributions made by CB&T at the Board of Directors' discretion.

REGULATORY MATTERS

     Certain regulatory agencies may prohibit the payment of dividends by CB&T if they determine that such payment would constitute an unsafe or unsound practice. At December 31, 1997, CB&T had available undivided profits of approximately $1,600,000 for payment of dividends without obtaining prior regulatory approval, subject to FDIC requirements and General Statutes of North Carolina.

     CB&T must comply with regulatory capital requirements established by the Federal Deposit Insurance Corporation (the "FDIC"). These standards require CB&T to maintain a minimum ratio of Tier I Capital (as defined) to total risk-weighted assets of 4.00% and a minimum ratio of Total Capital (as defined) to risk-weighted assets of 8.00%. Tier I Capital is comprised of total stockholders' equity calculated in accordance with generally accepted accounting principles less certain intangible assets, less unrealized gains or losses on securities available for sale, and Total Capital is comprised of Tier I Capital plus certain adjustments, the largest of which for CB&T is the general allowance for loan losses. Risk-weighted assets refer to the on- and off-balance sheet exposures of CB&T adjusted for their related risk levels using amounts set forth in FDIC regulations.

     In addition to the risk-based capital requirements described above, CB&T is subject to a leverage capital requirement, which calls for a minimum ratio of Tier I Capital (as defined previously) to total assets of 3% to 5%.

     At December 31, 1997, CB&T was in compliance with all existing capital requirements. CB&T's capital requirements are summarized in the accompanying tables:

                                                                 LEVERAGE CAPITAL
                                                              ----------------------
                                                              AMOUNT   PERCENTAGE(1)
                                                              ------   -------------
                                                              (DOLLARS IN THOUSANDS)
Actual......................................................  $6,985       7.78%
Required....................................................   3,589       4.00
Excess......................................................   3,396       3.78

                                                                     RISK-BASED CAPITAL
                                                       -----------------------------------------------
                                                           TIER 1 CAPITAL           TOTAL CAPITAL
                                                       ----------------------   ----------------------
                                                       AMOUNT   PERCENTAGE(2)   AMOUNT   PERCENTAGE(2)
                                                       ------   -------------   ------   -------------
                                                                   (DOLLARS IN THOUSANDS)
Actual...............................................  $6,985       13.46%      $7,686       14.81%
Required.............................................   2,076        4.00        4,152        8.00
Excess...............................................   4,909        9.46        3,534        6.81

---------------
(1) Percentage of total adjusted assets. The regulatory minimum leverage ratio requirement is 3% to 5%, depending on the Bank's composite rating as determined by its regulators. The regulators have not advised the Bank of a specific requirement.
(2) Percentage of risk-weighted assets.

     The average Federal Reserve balance requirement was approximately $780,000 at December 31, 1997.

CONTINGENCIES

     CB&T is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of those matters will not have a material effect on CB&T's financial position.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     CB&T is required under SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," to disclose in its financial statements the fair value of all financial instruments, including assets and liabilities both on- and off-balance sheet, for which it is practicable to estimate such fair value. Fair value estimates, methods and assumptions, as of December 31, 1997, for the Bank are set forth below and are subject to the following limitations. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time CB&T's entire holdings of a particular financial instrument. Because no market exists for a portion of CB&T's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include deferred tax assets and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered.

     Based on the limitations, methods and assumptions noted below, the estimated fair values of CB&T's financial instruments at December 31, 1997 are as follows:

                                                            CARRYING AMOUNT   FAIR VALUE
                                                            ---------------   -----------
FINANCIAL ASSETS:
Cash and due from banks...................................    $ 7,985,872     $ 7,985,872
Federal funds sold........................................      1,800,000       1,800,000
Securities available for sale.............................     15,047,795      15,047,795
Investment securities.....................................      7,416,594       7,468,476
Loans, net................................................     55,307,199      54,842,844
Accrued interest receivable...............................        575,282         575,282
                                                              -----------     -----------
FINANCIAL LIABILITIES:
Demand deposits, noninterest-bearing......................    $16,853,506     $16,853,506
Demand deposits, interest-bearing.........................     14,967,113      14,967,113
Savings...................................................     10,624,868      10,624,868
Money market accounts.....................................      7,197,120       7,197,120
Certificates and other time deposits......................     32,810,006      32,960,473
Other borrowings..........................................      1,930,293       1,930,293
Accrued interest payable..................................        590,149         590,149
                                                              -----------     -----------

     CB&T's fair value methods and assumptions are as follows:

     CASH AND DUE FROM BANKS, FEDERAL FUNDS SOLD AND ACCRUED INTEREST
RECEIVABLE:  The carrying value is a reasonable estimate of fair value.

     SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES: Fair value is based on available quoted market prices or quoted market prices for similar securities if a quoted market price is not available.

     LOANS: The carrying value for variable rate loans is a reasonable estimate of fair value due to contractual interest rate based on prime. Fair value for fixed rate loans is estimated based upon discounted future cash flows using discount rate comparable to rates currently offered for such loans.

     DEPOSIT ACCOUNTS: The fair value of certificates and other time deposits are estimated using rates currently offered for deposits of similar remaining maturities. The fair value of all other deposit account types is the amount payable on demand at year-end.

     OTHER BORROWINGS AND ACCRUED INTEREST PAYABLE: The carrying value is a reasonable estimate of fair value because these instruments are payable in 90 days or less.

     COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: The large majority of CB&T's loan commitments are at variable rates and, therefore, are subject to minimal interest rate risk exposure. Thus, they are deemed to have no current fair market value.

OTHER NONINTEREST EXPENSE

     The following is a breakdown of items included in other noninterest expense on the Statements of Income:

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Stationery, supplies & printing....................  $  108,626   $  140,958   $  146,259
Check printing.....................................      31,027       28,361      120,759
Telephone..........................................     141,655      124,811      103,037
Postage, express and freight.......................      88,179      102,084       70,349
Consulting fees....................................           0        7,900       99,308
Courier service....................................      89,429      101,068       66,786
Other..............................................     653,941      531,860      497,432
                                                     ----------   ----------   ----------
          Total....................................  $1,112,857   $1,037,042   $1,103,930
                                                     ==========   ==========   ==========

SUPPLEMENTAL CASH FLOW DISCLOSURES

                                                           YEARS ENDED DECEMBER 31,
                                                     ------------------------------------
                                                        1997         1996         1995
                                                     ----------   ----------   ----------
Unrealized gain (loss) in value of securities
  available for sale (net of tax effect of $11,825
  in 1997, $54,776 in 1996, and $47,831 in 1995)...  $   22,953   $  (88,836)  $  770,875
                                                     ----------   ----------   ----------
Cash paid for interest.............................  $2,609,175   $2,593,601   $1,648,779
                                                     ----------   ----------   ----------
Cash paid for income taxes.........................  $  535,463   $   95,407   $  129,000
                                                     ==========   ==========   ==========

             REPORT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS

The Board of Directors
Community Bank & Trust Company

     We have audited the accompanying balance sheets of Community Bank & Trust Company as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community Bank & Trust Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Charlotte, North Carolina
February 27, 1998

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        CAROLINA FIRST BANCSHARES, INC.

                                      AND

                         COMMUNITY BANK & TRUST COMPANY

                            DATED AS OF JUNE 4, 1998

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
Parties......................................................................   I-1
Preamble.....................................................................   I-1
ARTICLE 1   --   TRANSACTIONS AND TERMS OF MERGER............................   I-1
     1.1         Merger......................................................   I-1
     1.2         Time and Place of Closing...................................   I-1
     1.3         Effective Time..............................................   I-1
ARTICLE 2   --   TERMS OF MERGER.............................................   I-2
     2.1         Charter.....................................................   I-2
     2.2         Bylaws......................................................   I-2
     2.3         Directors and Officers......................................   I-2
ARTICLE 3   --   MANNER OF CONVERTING SHARES.................................   I-2
     3.1         Conversion of Shares........................................   I-2
     3.2         Anti-Dilution Provisions....................................   I-3
     3.3         Shares Held by CB&T or Carolina First.......................   I-3
     3.4         Dissenting Shareholders.....................................   I-3
     3.5         Fractional Shares...........................................   I-3
     3.6         Conversion of Stock Options; Restricted Stock...............   I-3
ARTICLE 4   --   EXCHANGE OF SHARES..........................................   I-5
     4.1         Exchange Procedures.........................................   I-5
     4.2         Rights of Former CB&T Shareholders..........................   I-5
ARTICLE 5   --   REPRESENTATIONS AND WARRANTIES OF CB&T......................   I-6
     5.1         Organization, Standing, and Power...........................   I-6
     5.2         Authority of CB&T; No Breach By Agreement...................   I-6
     5.3         Capital Stock...............................................   I-7
     5.4         CB&T Subsidiaries...........................................   I-7
     5.5         SEC Filings; Financial Statements...........................   I-7
     5.6         Absence of Undisclosed Liabilities..........................   I-7
     5.7         Absence of Certain Changes or Events........................   I-7
     5.8         Tax Matters.................................................   I-8
     5.9         Allowance for Possible Loan Losses..........................   I-8
     5.10        Assets......................................................   I-9
     5.11        Intellectual Property.......................................   I-9
     5.12        Environmental Matters.......................................   I-9
     5.13        Compliance with Laws........................................  I-10
     5.14        Labor Relations.............................................  I-10
     5.15        Employee Benefit Plans......................................  I-10
     5.16        Material Contracts..........................................  I-12
     5.17        Legal Proceedings...........................................  I-12
     5.18        Reports.....................................................  I-12
     5.19        Statements True and Correct.................................  I-12
     5.20        Accounting, Tax and Regulatory Matters......................  I-13
     5.21        State Takeover Laws.........................................  I-13
     5.22        Charter Provisions..........................................  I-13
     5.23        Reserved....................................................  I-13
     5.24        Directors' Agreements.......................................  I-13
     5.25        Opinion of Financial Advisor................................  I-13
     5.26        Board Recommendation........................................  I-13
     5.27        Millennium Compliance.......................................  I-14

                                                                               PAGE
                                                                               ----
ARTICLE 6   --   REPRESENTATIONS AND WARRANTIES OF CAROLINA FIRST............  I-14
     6.1         Organization, Standing, and Power...........................  I-14
     6.2         Authority; No Breach By Agreement...........................  I-14
     6.3         Capital Stock...............................................  I-15
     6.4         Carolina First Subsidiaries.................................  I-15
     6.5         SEC Filings; Financial Statements...........................  I-15
     6.6         Absence of Undisclosed Liabilities..........................  I-16
     6.7         Absence of Certain Changes or Events........................  I-16
     6.8         Tax Matters.................................................  I-16
     6.9         Allowance for Possible Loan Losses..........................  I-17
     6.10        Assets......................................................  I-17
     6.11        Intellectual Property.......................................  I-17
     6.12        Environmental Matters.......................................  I-18
     6.13        Compliance With Laws........................................  I-18
     6.14        Labor Relations.............................................  I-19
     6.15        Employee Benefit Plans......................................  I-19
     6.16        Reserved....................................................  I-20
     6.17        Legal Proceedings...........................................  I-20
     6.18        Reports.....................................................  I-20
     6.19        Statements True and Correct.................................  I-20
     6.20        Authority of Sub............................................  I-20
     6.21        Accounting, Tax and Regulatory Matters......................  I-21
     6.22        Opinion of Financial Advisor................................  I-21
     6.23        Millennium Compliance.......................................  I-21
ARTICLE 7   --   CONDUCT OF BUSINESS PENDING CONSUMMATION....................  I-21
     7.1         Affirmative Covenants of CB&T...............................  I-21
     7.2         Negative Covenants of CB&T..................................  I-21
     7.3         Covenants of Carolina First.................................  I-23
     7.4         Reserved....................................................  I-23
     7.5         Adverse Changes in Condition................................  I-23
     7.6         Reports.....................................................  I-23
ARTICLE 8   --   ADDITIONAL AGREEMENTS.......................................  I-23
     8.1         Registration Statement; Proxy Statement; Shareholder          I-23
                 Approval....................................................
     8.2         [Reserved]..................................................  I-24
     8.3         Applications................................................  I-24
     8.4         Filings with State Offices..................................  I-24
     8.5         Agreement as to Efforts to Consummate.......................  I-24
     8.6         Investigation and Confidentiality...........................  I-24
     8.7         Press Releases..............................................  I-25
     8.8         Certain Actions.............................................  I-25
     8.9         Accounting and Tax Treatment................................  I-25
     8.10        State Takeover Laws.........................................  I-25
     8.11        Charter Provisions..........................................  I-25
     8.12        Reserved....................................................  I-25
     8.13        Agreement of Affiliates.....................................  I-25
     8.14        Employee Benefits and Contracts.............................  I-26
     8.15        Indemnification.............................................  I-26
     8.16        Certain Policies of CB&T....................................  I-27
ARTICLE 9   --   CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE...........  I-27
     9.1         Conditions to Obligations of Each Party.....................  I-27
     9.2         Conditions to Obligations of Carolina First.................  I-28

                                                                               PAGE
                                                                               ----
     9.3         Conditions to Obligations of CB&T...........................  I-29
ARTICLE 10  --   TERMINATION.................................................  I-30
     10.1        Termination.................................................  I-30
     10.2        Effect of Termination.......................................  I-31
     10.3        Non-Survival of Representations and Covenants...............  I-31
ARTICLE 11  --   MISCELLANEOUS...............................................  I-31
     11.1        Definitions.................................................  I-31
     11.2        Expenses....................................................  I-37
     11.3        Brokers and Finders.........................................  I-38
     11.4        Entire Agreement............................................  I-38
     11.5        Amendments..................................................  I-38
     11.6        Waivers.....................................................  I-38
     11.7        Assignment..................................................  I-39
     11.8        Notices.....................................................  I-39
     11.9        Governing Law...............................................  I-39
     11.10       Counterparts................................................  I-39
     11.11       Captions; Articles and Sections.............................  I-39
     11.12       Interpretations.............................................  I-39
     11.13       Enforcement of Agreement....................................  I-40
     11.14       Severability................................................  I-40
Signatures...................................................................  I-40

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of June 4, 1998, by and between CAROLINA FIRST BANCSHARES, INC. ("Carolina First"), a North Carolina corporation and COMMUNITY BANK & TRUST COMPANY ("CB&T"), a North Carolina bank.

                                    PREAMBLE

     The respective Boards of Directors of CB&T and Carolina First are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of CB&T by Carolina First pursuant to the merger of a North Carolina interim banking subsidiary to be formed by Carolina First ("Sub") with and into CB&T. At the effective time of such merger, the outstanding shares of the capital stock of CB&T shall be converted into the right to receive shares of the common stock of Carolina First (except as provided herein). As a result, shareholders of CB&T shall become shareholders of Carolina First and CB&T shall conduct its business and operations as a wholly owned subsidiary of Carolina First. The transactions described in this Agreement are subject to the approvals of the shareholders of CB&T, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Office of the Commissioner of Banks, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests. Upon formation of Sub, the parties agree that Sub, CB&T and Carolina First will enter into an Agreement and Plan of Merger to effectuate the terms of this Agreement.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Sub shall be merged with and into CB&T in accordance with the provisions of Section 53-12 of the General Statutes of North Carolina and with the effect provided in Section 53-13 thereof (the "Merger"). CB&T shall be the Surviving Corporation resulting from the Merger and shall become a wholly-owned Subsidiary of Carolina First and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of CB&T, Sub and Carolina First and by Carolina First, as the sole shareholder of Sub.

     1.2 Time and Place of Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties.

     1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time") Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the first business day following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the shareholders of CB&T and Sub approve this Agreement to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Carolina First.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Charter. The Certificate of Incorporation of CB&T shall be the Certificate of Incorporation of the Surviving Corporation; provided that, such Certificate of Incorporation shall be amended and restated, pursuant to the Articles of Merger, to be identical to the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time (except that the name of CB&T therein shall remain "Community Bank & Trust Company").

     2.2 Bylaws. The Bylaws of Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed, except that the name therein shall be changed to "Community Bank & Trust Company."

     2.3 Directors and Officers. The directors of CB&T in office immediately prior to the Effective Time, together with two additional persons nominated by Carolina First and such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CB&T in office immediately prior to the Effective Time (except for those whose resignation is contemplated), together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. Three persons recommended by CB&T shall be elected to the Board of Directors of Carolina First.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of Carolina First, CB&T, Sub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of capital stock of Carolina First issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock of the Surviving Corporation.

          (c) Each share of CB&T Common Stock, excluding shares held by any CB&T Entity or Carolina First Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders to perfect their statutory dissenter's rights as provided in Section 3.4, that are issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall represent the right to be converted and exchanged for shares of Carolina First Common Stock as provided in this Section 3.1(c). In no event shall Carolina First be required to issue and/or reserve for issuance more than 1,021,202 shares of Carolina First Common Stock in connection with the Merger for (i) all issued and outstanding shares of CB&T Common Stock at the Effective Time and (ii) in connection with all options (the "CB&T Options") granted under the CB&T Option Plan on shares of CB&T Common Stock and outstanding as of the date of this Agreement. Carolina First shall determine the preliminary exchange ratio (the "Preliminary Exchange Ratio") by dividing 1,021,202 shares of Carolina First Common Stock by the sum of
     (x) all issued shares of CB&T Common Stock immediately prior to the Effective Time, plus the (y) aggregate number of shares of CB&T Common

     Stock issuable upon the exercise of all outstanding CB&T Options as of the Effective Time (in no event to exceed 61,429 shares of CB&T Common Stock (the "Option Shares")). The Preliminary Exchange Ratio shall then be used to determine pursuant to Section 3.6, the number of shares of Carolina First Common Stock to be reserved as provided in such Section 3.6 for issuance upon exercise of all such former CB&T Options. After calculating the number of shares of Carolina First Common Stock to be reserved in respect of the Option Shares, the final exchange ratio ("Final Exchange Ratio") shall be determined by dividing the difference between 1,021,202 less the number of shares of Carolina First Common Stock to be reserved pursuant to Section 3.6 in respect of the Option Shares, and dividing such difference by the total number of shares of CB&T Common Stock issued and outstanding as of the Effective Time.

     3.2 Anti-Dilution Provisions. In the event Carolina First changes the number of shares of Carolina First Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by CB&T or Carolina First. Each of the shares of CB&T Common Stock held by any CB&T Entity or by any Carolina First Entity, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 Dissenting Shareholders. Any holder of shares of CB&T Common Stock who perfects his dissenters' rights in accordance with and as contemplated by
Section 55-13-01, et. seq., of the NCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the NCBCA and surrendered to CB&T the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of CB&T fails to perfect, or effectively withdraws or loses, his right to appraisal and of payment for his shares, Carolina First shall issue and deliver the consideration to which such holder of shares of CB&T Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of CB&T Common Stock held by him. If and to the extent required by applicable Law, CB&T will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to the Surviving Corporation.

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of CB&T Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Carolina First Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Carolina First Common Stock multiplied by the market value of one share of Carolina First Common Stock at the Effective Time. The market value of one share of Carolina First Common Stock at the Effective Time shall be the last trading price of such Common Stock, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.6 Conversion of Stock Options; Restricted Stock. (a) At the Effective Time, each CB&T Option which is outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to Carolina First Common Stock, and Carolina First shall assume each CB&T Option, in accordance with the terms of the CB&T Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) Carolina First and its Compensation Committee shall be substituted for CB&T and the Committee of CB&T's Board of Directors (including, if applicable, the entire

Board of Directors of CB&T) administering such CB&T Stock Plan, (ii) each CB&T Option assumed by Carolina First may be exercised solely for shares of Carolina First Common Stock, (iii) the number of shares of Carolina First Common Stock subject to such CB&T Option shall be equal to the number of shares of CB&T Common Stock subject to such CB&T Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price under each such CB&T Option shall be adjusted by dividing the per share exercise price under each such CB&T Option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, Carolina First shall not be obligated to issue any fraction of a share of Carolina First Common Stock upon exercise of CB&T Options and any fraction of a share of Carolina First Common Stock that otherwise would be subject to a converted CB&T Option shall represent the right to receive a cash payment upon exercise of such converted CB&T Option equal to the product of such fraction and the difference between the market value of one share of Carolina First Common Stock at the time of exercise of such Option and the per share exercise price of such Option. The market value of one share of Carolina First Common Stock at the time of exercise of an Option shall be the last trading price of such Common Stock, as reported by Interstate/Johnson Lane Corporation or J.C. Bradford & Co., as the case may be. In addition, notwithstanding the provisions of clauses
(iii) and (iv) of the first sentence of this Section 3.6, each CB&T Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code. Each of CB&T and Carolina First agrees to take all necessary steps to effectuate the foregoing provisions of this Section 3.6, including using its reasonable efforts to obtain from each holder of a CB&T Option any Consent or Contract (including amendments to existing Employment Agreements and option award agreements) that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 3.6. Anything in this Agreement to the contrary notwithstanding, Carolina First shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 3.6 to a former holder of a CB&T Option who has not delivered such Consent or Contract.

     (b) As soon as practicable after the Effective Time, Carolina First shall deliver to the participants in each CB&T Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such CB&T Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and Carolina First shall comply with the terms of each CB&T Stock Plan to ensure, to the extent required by, and subject to the provisions of, such CB&T Stock Plan, that CB&T Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, Carolina First shall take all corporate action necessary to reserve for issuance sufficient shares of Carolina First Common Stock for delivery upon exercise of CB&T Options assumed by it in accordance with this Section 3.6. As soon as practicable after the Effective Time, Carolina First shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Carolina First Common Stock subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under
Section 16(a) of the Exchange Act, where applicable, Carolina First shall administer the CB&T Stock Plan assumed pursuant to this Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the CB&T Stock Plan complied with such rule prior to the Effective Time.

     (c) All contractual restrictions or limitations on transfer with respect to CB&T Common Stock awarded under the CB&T Stock Plan or any other plan, program, Contract or arrangement of any CB&T Entity, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of Carolina First Common Stock into which such restricted stock is converted pursuant to Section 3.1.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, Carolina First and CB&T shall cause the exchange agent selected by Carolina First (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which represented shares of CB&T Common Stock immediately prior to the Effective Time (the "Certificates") appropriate transmittal materials and instructions (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent). The Certificate or Certificates of CB&T Common Stock so delivered shall be duly endorsed as the Exchange Agent may require. In the event of a transfer of ownership of shares of CB&T Common Stock represented by Certificates that are not registered in the transfer records of CB&T, the consideration provided in Section 3.1 may be issued to a transferee if the Certificates representing such shares are delivered to the Exchange Agent, accompanied by all documents required to evidence such transfer and by evidence satisfactory to the Exchange Agent that any applicable stock transfer taxes have been paid. If any Certificate shall have been lost, stolen, mislaid or destroyed, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, (ii) such bond, security or indemnity as Carolina First and the Exchange Agent may reasonably require and (iii) any other documents necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder the consideration into which the shares represented by such lost, stolen, mislaid or destroyed Certificate shall have been converted. The Exchange Agent may establish such other reasonable and customary rules and procedures in connection with its duties as it may deem appropriate. After the Effective Time, each holder of shares of CB&T Common Stock (other than shares to be canceled pursuant to Section 3.3 or as to which statutory dissenters' rights have been perfected as provided in Section 3.4) issued and outstanding at the Effective Time shall surrender the Certificate or Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2. To the extent required by Section 3.5, each holder of shares of CB&T Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the Certificate or Certificates, cash in lieu of any fractional share of Carolina First Common Stock to which such holder may be otherwise entitled (without interest). Carolina First shall not be obligated to deliver the consideration to which any former holder of CB&T Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Certificate or Certificates for exchange as provided in this Section 4.1. Any other provision of this Agreement notwithstanding, neither Carolina First, the Surviving Corporation nor the Exchange Agent shall be liable to a holder of CB&T Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law. Adoption of this Agreement by the shareholders of CB&T shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former CB&T Shareholders. At the Effective Time, the stock transfer books of CB&T shall be closed as to holders of CB&T Common Stock immediately prior to the Effective Time and no transfer of CB&T Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each Certificate theretofore representing shares of CB&T Common Stock (other than shares to be canceled pursuant to Sections 3.3 and 3.4) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by CB&T in respect of such shares of CB&T Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of CB&T shall be entitled to vote after the Effective Time at any meeting of Carolina First shareholders the number of whole shares of Carolina First Common Stock into which their respective shares of CB&T Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing Carolina First Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Carolina First on the Carolina First

Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Carolina First Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Carolina First Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any Certificate until such holder surrenders such Certificate for exchange as provided in Section 4.1. However, upon surrender of such Certificate, any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF CB&T

     CB&T hereby represents and warrants to Carolina First as follows:

     5.1 Organization, Standing, and Power. CB&T is a North Carolina bank duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. CB&T is duly qualified or licensed to transact business in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. The minute book and other organizational documents for CB&T have been made available to Carolina First for its review and, except as disclosed in Section 5.1 of the CB&T Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all actions of the Board of Directors and shareholders thereof.

     5.2 Authority of CB&T; No Breach By Agreement. (a) CB&T has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CB&T, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of CB&T Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CB&T. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of CB&T, enforceable against CB&T in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by CB&T, nor the consummation by CB&T of the transactions contemplated hereby, nor compliance by CB&T with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CB&T's Articles of Incorporation or Bylaws or the certificate or articles of incorporation or bylaws of any CB&T Subsidiary or any currently effective resolution adopted by the board of directors or the shareholders of any CB&T Entity, or (ii) except as disclosed in Section 5.2 of the CB&T Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CB&T Entity under, any Contract or Permit of any CB&T Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any CB&T Entity or any of their respective material Assets (including any Carolina First Entity or any CB&T Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Carolina First Entity or any CB&T Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate, banking and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by CB&T of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.  (a) The authorized capital stock of CB&T consists of
(i) 4,000,000 shares of CB&T Common Stock, of which 1,342,937 shares are issued and outstanding as of the date of this Agreement and not more than 1,404,366 shares will be issued and outstanding at the Effective Time, and no shares of preferred stock. All of the issued and outstanding shares of capital stock of CB&T are duly and validly issued and outstanding and are fully paid and nonassessable under North Carolina law, except as provided by Section 53-42 of the North Carolina Banking Code with respect to North Carolina banks generally. None of the outstanding shares of capital stock of CB&T has been issued in violation of any preemptive rights of the current or past shareholders of CB&T.

     (b) Except as set forth in Section 5.3(a), or as disclosed in Section 5.3(b) of the CB&T Disclosure Memorandum, there are no shares of capital stock or other equity securities of CB&T outstanding and no outstanding Equity Rights relating to the capital stock of CB&T.

     5.4 CB&T Subsidiaries.  CB&T has no CB&T Subsidiaries.

     5.5 SEC Filings; Financial Statements. (a) CB&T has timely filed and made available to Carolina First all SEC Documents required to be filed by CB&T since December 31, 1993 (the "CB&T SEC Reports"). The CB&T SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such CB&T SEC Reports or necessary in order to make the statements in such CB&T SEC Reports, in light of the circumstances under which they were made, not misleading. No CB&T Subsidiary is required to file any SEC Documents.

     (b) Each of the CB&T Financial Statements (including, in each case, any related notes) contained in the CB&T SEC Reports, including any CB&T SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the FDIC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by the appropriate forms for quarterly reporting promulgated by the FDIC under the 1934 Act), and fairly presented in all material respects the consolidated financial position of CB&T as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No CB&T Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CB&T as of December 31, 1997 included in the CB&T Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No CB&T Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     5.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the CB&T Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.7 of the CB&T Disclosure Memorandum,
(i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, and (ii) the

CB&T Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of CB&T provided in Article 7.

     5.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the CB&T Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes, except as reserved against in the CB&T Financial Statements or as disclosed in Section
5.8 of the CB&T Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the CB&T Entities, except for any such Liens which are not reasonably likely to have a CB&T Material Adverse Effect.

     (b) None of the CB&T Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the CB&T Entities for the period or periods through and including the date of the respective CB&T Financial Statements that has been made and is reflected on such CB&T Financial Statements is sufficient, in the judgment of CB&T's management after consultation with CB&T's independent public accountants, to cover all such Taxes.

     (d) Deferred Taxes of the CB&T Entities have been provided for in accordance with GAAP.

     (e) None of the CB&T Entities is a party to any Tax allocation or sharing agreement, and none of the CB&T Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was CB&T) or has any Liability for Taxes of any Person (other than CB&T ) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) Each of the CB&T Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

     (g) Except as disclosed in Section 5.8 of the CB&T Disclosure Memorandum, none of the CB&T Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the CB&T Entities that occurred during or after any Taxable Period in which the CB&T Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

     (i) No CB&T Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Allowance for Possible Loan Losses. In the opinion of management of CB&T, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of CB&T included in the most recent CB&T Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of CB&T included in the CB&T Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest
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

receivables) of the CB&T Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the CB&T Entities as of the dates thereof.

     5.10 Assets. (a) Except as disclosed in Section 5.10 of the CB&T Disclosure Memorandum or as disclosed or reserved against in the CB&T Financial Statements, the CB&T Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a CB&T Material Adverse Effect. All tangible properties used in the businesses of the CB&T Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with CB&T's past practices.

     (b) All Assets which are material to CB&T's business on a consolidated basis, held under leases or subleases by any of the CB&T Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The CB&T Entities currently maintain insurance similar in amounts, scope, and coverage to that shown in Section 5.10(c) of the CB&T Disclosure Memorandum. None of the CB&T Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $35,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any CB&T Entity under such policies.

     (d) The Assets of the CB&T Entities include all Assets required to operate the business of the CB&T Entities as presently conducted.


     5.11 Intellectual Property. Each CB&T Entity owns or has a license to use all of the Intellectual Property used by such CB&T Entity in the course of its business. Each CB&T Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third-party by such CB&T Entity in connection with such CB&T Entity's business operations, and such CB&T Entity has the right to convey by sale or license any Intellectual Property so conveyed. No CB&T Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of CB&T threatened, which challenge the rights of any CB&T Entity with respect to Intellectual Property used, sold or licensed by such CB&T Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the CB&T Entities does not infringe any Intellectual Property of any other person. Except as disclosed in
Section 5.11 of the CB&T Disclosure Memorandum, no CB&T Entity is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.11 of the CB&T Disclosure Memorandum, no officer, director or employee of any CB&T Entity is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any CB&T Entity or any Carolina First Entity.


     5.12 Environmental Matters. (a) To the Knowledge of CB&T, each CB&T Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

     (b) To the Knowledge of CB&T, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any CB&T Entity or any of its Operating Properties or Participation Facilities (or CB&T in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any CB&T

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

Entity or any of its Operating Properties or Participation Facilities, except for such Litigation, pending or threatened that is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

     (c) During the period of (i) any CB&T Entity's ownership or operation of any of their respective current properties, (ii) any CB&T Entity's participation in the management of any Participation Facility (to the Knowledge of CB&T), or
(iii) any CB&T Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. Prior to the period of (i) any CB&T Entity's ownership or operation of any of their respective current properties, (ii) any CB&T Entity's participation in the management of any Participation Facility, or (iii) any CB&T Entity's holding of a security interest in a Operating Property, to the Knowledge of CB&T, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

     5.13 Compliance with Laws. CB&T is duly organized as a North Carolina bank. Each CB&T Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in
Section 5.13 of the CB&T Disclosure Memorandum, none of the CB&T Entities:

          (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

          (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CB&T Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any CB&T Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.14 Labor Relations. No CB&T Entity is the subject of any Litigation asserting that it or any other CB&T Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other CB&T Entity to bargain with any labor organization as to wages or conditions of employment, nor is any CB&T Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any CB&T Entity, pending or threatened, or to the Knowledge of CB&T, is there any activity involving any CB&T Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.15 Employee Benefit Plans. (a) CB&T has disclosed in Section 5.15 of the CB&T Disclosure Memorandum, and has delivered or made available to Carolina First prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any CB&T Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the

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

"CB&T Benefit Plans"). Any of the CB&T Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "CB&T ERISA Plan." Each CB&T ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "CB&T Pension Plan." No CB&T Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

     (b) All CB&T Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect. Each CB&T ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and CB&T is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No CB&T Entity has engaged in a transaction with respect to any CB&T Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any CB&T Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

     (c) No CB&T Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any CB&T Pension Plan, (ii) no change in the actuarial assumptions with respect to any CB&T Pension Plan, and (iii) no increase in benefits under any CB&T Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any CB&T Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any CB&T Entity, or the single-employer plan of any entity which is considered one employer with CB&T under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No CB&T Entity has provided, or is required to provide, security to a CB&T Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code.

     (d) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by any CB&T Entity with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. No CB&T Entity has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any CB&T Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

     (e) Except as disclosed in Section 5.15 of the CB&T Disclosure Memorandum, no CB&T Entity has any Liability for retiree health and life benefits under any of the CB&T Benefit Plans and there are no restrictions on the rights of such CB&T Entity to amend or terminate any such retiree health or benefit Plan without incurring any Liability thereunder.

     (f) Except as disclosed in Section 5.15 of the CB&T Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any CB&T Entity from any CB&T Entity under any CB&T Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any CB&T Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any CB&T Entity and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
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Section 302 of ERISA, have been fully reflected on the CB&T Financial Statements to the extent required by and in accordance with GAAP.

     5.16 Material Contracts. Except as disclosed in Section 5.16 of the CB&T Disclosure Memorandum or otherwise reflected in the CB&T Financial Statements, none of the CB&T Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any CB&T Entity or the guarantee by any CB&T Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any CB&T Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among CB&T Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any CB&T Entity,
(vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000),
(viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to the appropriate forms for annual reporting promulgated by the FDIC under the 1934 Act filed by CB&T with the FDIC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.15(a), the "CB&T Contracts") but that has not been so filed. With respect to each CB&T Contract and except as disclosed in Section
5.16 of the CB&T Disclosure Memorandum: (i) the Contract is in full force and effect; (ii) no CB&T Entity is in Default thereunder; (iii) no CB&T Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of CB&T, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any CB&T Entity for money borrowed is prepayable at any time by such CB&T Entity without penalty or premium.

     5.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CB&T, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any CB&T Entity, or against any director or employee (in their capacity as such) or employee benefit plan of any CB&T Entity, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CB&T Entity. Section 5.17 of the CB&T Disclosure Memorandum contains a summary of all Litigation as of the date of this Agreement to which any CB&T Entity is a party and which names a CB&T Entity as a defendant or cross-defendant or for which any CB&T Entity has any potential Liability.

     5.18 Reports. Since January 1, 1993, or the date of organization if later, each CB&T Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.19 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any CB&T Entity or any Affiliate thereof to Carolina First pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement
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

of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any CB&T Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina First with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CB&T Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to CB&T's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by a CB&T Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/ Prospectus, when first mailed to the shareholders of CB&T, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CB&T Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.


     5.20 Accounting, Tax and Regulatory Matters. No CB&T Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


     5.21 State Takeover Laws. Each CB&T Entity has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), including Articles 9 and 9A of the NCBCA.

     5.22 Charter Provisions. Each CB&T Entity has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity or restrict or impair the ability of Carolina First or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CB&T Entity that may be directly or indirectly acquired or controlled by them, except as may be provided under Article 13 of the NCBCA.

     5.23 [Reserved].

     5.24 Directors' Agreements. Each of the directors of CB&T has executed and delivered to Carolina First an agreement in substantially the form of Exhibit 1 (the "Directors' Agreements").

     5.25 Opinion of Financial Advisor. CB&T has received the opinion of SCI, dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of CB&T Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Carolina First.

     5.26 Board Recommendation. The Board of Directors of CB&T, at a meeting duly called and held, has by vote of the directors present (who constituted all of the directors then in office) (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Directors' Agreements and the transactions contemplated thereby, taken together, are fair to and in the best interests of the shareholders and (ii) resolved to recommend that the holders of the shares of CB&T Common Stock approve this Agreement.

     5.27 Millennium Compliance. CB&T has made and is making inquiries of its software and data processing providers with respect to Year 2000 problem compliance, and is in compliance in all material respects with the FFIEC Interagency Statement, "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" (March 17, 1998) (the "Interagency Statement").

                                   ARTICLE 6

                REPRESENTATIONS AND WARRANTIES OF CAROLINA FIRST

     Carolina First hereby represents and warrants to CB&T as follows:

     6.1 Organization, Standing, and Power. Carolina First is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Carolina First is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. The minute book and other organizational documents for Carolina First have been made available to CB&T for its review and, except as disclosed in Section 6.1 of the Carolina First Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all actions of the Board of Directors and shareholders thereof.

     6.2 Authority; No Breach By Agreement. (a) Carolina First has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Carolina First. This Agreement represents a legal, valid, and binding obligation of Carolina First, subject to the Consent of all necessary Regulatory Authorities, enforceable against Carolina First in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Carolina First, nor the consummation by Carolina First of the transactions contemplated hereby, nor compliance by Carolina First with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of a Carolina First Entity's Articles of Incorporation or Bylaws, or any currently effective resolution adopted by the board of directors or the shareholders of any Carolina First Entity, or (ii) except as disclosed in Section 6.2 of the Carolina First Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Carolina First Entity under, any Contract or Permit of any Carolina First Entity, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Carolina First Entity or any of their respective material Assets (including any Carolina First Entity or any CB&T Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Carolina First Entity or any CB&T Entity being reassessed or revalued by any Taxing authority).

     (c) Other than in connection or compliance with the provisions of the Securities Laws and applicable state corporate, banking and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Carolina First of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. (a) The authorized capital stock of Carolina First consists of (i) 20,000,000 shares of Carolina First Common Stock, of which shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of Carolina First Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of Carolina First Capital Stock are, and all of the shares of Carolina First Common Stock to be issued in exchange for shares of CB&T Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of Carolina First Capital Stock has been, and none of the shares of Carolina First Common Stock to be issued in exchange for shares of CB&T Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of Carolina First.

     (b) Except as set forth in Section 6.3(a), the Carolina First stock option plan, or as provided pursuant to the Carolina First Dividend Reinvestment and Stock Purchase Plan, or as disclosed in Section 6.3 of the Carolina First Disclosure Memorandum, there are no shares of capital stock or other equity securities of Carolina First outstanding and no outstanding Equity Rights relating to the capital stock of Carolina First.

     6.4 Carolina First Subsidiaries. Except as disclosed in Section 6.4 of the Carolina First Disclosure Memorandum, Carolina First and/or its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Carolina First Subsidiary. No capital stock (or other equity interest) of any Carolina First Subsidiary is or may become required to be issued (other than to another Carolina First Entity) by reason of any Equity Rights, and there are no Contracts by which any Carolina First Subsidiary is bound to issue (other than to another Carolina First Entity) additional shares of its capital stock (or other equity interests) or Equity Rights or by which any Carolina First Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Carolina First Subsidiary (other than to another Carolina First Entity). There are no Contracts relating to the rights of any Carolina First Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Carolina First Subsidiary. All of the shares of capital stock (or other equity interests) of each Carolina First Subsidiary held by a Carolina First Entity are fully paid and (except pursuant to 12 USC Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Carolina First Entity free and clear of any Lien. Each Carolina First Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or entity power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Carolina First Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Each Carolina First Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund. The minute book and other organizational documents for each Carolina First Subsidiary have been made available to CB&T for its review, and, except as disclosed in Section 6.4 of the Carolina First Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof.

     6.5 SEC Filings; Financial Statements. (a) Carolina First has timely filed and made available to CB&T all SEC Documents required to be filed by Carolina First since December 31, 1993 (the "Carolina First SEC Reports"). The Carolina First SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and
(ii) did not, at the
time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Carolina First SEC Reports or necessary in order to make the statements in such Carolina First SEC Reports, in light of the circumstances under which they were made, not misleading. Except for Carolina First Subsidiaries that are registered as a broker, dealer, or investment advisor, no Carolina First Subsidiary is required to file any SEC Documents.

     (b) Each of the Carolina First Financial Statements (including, in each case, any related notes) contained in the Carolina First SEC Reports, including any Carolina First SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of Carolina First and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No Carolina First Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Carolina First as of December 31, 1997, included in the Carolina First Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. No Carolina First Entity has incurred or paid any Liability since December 31, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

     6.7 Absence of Certain Changes or Events. Since December 31, 1997, except as disclosed in the Carolina First Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 6.7 of the Carolina First Disclosure Memorandum, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, and (ii) the Carolina First Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Carolina First provided in Article 7.

     6.8 Tax Matters. (a) All Tax Returns required to be filed by or on behalf of any of the Carolina First Entities have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Carolina First Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Carolina First Material Adverse Effect, except as reserved against in the Carolina First Financial Statements or as disclosed in Section
6.8 of the Carolina First Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Carolina First Entities, except for any such Liens which are not reasonably likely to have a Carolina First Material Adverse Effect.

     (b) None of the Carolina First Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

     (c) The provision for any Taxes due or to become due for any of the Carolina First Entities for the period or periods through and including the date of the respective Carolina First Financial Statements that has been
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

made and is reflected on such Carolina First Financial Statements is sufficient, in the judgment of CB&T's management after consultation with CB&T's independent public accountants, to cover all such Taxes.

     (d) Deferred Taxes of the Carolina First Entities have been provided for in accordance with GAAP.

     (e) None of the Carolina First Entities is a party to any Tax allocation or sharing agreement, and none of the Carolina First Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Carolina First) or has any Liability for Taxes of any Person (other than Carolina First and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

     (f) No Carolina First Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     6.9 Allowance for Possible Loan Losses. In the opinion of management of Carolina First, the Allowance shown on the consolidated balance sheets of Carolina First included in the most recent Carolina First Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Carolina First included in the Carolina First Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Carolina First Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Carolina First Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Carolina First Material Adverse Effect.

     6.10 Assets. (a) Except as disclosed in Section 6.10 of the Carolina First Disclosure Memorandum or as disclosed or reserved against in the Carolina First Financial Statements, the Carolina First Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets, except for any such Liens or other defects of title which are not reasonably likely to have a Carolina First Material Adverse Effect. All tangible properties used in the businesses of the Carolina First Entities are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Carolina First's past practices.

     (b) All Assets which are material to Carolina First's business on a consolidated basis, held under leases or subleases by any of the Carolina First Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief or any other equitable relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     (c) The Carolina First Entities currently maintain insurance similar in amounts, scope and coverage to that maintained by other peer banking organizations. None of the Carolina First Entities has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under such policies of insurance and no notices have been given by any Carolina First Entity under such policies.

     (d) The Assets of the Carolina First Entities include all assets required to operate the business of the Carolina First Entities as presently conducted.


     6.11 Intellectual Property. Each Carolina First Entity owns or has a license to use all of the Intellectual Property used by such Carolina First Entity in the course of its business. Each Carolina First Entity is the owner of or has a license to any Intellectual Property sold or licensed to a third-party by such Carolina First Entity in connection with such Carolina First Entity's business operations, and such Carolina First Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Carolina First Entity is in

Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Carolina First threatened, which challenge the rights of any Carolina First Entity with respect to Intellectual Property used, sold or licensed by such Carolina First Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The conduct of the business of the Carolina First Entities does not infringe any Intellectual Property of any other person.

     6.12 Environmental Matters. (a) To the Knowledge of Carolina First, each Carolina First Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

     (b) To the Knowledge of Carolina First, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any Carolina First Entity or any of its Operating Properties or Participation Facilities (or Carolina First in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Carolina First Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

     (c) During the period of (i) any Carolina First Entity's ownership or operation of any of their respective current properties, (ii) any Carolina First Entity's participation in the management of any Participation Facility (to the Knowledge of Carolina First), or (iii) any Carolina First Entity's holding of a security interest in a Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Prior to the period of (i) any Carolina First Entity's ownership or operation of any of their respective current properties, (ii) any Carolina First Entity's participation in the management of any Participation Facility, or (iii) any Carolina First Entity's holding of a security interest in a Operating Property, to the Knowledge of Carolina First, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect.

     6.13 Compliance with Laws. Carolina First is duly registered as a bank holding company under the BHC Act. Each Carolina First Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Except as disclosed in Section 6.13 of the Carolina First Disclosure Memorandum, none of the Carolina First Entities:

          (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

          (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business, except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect; or

          (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Carolina First Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, (ii) threatening

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     to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, or (iii) requiring any Carolina First Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.14 Labor Relations. No Carolina First Entity is the subject of any Litigation asserting that it or any other Carolina First Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Carolina First Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Carolina First Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Carolina First Entity, pending or threatened, or to the Knowledge of Carolina First, is there any activity involving any Carolina First Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.15 Employee Benefit Plans. (a) Carolina First has delivered or made available to CB&T prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Carolina First Entity or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Carolina First Benefit Plans"). Any of the Carolina First Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Carolina First ERISA Plan." Each Carolina First ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue
Code) is referred to herein as a "Carolina First Pension Plan." No Carolina First Pension Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA.

     (b) All Carolina First Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect. Each Carolina First ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Carolina First is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Carolina First, no Carolina First Entity has engaged in a transaction with respect to any Carolina First Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Carolina First Entity to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

     (c) No Carolina First Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of a Carolina First Pension Plan, (ii) no change in the actuarial assumptions with respect to any Carolina First Pension Plan, and (iii) no increase in benefits under any Carolina First Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect or materially adversely affect the funding status of any such plan. Neither any Carolina First Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Carolina First Entity, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably
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likely to have a Carolina First Material Adverse Effect. No Carolina First
Entity has provided, or is required to provide, security to a Carolina First Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

     6.16 [Reserved].

     6.17 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Carolina First, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Carolina First Entity, or against any director, employee or employee benefit plan of any Carolina First Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Carolina First Entity, that are reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect.

     6.18 Reports. Since January 1, 1993, or the date of organization if later, each Carolina First Entity has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Carolina First Material Adverse Effect). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.19 Statements True and Correct. No statement, certificate, instrument or other writing furnished or to be furnished by any Carolina First Entity or any Affiliate thereof to CB&T pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Carolina First Entity or any Affiliate thereof for inclusion in the Registration Statement to be filed by Carolina First with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Carolina First Entity or any Affiliate thereof for inclusion in the Proxy Statement/Prospectus to be mailed to CB&T's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any Carolina First Entity or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement/Prospectus, when first mailed to the shareholders of CB&T, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Carolina First Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

     6.20 Authority of Sub. Sub will be at Closing a corporation duly organized, validly existing and in good standing under the Laws of the State of North Carolina as a wholly owned Subsidiary of Carolina First, with corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Carolina First, as the sole shareholder of Sub, will vote prior to the Effective Time the shares of Sub Common Stock in favor of adoption of this Agreement, as and to the extent required by applicable Law.

     6.21 Accounting, Tax and Regulatory Matters. No Carolina First Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.


     6.22 Opinion of Financial Advisor. Carolina First has received the opinion of The Robinson-Humphrey Company dated the date of this Agreement, to the effect that the consideration to be received in the Merger by the holders of Carolina First Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to CB&T.

     6.23 Millennium Compliance. Carolina First has made and is making inquiries of its software and data processing providers with respect to Year 2000 problem compliance, and is in compliance in all material respects with the Interagency Statement.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of CB&T. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina First shall have been obtained, and except as otherwise expressly contemplated herein, CB&T shall (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement. CB&T shall cooperate with Carolina First in terminating the CB&T ESOP and otherwise changing its benefit plans effective as of Closing.

     7.2 Negative Covenants of CB&T. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Carolina First shall have been obtained, and except as otherwise expressly contemplated herein, CB&T covenants and agrees that it will not do or agree or commit to do any of the following:

          (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity, or

          (b) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 except as reasonable and customary or in the ordinary course of the business of CB&T consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any CB&T Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the CB&T Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any CB&T Entity, or declare or pay any dividend or make any other distribution in respect of CB&T's capital stock; or

          (d) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, or as disclosed in Section 7.2(d) of the CB&T Disclosure Memorandum, issue, sell, pledge, encumber, authorize the
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

     issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of CB&T Common Stock or any other capital stock of any CB&T Entity, or any stock appreciation rights, or any option, warrant, or other Equity Right; or

          (e) adjust, split, combine or reclassify any capital stock of any CB&T Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of CB&T Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any CB&T Subsidiary (unless any such shares of stock are sold or otherwise transferred to another CB&T Entity) or (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned CB&T Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any CB&T Entity, except in accordance with past practice, as disclosed in Section 7.2(g) of the CB&T Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 7.2(g) of the CB&T Disclosure Memorandum; and enter into or amend any severance agreements with officers of any CB&T Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any CB&T Entity except in accordance with past practice disclosed in Section 7.2(g) of the CB&T Disclosure Memorandum; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits or other Equity Rights; or

          (h) enter into or amend any employment Contract between any CB&T Entity and any Person (unless such amendment is required by Law) that the CB&T Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any CB&T Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any CB&T Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any CB&T Entity for material money damages or restrictions upon the operations of any CB&T Entity; or

          (l) enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $250,000) or waive, release, compromise or assign any material rights or claims; or

          (m) incur or become obligated to incur any expenses exceeding $50,000, whether capitalized, expensed or otherwise, other than in the ordinary course of business, without Carolina First's prior written approval.

     7.3 Covenants of Carolina First. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of CB&T shall have been obtained, and except as otherwise expressly contemplated herein, Carolina First covenants and agrees that it shall
(a) continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Carolina First Common Stock and the business prospects of the Carolina First Entities and to the extent consistent therewith use all reasonable efforts to preserve intact the Carolina First Entities' core businesses and goodwill with their respective employees and the communities they serve, and (b) take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of Section 9.1(b) or 9.1(c), or (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any Carolina First Entity from acquiring any Assets or other businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Carolina First, desirable in the conduct of the business of Carolina First and its Subsidiaries, provided that such actions shall not materially delay the Effective Time or materially hinder consummation of the Merger. Carolina First further covenants and agrees that it will not, without the prior written consent of CB&T, which consent shall not be unreasonably withheld, amend the Articles of Incorporation or Bylaws of Carolina First, in each case, in any manner adverse to the holders of CB&T Common Stock as compared to rights of holders of Carolina First Common Stock generally as of the date of this Agreement.

     7.4 [Reserved].

     7.5 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.6 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, Carolina First shall prepare and file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Carolina First Common Stock upon consummation of the Merger. CB&T shall cooperate in the preparation and filing of the Registration Statement and shall furnish all information concerning it and the holders of its capital stock as Carolina First may reasonably request in connection with such action. CB&T shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting,
(i) CB&T and Carolina First shall prepare and file with the SEC a Proxy Statement/Prospectus and mail such Proxy Statement/Prospectus to the CB&T shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement/Prospectus, (iii) the Board of Directors of CB&T shall recommend to its shareholders the approval of the matters submitted for approval (unless the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the making of such recommendation, or the failure to withdraw or modify its recommendation, would constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law), (iv) the Board of Directors and officers of CB&T shall use their reasonable efforts to obtain such shareholders' approval (subject to the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determining in good faith that the taking of such actions would not constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law), and (v) Carolina First shall approve the Merger as the sole shareholder of Sub. Carolina First and CB&T shall make all necessary filings with respect to the Merger under the Securities Laws.

     8.2 [Reserved].

     8.3 Applications. Carolina First shall prepare and file, and CB&T shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Sub shall execute and file the Articles of Merger with the Secretary of State of the State of North Carolina in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, which is hereby reaffirmed and adopted, and incorporated by reference herein each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the
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

destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable.

     8.7 Press Releases. Prior to the Effective Time, CB&T and Carolina First shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no CB&T Entity nor any Affiliate thereof nor any Representatives thereof retained by any CB&T Entity shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent the Board of Directors of CB&T, after having consulted with and considered the advice of outside counsel, reasonably determines in good faith that the failure to take such actions would constitute a breach of fiduciary duties of the members of such Board of Directors to CB&T's shareholders under applicable law, no CB&T Entity or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish in connection with, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but CB&T may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by outside counsel. CB&T shall promptly advise Carolina First following the receipt of any Acquisition Proposal and the details thereof, and advise Carolina First of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. CB&T shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Affiliates and Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each CB&T Entity shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable Takeover Law, including Articles 9 and 9A of the NCBCA.

     8.11 Charter Provisions. Each CB&T Entity shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any CB&T Entity or restrict or impair the ability of Carolina First or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any CB&T Entity that may be directly or indirectly acquired or controlled by them, except as may be provided under Article 13 of the NCBCA.

     8.12 [Reserved].

     8.13 Agreement of Affiliates. CB&T has disclosed in Section 8.13 of the CB&T Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of CB&T for purposes of Rule 145 under the 1933 Act. CB&T shall use its reasonable efforts to cause each such Person to deliver to Carolina First not later than 30 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of CB&T Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Carolina First Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and, if the Merger is accounted for by the pooling-of-interests method of accounting, until such time as financial results covering at least 30 days of combined operations of Carolina First and CB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger is accounted for using the pooling-of-interests method of accounting, shares of Carolina First Common Stock issued to such affiliates of CB&T in exchange for shares of CB&T Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Carolina First and CB&T have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.13 (and Carolina First shall be entitled to place restrictive legends upon certificates for shares of Carolina First Common Stock issued to affiliates of CB&T pursuant to this Agreement to enforce the provisions of this Section 8.13). Carolina First shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Carolina First Common Stock by such affiliates.


     8.14 Employee Benefits and Contracts. Following the Effective Time, Carolina First shall provide generally to officers and employees of the CB&T Entities employee benefits under employee benefit and welfare plans (other than stock option or other plans involving the potential issuance of Carolina First Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Carolina First Entities to their similarly situated officers and employees; provided, that, for a period of 12 months after the Effective Time, Carolina First shall provide generally to officers and employees of CB&T Entities severance benefits with the following terms: (i) for Vice President and above, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than twelve months of compensation); (ii) for Assistant Vice President, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than nine months of compensation); and (iii) for all other employees, an amount equal to two weeks' compensation for each year of continuous employment with CB&T (such amount not to be less than one month nor greater than six months of compensation). All such payments will be paid in cash and in full, not later than 30 days after termination. Carolina First will offer such employees compensation for unused vacation days and career continuation counseling and will give each such employee priority consideration for future positions at Carolina First as they become available, consistent with said employee's ability to perform such duties. Carolina First and CB&T will cooperate to maintain the continuing employment of key employees during the pendency of the transaction contemplated herein. The foregoing severance benefits shall not be applicable to Allen W. Jackson, who is the subject of a separate agreement. For purposes of participation, vesting and (except in the case of Carolina First retirement plans) benefit accrual under Carolina First's employee benefit plans, the service of the employees of the CB&T Entities prior to the Effective Time shall be treated as service with a Carolina First Entity participating in such employee benefit plans. Carolina First also shall offer Ronnie D. Blanton an employment contract in the form attached hereto as Exhibit 3.

     8.15 Indemnification. (a) For a period of three years after the Effective Time, Carolina First shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the CB&T Entities (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions arising out of the Indemnified Party's service or services as directors, officers, employees or agents of CB&T or, at CB&T's request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under North Carolina Law and by CB&T's Articles of Incorporation and Bylaws as in effect on March 1, 1998, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not any Carolina First Entity is insured against any such matter. Nothing herein is intended, however, to affect the Indemnified Parties' rights to indemnity under CB&T's Articles of Incorporation and Bylaws (as in effect on March 1, 1998), subject to the Claims Letters to be delivered to Carolina First prior to Closing. Without limiting the foregoing, in any case in which approval by the Surviving Corporation is required to effectuate any indemnification, the Surviving
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

Corporation shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Carolina First and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 8.15, upon learning of any such Liability or Litigation, shall promptly notify Carolina First thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Carolina First or the Surviving Corporation shall have the right to assume the defense thereof and neither Carolina First nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Carolina First or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Carolina First or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Carolina First or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Carolina First and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Carolina First nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that neither Carolina First nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.16 Certain Policies of CB&T. Carolina First and CB&T shall consult with respect to their respective loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and CB&T shall make such modification or changes to its policies and practices, if any, prior to the Effective Time as may be mutually agreed upon. Carolina First and CB&T also shall consult with respect to the character, amount and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP, prior to the Effective Time, as may be mutually agreed upon by the Parties. Neither Party's representations, warranties, covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6:

          (a) Shareholder Approval. The shareholders of CB&T shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of Carolina First would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

          (d) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Carolina First Common Stock issuable pursuant to the Merger shall have been received.


          (f) Pooling Letters. Each of the Parties shall have received a letter, dated as of the date of the Effective Time, addressed to Carolina First, in form and substance reasonably acceptable to Carolina First, from KPMG Peat Marwick, L.L.P. to the effect that the Merger will qualify for pooling-of-interests accounting treatment. Each of the Parties also shall have received letters, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to Carolina First, in form and substance reasonably acceptable to Carolina First, from KPMG Peat Marwick, L.L.P. to the effect that such firm is not aware of any matters relating to CB&T which would preclude the Merger from qualifying for pooling-of-interests accounting treatment.


          (g) Tax Matters. Each Party shall have received a written opinion of counsel from Alston & Bird LLP, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of CB&T Common Stock for Carolina First Common Stock will not give rise to gain or loss to the shareholders of CB&T with respect to such exchange (except to the extent of any cash received), and (iii) none of CB&T, Sub or Carolina First will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under
     Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of CB&T and Carolina First reasonably satisfactory in form and substance to such counsel.

     9.2 Conditions to Obligations of Carolina First. The obligations of Carolina First to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Carolina First pursuant to Section 11.6(a):

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the representations and warranties of CB&T set forth in this Agreement shall be accurate and true as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 5.20, 5.21, and 5.22 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of CB&T set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.20, 5.21, and 5.22) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a CB&T Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CB&T to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. CB&T shall have delivered to Carolina First (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to CB&T and in Section 9.2(a) and 9.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by CB&T's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Carolina First and its counsel shall request.

          (d) Fairness Opinion. Carolina First shall have received from The Robinson-Humphrey Company a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be paid by Carolina First in connection with the Merger is fair, from a financial point of view, to Carolina First.


          (e) Affiliates Agreements. Carolina First shall have received from each affiliate of CB&T the affiliates letter referred to in Section 8.13, to the extent necessary to assure in the reasonable judgment of Carolina First that the transactions contemplated hereby will qualify for pooling-of-interests accounting treatment.


          (f) Shareholders' Equity. CB&T's shareholders' equity as of the Closing shall not be less than CB&T's shareholders' equity as of December 31, 1997, excluding for purposes of the calculation of such shareholders' equity the effects of (i) all costs, fees and charges, including fees and charges of CB&T's accountants, counsel and financial advisors, whether or not accrued or paid, that are related to the transactions contemplated by this Agreement, (ii) all net charges resulting from the application of FASB Statement No. 115 with respect to unrealized securities gains and losses, and (iii) any reductions in CB&T's shareholders' equity resulting from any actions or changes in policies of CB&T taken at the request of Carolina First, including those described in Section 8.16.

          (g) Exercise of Dissenter's Rights. Shareholders of CB&T shall not have given notice of their intent to exercise their statutory rights of dissent with respect to more than 5% of the outstanding shares of CB&T Common Stock.

          (h) Claims Letters. Each director and officer of each CB&T Entity shall have executed and delivered to Carolina First, letters in substantially the form of Exhibit 4 hereto, and which are reasonably satisfactory to Carolina First.

     9.3 Conditions to Obligations of CB&T. The obligations of CB&T to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CB&T pursuant to Section 11.6(b):

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the representations and warranties of Carolina First set forth in this Agreement shall be accurate and true as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time, except that representations and warranties which are confined to a specified date shall speak only as of such date. The representations and warranties of Carolina First set forth in Section 6.21 shall be true and correct in all material respects. The representations and warranties set forth in Section 6.3 shall be true and correct (except for inaccuracies which are de minimis in amount). There shall not exist inaccuracies in the representations and warranties of Carolina First set forth in this Agreement (including the representations and warranties set forth in Section 6.3 and 6.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Carolina First Material Adverse Effect; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or to the "Knowledge" of any Person shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Carolina First to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

          (c) Certificates. Carolina First shall have delivered to CB&T (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 9.1 as relates to Carolina First and in
     Section 9.3(a) and 9.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by Carolina First's Board of Directors and Sub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as CB&T and its counsel shall request.

          (d) Fairness Opinion. CB&T shall have received from Smith Capital, Inc. a letter, dated not more than five business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by CB&T shareholders in connection with the Merger is fair, from a financial point of view, to such shareholders.

          (e) Exchange Agent Certification. The Exchange Agent shall have delivered to CB&T a certificate, dated as of the Effective Time, to the effect that the Exchange Agent has received from Carolina First appropriate instructions and authorization for the Exchange Agent to issue a sufficient number of shares of Carolina First Common Stock in exchange for outstanding shares of CB&T Common Stock and that Carolina First has deposited with the Exchange Agent sufficient funds to pay a reasonable estimate of the cash payments necessary to make all fractional share payments as required by
     Section 3.5.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of CB&T, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of Carolina First and CB&T; or

          (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable, on the breaching Party; or

          (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of CB&T fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

          (e) By either Party in the event that the Merger shall not have been consummated by November 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e); or

          (g) By Carolina First, in the event that the Board of Directors of CB&T shall have resolved not to reaffirm or support the Merger (to the exclusion of any other Acquisition Proposal) or shall have affirmed, recommended or authorized entering into any other Acquisition Proposal or other transaction involving a merger, share exchange, consolidation or transfer of all or substantially all of the Assets of CB&T.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article 11 and Section 8.6(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4 and 11 and Sections 8.13, 8.14 and 8.15.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "1933 Act" shall mean the Securities Act of 1933, as amended.

          "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

          "Articles of Merger" shall mean the Articles of Merger to be executed by Sub and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1.

          "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "Carolina First Capital Stock" shall mean, collectively, the Carolina First Common Stock, the Carolina First Preferred Stock and any other class or series of capital stock of Carolina First.

          "Carolina First Common Stock" shall mean the 2.50 par value common stock of Carolina First.

          "Carolina First Disclosure Memorandum" shall mean the written information entitled

          "Carolina First BancShares, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to CB&T describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "Carolina First Entity" shall mean each of Carolina First and all Carolina First Subsidiaries.

          "Carolina First Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Carolina First as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by Carolina First in SEC Documents, and (ii) the consolidated balance sheets of Carolina First (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

          "Carolina First Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Carolina First and its Subsidiaries, taken as a whole, or (ii) the ability of Carolina First to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of Carolina First (or any of its Subsidiaries) taken with the prior informed written Consent of CB&T in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Carolina First, including expenses incurred by Carolina First in consummating the transactions contemplated by this Agreement.

          "Carolina First Stock Plans" shall mean the existing stock option and other stock-based compensation plans of Carolina First.

          "Carolina First Subsidiaries" shall mean the Subsidiaries of Carolina First, which shall include Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and all other Carolina First Subsidiaries described in
     Section 6.4 and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Carolina First in the future and held as a Subsidiary by Carolina First at the Effective Time.

          "CB&T Common Stock" shall mean the $2.50 par value common stock of CB&T.

          "CB&T Disclosure Memorandum" shall mean the written information entitled "Community Bank & Trust Company Disclosure Memorandum" delivered prior to the date of this Agreement to Carolina First describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

          "CB&T Entity" shall mean each of CB&T and all CB&T Subsidiaries.

          "CB&T Financial Statements" shall mean (i) the consolidated balance sheet (including related notes and schedules, if any) of CB&T as of December 31, 1997 and 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1997, 1996 and 1995, as filed by CB&T in SEC Documents, and (ii) the consolidated balance sheets of CB&T (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

          "CB&T Material Adverse Effect" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of CB&T, or (ii) the ability of CB&T to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of CB&T taken with the prior informed written Consent of Carolina First in contemplation of the transactions contemplated hereby, and (d) the Merger on the operating performance of CB&T, including expenses incurred by CB&T in consummating the transactions contemplated by this Agreement.

          "CB&T Stock Plan" shall mean the existing stock option and other stock-based compensation plans of CB&T.

          "CB&T Subsidiaries" shall mean the Subsidiaries of CB&T, which shall include any corporation, bank, savings association, or other organization acquired as a Subsidiary of CB&T in the future and held as a Subsidiary by CB&T at the Effective Time.

          "CB&T" shall mean Community Bank & Trust Company, a North Carolina
     Bank.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Confidentiality Agreement" shall mean that certain Confidentiality Agreement between CB&T and Carolina First.

          "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

          "Default" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit,
     (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a CB&T Material Adverse Effect or a Carolina First Material Adverse Effect, as applicable.

          "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

          "Equity Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Equity Rights.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

          "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, chief credit officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

          "Law" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

          "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

          "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "Nasdaq National Market" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

          "NCBCA" shall mean the North Carolina Business Corporation Act.

          "NYSE" shall mean the New York Stock Exchange, Inc.

          "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

          "Party" shall mean either CB&T or Carolina First, and "Parties" shall mean both CB&T and Carolina First.

          "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "Proxy Statement/Prospectus" shall mean the proxy statement/prospectus used by CB&T to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Carolina First relating to the issuance of the Carolina First Common Stock to holders of CB&T Common Stock.

          "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Carolina First under the 1933 Act with respect to the shares of Carolina First Common Stock to be issued to the shareholders of CB&T in connection with the transactions contemplated by this Agreement.

          "Regulatory Authorities" shall mean, collectively, the SEC, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

          "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

          "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "Shareholders' Meeting" shall mean the meeting of the shareholders of CB&T to be held pursuant to Section 8.1, including any adjournment or adjournments thereof.

          "Significant Subsidiary" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

          "Sub Common Stock" shall mean the $1.00 par value common stock of Sub.

          "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          "Surviving Corporation" shall mean CB&T as the surviving corporation resulting from the Merger.

          "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

          "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Allowance...................................................  Section 5.9
Carolina First Benefit Plans................................  Section 6.15
Carolina First Contracts....................................  Section 6.16
Carolina First ERISA Plan...................................  Section 6.15
Carolina First Pension Plan.................................  Section 6.15
Carolina First SEC Reports..................................  Section 6.5(a)
CB&T Benefit Plans..........................................  Section 5.15
CB&T Contracts..............................................  Section 5.16
CB&T ERISA Plan.............................................  Section 5.15
CB&T Options................................................  Section 3.6
CB&T Pension Plan...........................................  Section 5.15
CB&T SEC Reports............................................  Section 5.5(a)
Closing.....................................................  Section 1.2
Directors' Agreements.......................................  Section 5.24
Effective Time..............................................  Section 1.3
ERISA Affiliate.............................................  Section 5.15(b)
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(c)
Merger......................................................  Section 1.1
Takeover Laws...............................................  Section 5.21
Tax Opinion.................................................  Section 9.1(h)
Threshold Prices............................................  Section 3.1(c)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

     (b) Notwithstanding the foregoing, if, after the date of this Agreement and within six (6) months following

          (i) any termination of this Agreement

             (1) by Carolina First pursuant to Sections 10.1(b), 10.1(c), 10.1(f) (but only on the basis of the failure of CB&T to satisfy any of the conditions enumerated in Section 9.2, other than Section 9.2(d) or
        (e)) or 10.1(g), or

             (2) by either Party pursuant to Section 10.1(d)(ii) (with respect to approval of the shareholders of CB&T), or

          (ii) failure to consummate the Merger by reason of any failure of CB&T to satisfy the conditions enumerated in Section 9.2, other than Section 9.2(d) or (e), or 9.1(a) (as such section relates to approval by the shareholders of CB&T), any third-party shall acquire, merge with, combine with, purchase 25% or more of the Assets of, or engage in any other business combination with, or purchase any equity securities involving an acquisition of 25% or more of the voting stock of, CB&T, or enter into any binding agreement to do any of the foregoing (collectively, a "Business Combination") or any of the directors of CB&T individually or with other Persons enters into any commitment, option, agreement, understanding or arrangement (whether or not binding) with respect to any Business Combination, such third-party that is a party to the Business Combination shall pay to Carolina First, prior to the earlier of consummation of the Business Combination or execution of any letter of intent or definitive agreement with CB&T relating to such Business Combination, an amount in cash equal to the sum of $1.6 million, which amount represents the Parties' best estimate of the value of the management time, overhead, opportunity costs and other costs of Carolina First incurred by or on behalf of Carolina First in connection with the transactions contemplated by this Agreement which cannot be calculated with certainty. In the event such third-party shall refuse to pay such amounts within 10 days of demand therefor by Carolina First, the amounts shall be an obligation of CB&T and shall be paid by CB&T promptly upon notice to CB&T by Carolina First.

     11.3 Brokers and Finders. Except for Smith Capital, Inc. as to CB&T and except for The Robinson-Humphrey Company as to Carolina First, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by CB&T or by Carolina First, each of CB&T and Carolina First, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.14 and 8.15.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of CB&T Common Stock, there shall be made no amendment that pursuant to the NCBCA requires further approval by such shareholders without the further approval of such shareholders.

     11.6 Waivers. (a) Prior to or at the Effective Time, Carolina First, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by CB&T, to waive or extend the time for the compliance or fulfillment by CB&T of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Carolina First under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Carolina First.

     (b) Prior to or at the Effective Time, CB&T, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Carolina First, to waive or extend the time for the compliance or fulfillment by Carolina First of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CB&T under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CB&T.

     (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

CB&T:                        Community Bank & Trust Company
                             2 South Main Street
                             Marion, North Carolina 28752
                             Telecopy Number: (828) 659-7939

                             Attention: Ronnie D. Blanton

Copy to Counsel:             Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
                             2000 Renaissance Plaza
                             230 North Elm Street
                             Greensboro, North Carolina 27420
                             Telecopy Number: (910) 378-1001

                             Attention: Edward C. Winslow III

Carolina First:              Carolina First BancShares, Inc.
                             402 E. Main Street
                             Lincolnton, North Carolina 28092
                             Telecopy Number: (704) 732-7201

                             Attention: James E. Burt, III

Copy to Counsel:             Alston & Bird LLP
                             One Atlantic Center
                             1201 West Peachtree Street
                             Atlanta, Georgia 30309-3424
                             Telecopy Number: (404) 881-4777

                             Attention: Ralph F. MacDonald, III

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions; Articles and Sections. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                          CAROLINA FIRST BANCSHARES, INC.

                                          By:       /s/ JAN H. HOLLAR
                                            ------------------------------------
                                                       Vice President

                                          COMMUNITY BANK & TRUST COMPANY

                                          By:     /s/ RONNIE D. BLANTON
                                            ------------------------------------
                                                         President

                                LIST OF EXHIBITS


  1.     --   Form of Directors' Agreement. (sec. 5.24).
  2.     --   Form of agreement of affiliates of CB&T. (sec.sec. 8.13,
              9.2(g)).
  3.     --   Form of employment agreement between Carolina First and
              Ronnie D. Blanton. (sec. 8.14).
  4.     --   Form of Claims Letter (sec. 9.2(h)).

                                                                     APPENDIX II

                         OPINION OF SMITH CAPITAL, INC.

                              SMITH CAPITAL, INC.
                               200 HARGETT COURT
                        CHARLOTTE, NORTH CAROLINA 28211

TEL: 704 362 1563                                              FAX: 704 364 3451

The Board of Directors
Community Bank & Trust Company
2 South Main Street
Marion, North Carolina 28752


August   , 1998


Gentlemen:


     Community Bank and Trust Company ("Community" or the "Bank") and Carolina First BancShares, Inc. ("CFB") have entered into an Agreement and Plan of Merger dated as of June 4, 1998 (the "Agreement"), pursuant to which CFB will acquire Community by means of the merger ("Merger") of an interim North Carolina banking subsidiary of CFB (being formed) with and into Community and the conversion at the effective time of the Merger of each of the 1,345,080 outstanding shares plus options of the $2.50 par value common stock of Community ("Community Common Stock") into 1,021,202 shares of the $2.50 par value CFB common stock ("CFB Common Stock"). Each share of Community Common Stock shall be exchanged for approximately 0.74 shares of CFB Common Stock (the "Exchange Ratio").


     You have requested our opinion as to the fairness, from a financial point of view of the Exchange Ratio, to the holders of Community Common Stock.

     Smith Capital, Inc. is a North Carolina based corporation primarily engaged in: (1) performing valuations of and valuations related to closely held and publicly traded companies; and (2) providing financial advice related to mergers, acquisitions and divestitures of closely held and publicly traded companies.

     In arriving at our opinion set forth below, we have conducted discussions with members of senior management of Community and CFB concerning their business and prospects, have reviewed certain publicly available business and financial information and have considered certain other information prepared or provided to us in connection with the proposed Merger, including, among other things, the following:


          (1) Community's Annual and Quarterly Reports to Stockholders, Annual Reports on Form F-2 and 10-KSB, Annual Proxy Statement to Shareholders and related financial information for the three fiscal years ended December 31, 1997;


          (2) CFB's Annual Reports and Quarterly Reports to Stockholders, Annual Reports on Form 10-K, Annual Proxy Statement to Shareholders and related financial information for the three fiscal years ended December 31, 1997;


          (3) Community's Quarterly Report to Stockholders, Call Report and Quarterly Report on Form 10-QSB for the three months ended March 31, 1998;


          (4) CFB's Quarterly Report to Stockholders, Quarterly Report on Form 10-Q and Call Reports for its subsidiary banks for the three months ended March 31, 1998;

          (5) Certain publicly available information with respect to historical market prices and trading activity for Community and CFB and certain publicly traded financial institutions which Smith Capital, Inc. deemed relevant;

          (6) The Agreement;

          (7) Other financial information concerning the business and operations of CFB and Community, including certain audited financial information, and certain internal analyses and forecasts for Community and CFB prepared by the senior management of Community or CFB, respectively; and

          (8) Such financial studies, analyses, inquiries and other matters as we deemed necessary.


     Smith Capital, Inc. relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of its opinion. In that regard Smith Capital, Inc. assumed that the financial forecasts provided to it were reasonably prepared on a basis reflecting the best currently available judgment of Community and CFB. Any estimates contained in Smith Capital, Inc.'s analyses are not necessarily indicative of future results or values, nor do they purport to be appraisals or reflect prices at which securities could actually be bought or sold. Smith Capital, Inc. is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect thereto and has assumed, without independent verification, that such allowances for Community and CFB are adequate to cover such losses. In addition, Smith Capital, Inc. has not reviewed individual credit files nor has it made or obtained an independent appraisal of the assets and liabilities of Community or CFB or any of their subsidiaries. Smith Capital, Inc. has had discussions with Community and CFB regarding Year 2000 compliance. Smith Capital, Inc. is not an expert in determining the ability of either Community or CFB to handle any problems arising from this issue, and Smith Capital, Inc. has relied on assurances from Community and CFB as to their own assessment of their readiness to handle any such problems as they arise. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.


     Smith Capital, Inc.'s opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Community and does not constitute a recommendation to any stockholder of Community as to how such stockholder should vote with respect to the Merger. Our opinion has considered the relative merits of the Merger as compared to any alternative business strategies that might exist for Community. Our opinion does not address the effect of any other business combination in which CFB might engage.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Radio is fair, from a financial point of view, to the stockholders of Community.

                                          Very truly yours,

                                          /s/ SMITH CAPITAL, INC.
                                          SMITH CAPITAL, INC.

                                                                    APPENDIX III

                 OPINION OF THE ROBINSON-HUMPHREY COMPANY, LLC


                                August   , 1998


Board of Directors
Carolina First BancShares, Inc.
402 East Main Street
Lincolnton, North Carolina 28093

Dear Sirs:

     We understand that Carolina First BancShares, Inc. (the "Company") has entered into an agreement to purchase Community Bank & Trust Co. ("CB&T") ("the Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Definitive Merger Agreement (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid in the Proposed Transaction.


     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement;
(2) publicly available information concerning the Company and CB&T which we believe to be relevant to our inquiry; (3) financial and operating information with respect to the business, operations and prospects of the Company and CB&T furnished to us by the Company and CB&T; (4) a trading history of the Company's common stock from May 21, 1997 through May 21, 1998, and a comparison of that trading history with those of other companies which we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company and CB&T with those of other companies which we deemed relevant; and (6) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions which we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company's and CB&T's business, operations, assets, present condition and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.


     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company and CB&T, we have assumed that such forecasts/projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and CB&T. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of CB&T and have not made nor obtained any evaluations or appraisals of the assets or liabilities of CB&T. Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have also performed various investment banking services for the Company in the past and have received customary fees for such services.

                                      III-1

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid in the Proposed Transaction is fair to the Company.

                                Very truly yours,

                                     /s/  THE ROBINSON-HUMPHREY COMPANY, LLC

                                ------------------------------------------------
                                       The Robinson-Humphrey Company, LLC

                                      III-2

                                                                     APPENDIX IV

            EXCERPT FROM THE NORTH CAROLINA BUSINESS CORPORATION ACT
                 RELATING TO RIGHTS OF DISSENTING SHAREHOLDERS

SEC. 55-13-01 DEFINITIONS. -- In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 55-13-02 RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g); or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization;

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange; or (ii) held by at least 2,000 record shareholders, unless in either case:

          (1) The articles of incorporation of the corporation issuing the shares provide otherwise;

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

             a. Cash;

             b. Shares or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange, or held of record by at least 2,000 record shareholders; or

             c. A combination of cash and shares as set forth in subdivisions a. and b. of this subdivision.

SEC. 55-13-03 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights'; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

SEC. 55-13-20 NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC. 55-13-21 NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC. 55-13-22 DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC. 55-13-23 DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC. 55-13-24 SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 55-13-25 OFFER OF PAYMENT.

     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     (3) Supply a form for demanding payment;

     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

     (5) Be accompanied by a copy of this Article.

SEC. 55-13-25 PAYMENT.

     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) The payment shall be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26 FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-28 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT
              OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares; or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

SEC. 55-13-30 COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25; or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (a) Repealed by Session Laws 1997-202, s.4, effective October 1, 1997.

     (b) Reserved for future codification purposes.

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 55-13-31 COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The provisions of the North Carolina Business Corporation Act ("NCBCA") and Carolina First's Articles and Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities.

     The provisions for indemnification contained in Article IX of Carolina First's Articles are summarized below.

     Section 9.01 provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, and whether formal or informal (hereinafter, a "proceeding"), by reason of the fact:

          (i) that he or she is or was a director or Board-elected officer of the Corporation, or

          (ii) that he or she, being at the time a director or Board-elected officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other entity, including service with respect to an employee benefit plan (collectively, "another entity" or "other entity"), whether either in the case of clause (i) or in the case of clause (ii) the basis of such proceeding is alleged action or inaction (x) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other entity, or (y) in any other capacity related to the Corporation or such other entity while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Part 5 of Article 8, including
Section 55-8-57 (or successor provision or provisions) of the NCBCA as the same exists or may hereafter be amended (but, in the case of any such amendment, with respect to alleged action or inaction occurring prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees and charges, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection therewith. The persons indemnified by this Article IX are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, trustee, officer, employee or agent of such other entity; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Notwithstanding the foregoing, except as may be provided in the Bylaws or by the Board of Directors, the Corporation shall not indemnify any such indemnitee in connection with a proceeding (or portion thereof) initiated by such indemnitee unless such proceeding (or portion thereof) was authorized by the Board of Directors (but this prohibition shall not apply to a counterclaim, cross-claim or third-party claim brought by the indemnitee in any proceeding). The right to indemnification conferred in this Article IX: (i) shall be a contract right; (ii) shall not be affected adversely as to any indemnitee by any amendment of these Articles of Incorporation with respect to any alleged action or inaction occurring prior to such amendment; and (iii) shall, subject to any requirements imposed by law and the Bylaws, include the right to be paid by the Corporation the reasonable expenses (including attorneys' fees and charges) incurred in defending any such proceeding in advance of its final disposition.

     Section 9.02 provides that the rights to indemnification and to the advancement of expenses conferred in this Article IX are not intended to be and shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, these Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The Bylaws may contain such other provisions concerning indemnification, including provisions specifying reasonable procedures relating to and conditions to the receipt by

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

indemnitees of indemnification, provided that such provisions are not inconsistent with the provisions of this Article IX.

     Section 9.03 provides that the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any other officer, employee or agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another entity) or to any person who is or was a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another entity, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article IX in cases of the indemnification and advancement of expenses of directors and Board-elected officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors. If so indemnified, such person shall be included in the term "indemnitee" or "indemnitees" as used in this Article IX and in the Bylaws of the Corporation.

     The provisions relating to indemnification contained in Article XII of Carolina First's Bylaws are summarized below.

     Section 1 provides that the provisions of the Bylaws relating to indemnification are intended to supplement the indemnification provisions in the Articles of Incorporation pursuant to Sections 9.2 and 9.3 thereof. To the extent that such provisions in the Bylaws are inconsistent with the Articles, the provisions of the Articles of Incorporation shall govern. Terms defined in the Articles have the same meaning in the Bylaws.

     Section 2 provides that the Corporation may indemnify and advance expenses to its other officers, employees and agents to the same or any lesser extent as to its directors and Board-elected officers, as set forth in the Articles of Incorporation and in the Bylaws, and, if so indemnified, such persons shall be included in the term "indemnitee" or "indemnitees" as used in the Bylaws.

     Section 3 provides that if and to the extent the NCBCA requires, an advancement by the Corporation of expenses incurred by an indemnitee pursuant to clause (iii) of the last sentence of Section 9.1 of the Articles of Incorporation (hereinafter an "advancement of expenses") shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under the Articles of Incorporation or otherwise.

     Section 4 provides that if a claim for indemnification under Section 9.1 of the Articles of Incorporation is not paid in full by the Corporation within 60 days after it has been received in writing by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses only upon a final adjudication that, the indemnitee is not entitled to indemnification by reason of Section 55-8-57 of the NCBCA (or any successor provision or provisions). Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee is not entitled to indemnification by reason of Section 55-8-57 of the NCBCA (or any successor provision or provisions), nor an actual determination by the Corporation (including the Board of Directors, special legal counsel, or its shareholders) that the indemnitee is not entitled to indemnification by reason of such statutory limit, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to have or retain such advancement of expenses, under the Articles of Incorporation or the Bylaws or otherwise, shall be on the Corporation.

     Section 5 provides that the Corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the Corporation or another entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NCBCA.

     Section 6 provides that in the event that any of the provisions of the Bylaws (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

     The NCBCA's provisions for indemnification are summarized below.

     Section 55-8-51 of the NCBCA authorizes a corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if (i) he conducted himself in good faith;
(ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection (ii)(b) above. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of no contest or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described above. A corporation may not indemnify a director under this Section: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification permitted under this
Section in connection with a proceeding by or in the right of the corporation that is concluded without a final adjudication on the issue of liability is limited to reasonable expenses incurred in connection with the proceeding. The authorization, approval or favorable recommendation by the board of directors of a corporation of indemnification, as permitted by this Section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such indemnification shall be void or voidable on such ground.

     Section 55-8-52 provides that unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

     Section 55-8-53 provides that expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

     Section 55-8-54 provides that unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines that (i) the director is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the

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

corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in Section 55-8-51 or was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, as described in Section 55-8-51, but if he was adjudged so liable his indemnification is limited to reasonable expenses incurred.

     Section 55-8-55 provides that a corporation may not indemnify a director under Section 55-8-51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in
Section 55-8-51. The determination shall be made by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; or if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or by special legal counsel (i) selected by the board of directors or its committee in the manner prescribed above if a quorum of the board of directors cannot be obtained under subdivision and a committee cannot be designated, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel, as described above.

     Section 55-8-56 provides that unless a corporation's articles of incorporation provide otherwise an officer of the corporation is entitled to mandatory indemnification under Section 55-8-52, and is entitled to apply for court-ordered indemnification under Section 55-8-54, in each case to the same extent as a director. The corporation may indemnify and advance expenses under the NCBCA to an officer, employee, or agent of the corporation to the same extent as to a director; and may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

     Section 55-8-57 provides that in addition to the indemnification provided for in the previous Sections, a corporation may in its articles of incorporation or bylaws or by contract or resolution indemnify or agree to indemnify any one or more of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any provision in any articles of incorporation, bylaw, contract, or resolution permitted under this Section may include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein. The authorization, adoption, approval, or favorable recommendation by the board of directors of a public corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this Section, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation or bylaw provision or contract or resolution shall be void or voidable on such grounds. The authorization, adoption, approval, or favorable recommendation by the board of directors of a nonpublic corporation of any provision in any articles of incorporation, bylaw, contract or resolution, as permitted in this Section, which occurred prior to July 1, 1990, shall not be deemed an act or corporate transaction in which a director has a conflict of interest, and no such articles of incorporation, bylaw provision, contract or resolution shall be void or voidable on such grounds. Except as permitted in Section 55-8-31, no such bylaw, contract, or resolution not adopted, authorized, approved or ratified by shareholders shall be effective as to claims made or liabilities asserted against any director prior to its adoption, authorization, or approval by the board of directors. A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under any provision of this Chapter.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
 2        --   Agreement and Plan of Merger, dated as of June 4, 1998, by and between Carolina First and CB&T (included in Appendix I to the Proxy Statement/Prospectus and incorporated by
               reference herein)*
 3.1      --   Amended and Restated Articles of Incorporation*
 3.2      --   Amended and Restated Bylaws
 4.1      --   Specimen Common Stock Certificate (incorporated herein by
               reference to the Registrant's Registration Statement No.
               33-26861)
 5        --   Opinion of Alston & Bird LLP*
 8        --   Opinion of Alston & Bird LLP regarding federal income tax
               matters*
10.1      --   Lincoln Bank of North Carolina Deferred Compensation Plan
               for Directors (incorporated by reference to Registrant's
               Registration Statement No. 33-26861)
10.2      --   Lincoln Bank of North Carolina 1988 Incentive Stock Option
               Plan (incorporated by reference to Registrant's Registration
               Statement No. 33-26861)
10.3      --   Lincoln Bank of North Carolina 1983 Incentive Stock Option
               Plan (incorporated by reference to Registrant's Registration
               Statement No. 33-26861)
10.4      --   Profit Sharing Plan of Lincoln Bank of North Carolina
               (incorporated by reference to Registrant's Registration
               Statement No. 33-26861)
10.5      --   Registrant's 1990 Stock Option and Stock Appreciation Rights
               Plan, as amended incorporated herein by reference to
               Registrant's Annual Report on Form 10-K for the year ended
               December 31, 1990 (incorporated by reference to Registrant's
               Registration Statement No. 33-43037)
10.6      --   Employment Agreement and Deferred Compensation Agreement
               dated July 1, 1992 by and between Carolina First BancShares,
               Inc. and James E. Burt, III (incorporated by reference to
               the Registrant's Annual Report on Form 10-K for the year
               ended December 31, 1993, File No. 0-17939)
10.7      --   Employment Agreement dated September 8, 1992 by and between
               Lincoln Bank of North Carolina and James R. Beam
               (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No.
               0-17939)
10.8      --   Employment Agreement dated September 8, 1992 by and between
               Lincoln Bank of North Carolina and Stephen S. Robinson
               (incorporated herein by reference to the Registrant's Annual
               Report on Form 10-K for the year ended December 31, 1993,
               File No. 0-17939)

EXHIBIT
NUMBER                           DESCRIPTION OF EXHIBITS
-------                          -----------------------
10.9      --   Employment Agreement dated October 19, 1993 by and between
               Lincoln Bank of North Carolina and Carroll G. Heavner
               (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No.
               0-17939)
10.10     --   Employment Agreement dated June 4, 1998 by and between
               Community Bank & Trust Company and Ronnie D. Blanton*
10.11     --   Severance Agreement dated June 4, 1998 by and between
               Community Bank & Trust Company and Alan W. Jackson*
10.12     --   Consulting Agreement dated June 4, 1998 by and between
               Community Bank & Trust Company and Alan W. Jackson*
23.1      --   Consent of KPMG Peat Marwick LLP
23.2      --   Consent of KPMG Peat Marwick LLP
23.3      --   Consents of Alston & Bird LLP (included in Exhibits 5 and
               8)*
23.4      --   Consent of Smith Capital, Inc.
23.5      --   Consent of The Robinson-Humphrey Company, LLC
24        --   Powers of Attorney*
99.1      --   Form of Proxy of CB&T


---------------


* Previously filed with the Registrant's Registration Statement on Form S-4 (File No. 333-59729) on July 23, 1998


     (b) Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincolnton, State of North Carolina, on August 10, 1998.


                                          CAROLINA FIRST BANCSHARES, INC.

                                          By:    /s/ JAMES E. BURT, III
                                            ------------------------------------
                                                     James E. Burt, III
                                                         President


                               POWER OF ATTORNEY



     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 to the Registrant's Registration Statement has been signed by the following persons in the capacities indicated below, on August 10, 1998.



                      SIGNATURE                                              TITLE
                      ---------                                              -----
                          *                              Chairman of the Board and Chief Executive
-----------------------------------------------------      Officer and Director (Principal Executive
                  D. Mark Boyd, III                        Officer)

               /s/ JAMES E. BURT, III                    President and Director
-----------------------------------------------------
                 James E. Burt, III

                          *                              Treasurer (Principal Financial and Accounting
-----------------------------------------------------      Officer)
                   Janet H. Hollar

                          *                              Director
-----------------------------------------------------
                 John R. Boger, Jr.

                          *                              Director
-----------------------------------------------------
                  Charles A. James

                          *                              Director
-----------------------------------------------------
                 Samuel C. King, Jr.

                          *                              Director
-----------------------------------------------------
                  Harry D. Ritchie

                          *                              Director
-----------------------------------------------------
                 L. D. Warlick, Jr.

                          *                              Director
-----------------------------------------------------
                   Estus B. White

             By: /s/ JAMES E. BURT, III
  ------------------------------------------------
                 James E. Burt, III
                  Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT                         DESCRIPTION OF EXHIBITS
-------                         -----------------------
  2      --   Agreement and Plan of Merger, dated as of June 4, 1998, by and between Carolina First and CB&T (included in Appendix I to the Proxy Statement/Prospectus and incorporated by
              reference herein)*..........................................
  3.1    --   Amended and Restated Articles of Incorporation*.............
  3.2    --   Amended and Restated Bylaws.................................
  4.1    --   Specimen Common Stock Certificate (incorporated herein by
              reference to the registrant's Registration Statement No.
              33-26861)...................................................
  5      --   Opinion of Alston & Bird LLP*...............................
  8      --   Opinion of Alston & Bird LLP regarding federal income tax
              matters*....................................................
 10.1    --   Lincoln Bank of North Carolina Deferred Compensation Plan
              for Directors (incorporated by reference to Registrant's
              Registration Statement No. 33-26861)........................
 10.2    --   Lincoln Bank of North Carolina 1988 Incentive Stock Option
              Plan (incorporated by reference to Registrant's Registration
              Statement No. 33-26861).....................................
 10.3    --   Lincoln Bank of North Carolina 1983 Incentive Stock Option
              Plan (incorporated by reference to Registrant's Registration
              Statement No. 33-26861).....................................
 10.4    --   Profit Sharing Plan of Lincoln Bank of North Carolina
              (incorporated by reference to Registrant's Registration
              Statement No. 33-26861).....................................
 10.5    --   Registrant's 1990 Stock Option and Stock Appreciation Rights
              Plan, as amended incorporated herein by reference to
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1990 (incorporated by reference to Registrant's
              Registration Statement No. 33-43037)........................
 10.6    --   Employment Agreement and Deferred Compensation Agreement
              dated July 1, 1992 by and between Carolina First BancShares,
              Inc. and James E. Burt, III (incorporated by reference to
              the Registrant's Annual Report on Form 10-K for the year
              ended December 31, 1993, File No. 0-17939)..................
 10.7    --   Employment Agreement dated September 8, 1992 by and between
              Lincoln Bank of North Carolina and James R. Beam
              (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No.
              0-17939)....................................................
 10.8    --   Employment Agreement dated September 8, 1992 by and between
              Lincoln Bank of North Carolina and Stephen S. Robinson
              (incorporated herein by reference to the Registrant's Annual
              Report on Form 10-K for the year ended December 31, 1993,
              File No. 0-17939)...........................................
 10.9    --   Employment Agreement dated October 19, 1993 by and between
              Lincoln Bank of North Carolina and Carroll G. Heavner
              (incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, File No.
              0-17939)....................................................
 10.10   --   Employment Agreement dated June 4, 1998 by and between
              Community Bank & Trust Company and Ronnie D. Blanton*.......
 10.11   --   Severance Agreement dated June 4, 1998 by and between
              Community Bank & Trust Company and Alan W. Jackson*.........
 10.12   --   Consulting Agreement dated June 4, 1998 by and between
              Community Bank & Trust Company and Alan W. Jackson*.........
 23.1    --   Consent of KPMG Peat Marwick LLP............................
 23.2    --   Consent of KPMG Peat Marwick LLP............................
 23.3    --   Consents of Alston & Bird LLP (included in Exhibits 5 and
              8)*.........................................................
 23.4    --   Consent of Smith Capital, Inc...............................

EXHIBIT                         DESCRIPTION OF EXHIBITS
-------                         -----------------------
 23.5    --   Consent of The Robinson-Humphrey Company, LLC...............
 24      --   Powers of Attorney*.........................................
 99.1    --   Form of Proxy of CB&T.......................................


---------------


* Previously filed with the Registrant's Registration Statement on Form S-4 (File No. 333-59729) on July 23, 1998.